UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Dr. Tattoff, Inc.
(Exact name of registrant as specified in its charter)

Florida	20-0594204
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8500 Wilshire Boulevard, Suite 105
Beverly Hills, California, 90211
(Address of principal executive offices)

(310) 659-5101
(Registrant’s telephone number,
including area code)

Copies of communications to:

Terrence Childers
Bryan Cave LLP
1201 W Peachtree Street, NW
Atlanta, GA  30309

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

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EXPLANATORY NOTE

On February 14, 2011, we filed a registration statement on Form 10 with the Securities and Exchange Commission, or the SEC.  On April 1, 2011, we submitted a request to withdraw such registration statement. We are voluntarily re-filing this registration statement on Form 10 to register our common stock, par value $0.0001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  You should rely only on the disclosure in this registration statement, and not the disclosure in our withdrawn registration statement.

Throughout this registration statement, unless otherwise designated, the terms “we,” “us,” “our,” “Dr. Tattoff,” “the Company” and “our Company” refer to Dr. Tattoff, Inc., a Florida corporation; the terms “our clinics” and “our facilities” refer to the laser tattoo and hair removal clinics we currently manage or operate, or will manage or operate in the future, in accordance with applicable state and Federal law; and the terms “the business” or “our business” refer to the business of owning, operating and/or managing our clinics.

.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements express our expectations or predictions of future events or results. The statements are not guarantees and are subject to risk and uncertainty. Except as required by applicable law, including Federal securities laws, we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

In light of the significant uncertainties inherent in the forward-looking statements made in this registration statement, the inclusion of such statements should not be regarded as a representation by us or any other person that our objectives, future results, levels of activity, performance or plans will be achieved. We caution that these statements are further qualified by important factors that could cause actual results to materially differ from those contemplated in the forward-looking statements, including, without limitation, the following:

●	our failure to generate significant revenues from operations;

●	the availability and cost of capital required to fund our current and future operations;

●	Federal, state and local law and regulation, including regulation of the services provided at our clinics;

●	our failure to execute our business plan;

●	our failure to effectively execute our marketing strategies;

●	our failure to identify or negotiate new real property leases on reasonable terms as part of our expansion plans;

●	our ability to renew existing leases on reasonable terms;

●	the effect of competition in our industry;

●	our ability to protect our intellectual property;

●	our exposure to litigation;

●	our dependence on key management and other personnel, including the physicians providing services at our clinics;

●	a decline in the demand for services provided at our clinics;

●	the ability of holders of our securities to effect resales of our securities; and

●	the effect of adverse economic conditions generally, and on discretionary consumer spending and the availability of credit.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as “would,” “should,” “could” or “may.” Factors that may cause our actual results to differ materially from those described in such forward-looking statements include the risks discussed under “Item 1A. Risk Factors.”

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CAUTIONARY NOTE REGARDING INDUSTRY DATA

Unless otherwise indicated, information contained in this registration statement concerning our Company, our business, the services provided at our clinics, our industry and our general expectations concerning our industry are based on management estimates. Such estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, and reflect assumptions made by us based on such data and our knowledge of the industry, which we believe to be reasonable.

While we believe the data presented herein that is derived from information released by third-party sources is accurate, we have not independently verified this information and can provide no assurance regarding its accuracy.

WHERE YOU CAN FIND MORE INFORMATION

On March 16, 2010, we filed a Form 15 to deregister our common stock under Section 12(g) of the Exchange Act. As a result, as of the date of this registration statement, we are not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. Upon the automatic effectiveness of this registration statement 60 days following the date hereof (unless earlier withdrawn), we will be subject to the reporting requirements of the Exchange Act and the rules and regulations thereunder. Accordingly, upon the effectiveness of this registration statement, we will file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and, for a fee, copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services and the web site maintained by the SEC at www.sec.gov.

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Item 1. Business

General

Our clinics provide safe, minimally invasive and affordable laser tattoo and hair removal services in a relaxed environment. The services offered at our clinics are administered by licensed medical professionals in accordance with applicable state and Federal law. We currently manage four clinics located in southern California pursuant to a management services agreement with a contracting physician. This arrangement is structured to comply with a California state law limitation on the corporate practice of medicine. In addition, we own and operate one clinic located in Dallas, Texas.  As we expand into other states, applicable state law will govern how we structure the provision of services in our new clinics. Within this framework, we are seeking to become the first nationally branded laser tattoo and hair removal business.

We have supported the provision of over 118,000 procedures to more than 16,000 patients during our operating history. Our first clinic opened in Beverly Hills, California in July 2004. We opened our fourth clinic in southern California in February 2011 and our fifth clinic in Dallas, Texas in June 2011.  We currently anticipate opening at least one additional clinic in Texas in 2011 or the first quarter of 2012, and may open additional clinics in Texas, Georgia and Arizona in 2011 or the first or second quarter of 2012.

Corporate History; Recent Events

In February 2008, DRTATTOFF, LLC, a California limited liability company, merged with and into Lifesciences Opportunities Incorporated, a Florida corporation. The merged entity changed its name to Dr. Tattoff, Inc. in April 2008. Lifesciences Opportunities Incorporated had no operations prior to the merger. The merger was treated as a “public shell” reverse merger for financial reporting purposes.

On December 31, 2010, we completed an exempt offering of our common stock resulting in gross proceeds to the Company of approximately $2.8 million. See “Item 2. Financial Information – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 10. Recent Sales of Unregistered Securities – Company Financings” for a detailed description of our recent financing activity.  We used and expect to use the proceeds from our 2010 financing offering to repay indebtedness, fund expansion efforts and for working capital and general corporate purposes. In March 2010, in connection with the 2010 financing offering, our board of directors approved a restructuring plan that included the cancellation of certain of our outstanding equity warrants; the repayment of certain indebtedness to management, shareholders and other insiders; and the cancellation and conversion of certain indebtedness to third parties, including vendors, attorneys, accountants and other professionals. See “Item 7. Certain Relationships and Related Transactions, and Director Independence – Certain Relationships and Related Transactions” and “Item 10. Recent Sales of Unregistered Securities – 2010 Restructuring” for a detailed description of the cancellation and conversion of our indebtedness and warrants as part of the restructuring plan.

Prior to the launch of the 2010 financing, on March 16, 2010, we filed a Form 15 with the SEC to terminate our registration under Section 12(g) of the Exchange Act. Upon the filing of the Form 15, our obligation to file periodic and other reports with the SEC was immediately suspended; however, at the time of filing, we were not in compliance with Section 13(a) of the Exchange Act, which requires every issuer of a security registered pursuant to Section 12 of the Exchange Act to file periodic and other reports with the SEC, as we had not filed any quarterly reports on Form 10-Q, annual reports on Form 10-K or other reports since our quarterly report on Form 10-Q for the period ending June 30, 2008. We are filing this registration statement to register our common stock under Section 12(g) of the Exchange Act, and accordingly, upon the automatic effectiveness of this registration statement 60 days following filing, unless earlier withdrawn, we will be required to file periodic and other reports under Section 13(a) of the Exchange Act.  There can be no assurance that we will remain in compliance with Section 13(a) of the Exchange Act in the future. As a result of noncompliance with Section 13(a) of the Exchange Act, the SEC may revoke or suspend the registration of our common stock under Section 12(g) of the Exchange Act.

Services; Clinics

Laser Tattoo Removal

The laser tattoo removal services offered at our clinics are performed by licensed medical professionals using Q-switched lasers. These lasers deliver fast, powerful pulses in short intervals, thereby inducing selective photothermolysis. During a treatment, a patient may experience discomfort that can be alleviated through the use of numbing cream and chilled air.

Our clinics offer a free consultation to all prospective tattoo removal patients to determine, in part, the number of treatments required for the effective removal of a tattoo. Factors influencing this determination include skin type, tattoo location and tattoo color/size. Licensed medical professionals make this determination using the Kirby-Desai Scale, a scale developed by Dr. William Kirby and Dr. Alpesh Desai.  Dr. Kirby is a member of our board of directors and Dr. Desai is the owner of Pandora Laser Services, PLLC, which provides physician services to the Dallas clinic.  The Kirby-Desai Scale was first published in the March 2009 issue of The Journal of Clinical and Aesthetic Dermatology. To our knowledge, the Kirby-Desai Scale is the only published medically-based scale in existence that estimates the requisite number of laser treatments for effective tattoo removal.

The average tattoo requires approximately ten treatments spaced at least eight weeks apart to achieve effective removal. Each treatment is generally performed in 30 seconds to five minutes, depending on size, and is administered by a licensed medical professional with physician oversight in compliance with applicable law. For the six months ending June 30, 2011, our clinics performed a combined average of more than 65 laser tattoo removal treatments per operating day.

Pricing for tattoo removal services conducted at our California clinics is based primarily on the size of the tattoo and is determined by William Kirby, D.O., Inc., the entity with which we contract to provide medical services at our current clinics. We determine the pricing for tattoo removal services at our Dallas clinic.  Our clinics offer a variety of package discounts to prospective patients and satisfaction guarantees for the tattoo removal services performed. The average number of recommended tattoo removal treatments at our California clinics in 2010 and the first and second quarters of 2011 was ten, and the average cost for a package of ten tattoo removal treatments offered by our California clinics in 2010 and the first and second quarters of 2011 was approximately $1,250.

Laser Hair Removal

The laser hair removal services offered at our clinics are performed by licensed medical professionals using laser and/or Intense Pulse Light, or IPL, devices. In each case, the process involves the destruction of the hair follicle with light based heat and can cause minor discomfort.

Our clinics offer a free consultation to all prospective hair removal patients to determine the number of treatments required for the effective removal of hair. Factors influencing this determination include the location of hair on the body, hormone levels and genetic disposition for hair growth. Effective hair removal requires an average of seven to nine treatments spaced three to six weeks apart. Each treatment is generally performed in five to 30 minutes depending on the area being treated, and is administered by a licensed medical professional with physician oversight in compliance with applicable state law. For the six months ending June 30, 2011, our clinics performed a combined average of more than 30 laser hair removal treatments per operating day.

Pricing for hair removal services conducted at our California clinics is based on the size of the area being treated and is determined by William Kirby, D.O., Inc. We determine the pricing for hair removal services at our Dallas clinic.  Our clinics offer a variety of package discounts to prospective patients and satisfaction guarantees for the hair removal services performed. The average number of recommended hair removal treatments at our California clinics in 2010 and the first and second quarters of 2011 was seven for areas below the neck and nine for areas on and above the neck, and the average cost for a package of seven to nine hair removal treatments offered by our California clinics in 2010 and the first and second quarters of 2011 was approximately $1,100.

Clinic Physicians

We expect the physicians providing and supervising the laser tattoo and hair removal services offered at our clinics to have a reputation for providing quality dermatologic care within their respective markets and to meet our qualification criteria, which include an extensive review of state licensure, board certification, malpractice insurance and history, procedure experience and clinical outcome.

In connection with our California clinics, we entered into a management services agreement with William Kirby, D.O., Inc. pursuant to which we provide certain non-medical management, administrative and support services to the clinics in which William Kirby, D.O., Inc. provides laser tattoo and hair removal services. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc.  Our arrangement with William Kirby, D.O., Inc. is structured to comply with a California state law limitation on the corporate practice of medicine.  We sometimes refer to Dr. Kirby, William Kirby, D.O., Inc. and the physicians with whom we contract to provide services at our clinics as our “contracting physicians.” See “Revenue Sources – California” below for a detailed description of the management services agreement.

In connection with our Dallas clinic, we entered into a consulting physician agreement with Pandora Laser Services, PLLC, pursuant to which Dr. Alpesh Desai and/or other physicians engaged by Pandora Laser Services provide to our Dallas clinic (i) medical director services, (ii) assistance with the creation of clinic protocols and (iii) supervisory and consulting services regarding equipment procurement and operation, in each case consistent with applicable state and Federal law.  See “Revenue Sources – Texas” below for a detailed description of the consulting physician agreement.

We anticipate opening one additional clinic in Texas in 2011 or the first quarter of 2012, and we may open additional clinics in Texas, Georgia and Arizona in 2011 or the first or second quarter of 2012.  As we expand into other states, applicable state law will govern the structure of the provision of services in our new clinics.

Clinics; Equipment

Our clinics typically include one or more laser procedure rooms, private examination rooms and patient waiting areas. Each clinic is equipped with lasers and/or IPL devices in addition to air chilling devices, computer systems and standard office equipment. The lasers and IPL devices currently used at our Beverly Hills and Santa Ana clinics, as well as the laser used for hair removal in our Dallas clinic, are leased or owned by William Kirby, D.O., Inc. pursuant to capitalized leases/finance agreements with various third party financing sources. In addition, under the management services agreement, we have the right, at any time, to purchase the equipment from William Kirby, D.O., Inc. at a purchase price equal to the amount outstanding, if any, under the applicable capitalized lease/finance agreement. The laser used in our Montclair clinic for tattoo removal was purchased by us pursuant to a financing arrangement with the manufacturer. The laser used in our Montclair clinic for hair removal is owned by us with no encumbrance. The lasers used in our Dallas clinic for tattoo removal and our Encino clinic for hair removal were purchased by us pursuant to financing agreements with third party financing sources. With respect to our future clinics, we intend to purchase lasers pursuant to financing arrangements with third party financing sources.

Each of our clinics is managed by an office manager, employed by the Company, who is responsible for the day-to-day business operations of the clinic, including collection of patient payments, scheduling and supply re-ordering. We also employ a patient coordinator who serves as receptionist and coordinates patient appointments.

In accordance with California state law, William Kirby, D.O., Inc., our contracting physician, hires and employs its own medical staff, which typically includes a registered nurse, a physician assistant and/or an advanced registered nurse practitioner. These licensed medical professionals are responsible for the provision of the medical services provided at our California clinics, with physician oversight from Dr. Kirby.

We hire and employ the staff providing non-physician medical services at our Dallas clinic.  As we expand into other states, applicable law will govern our arrangements with the professionals providing services in our new clinics.

Industry

Laser Tattoo Removal

Laser tattoo removal is an elective, private pay procedure performed on an outpatient basis. According to the February 12, 2008 Harris Poll #15, the estimated percentage of the general population with one or more tattoos ranged from 10% to 20% in the United States, varying by region. In addition, according to a 2010 Pew Research Center report entitled “The Millennials: Confident. Connected. Open to Change,” the following percentages of the population in the United States have at least one tattoo, by age group:

●	38% of 18-29 year olds;

●	32% of 30-45 year olds; and

●	15% of 46-64 year olds.

Furthermore, a 2007 Forbes.com article states that there are more than 20,000 tattoo parlors currently operating in the United States, and, according to the Harris Poll #15, approximately 16% of Americans with a tattoo regret having it.

Laser Hair Removal

Laser hair removal is an elective, private pay procedure performed on an outpatient basis. Laser hair removal ranked as the third most popular nonsurgical cosmetic procedure in a 2009 report by The American Society for Aesthetic Plastic Surgery, and the most popular nonsurgical procedure performed by laser in the same report.

Competition

Our clinics compete with a variety of laser tattoo removal providers and laser hair removal providers, including:

●
Local Dermatologists.  Dermatologists offer laser tattoo removal and laser hair removal in addition to a variety of other clinical and cosmetic dermatological services within the communities in which we currently operate.

●	“Medi-Spa” Providers.

California:  Three companies (LaserAway, Celebrity Laser Spa and South Coast MedSpa) offer laser tattoo removal services in southern California as one of many aesthetic services, including cosmetic injectables, skin tightening/rejuvenation treatments, skin peels, microdermabrasion and facials.  These three companies operate a combined 14 clinics in southern California. In addition, numerous companies, including the three mentioned above, offer laser hair removal in southern California as one of many aesthetic services.

Texas:  An estimated 14 companies operate an estimated 16 clinics in the Dallas/Fort Worth area that offer laser tattoo removal services as one of a variety of other aesthetic services. In addition, numerous companies offer laser hair removal in the Dallas/Fort Worth area as one of many aesthetic services.

●	Specialists.

California: Tat2 Be Gone, Tattoo Removal Center and Tattoo Removal Laser Clinic are laser tattoo removal “specialists” that compete with our clinics in southern California.

Texas:  MEDermis Laser Clinic, Fade Fast Tattoo Removal and Dallas Tattoo Removal Clinic are laser tattoo removal “specialists” that compete with our Dallas clinic. Each of these competitors has one clinic in the Dallas/Fort Worth area.

In addition, Ideal Image and American Laser Centers are two national specialty providers of laser hair removal services that compete with the laser hair removal services provided at our clinics.

Business Strategy

Our objective is to position the Company as the first nationally branded laser tattoo and hair removal business. We differentiate the services offered at our clinics from those offered by our competitors by:

●
Focusing solely on laser tattoo and hair removal. Historically, laser tattoo and hair removal account for approximately 67% and 33% of our clinics’ revenues, respectively. The vast majority of businesses that compete with our clinics offer a wide variety of services, as opposed to limiting their respective businesses to laser tattoo and hair removal.  We believe that the significant experience and expertise we acquire by focusing exclusively on laser tattoo and hair removal services gives us a competitive advantage.  The staff at each of our California clinics is exposed to between 25-40 patients on a typical working day, most of whom receive either laser tattoo or hair removal treatments. We believe that this type of exposure provides the staff in our clinics with a rapid and focused education, resulting in greater knowledge, and in turn, greater efficiency of operations.  We believe that the credibility, name brand recognition and expertise we gain with our specialty focus will ultimately outweigh the benefits of “cross selling” other services to existing patients and attracting new patients seeking a wider variety of services.

●	Providing services in a relaxed environment. We design our facilities to create a non-imposing, relaxed environment in contrast to a typical doctor’s office or surgi-center.

●
Optimizing the location of our clinics. We seek to lease approximately 2,000 square feet of space in retail centers located in high volume traffic areas. With respect to new markets, we evaluate population demographics, analyze existing competition and identify local physicians to assess interest in developing a laser tattoo and hair removal business.  Based upon population and demographic analysis, we believe that our clinics are, and our future clinics will be, located in areas with higher concentrations of our target demographic than our competitors.

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Catering to our target demographic. Our ongoing patient demographic analysis shows that while a wide variety of individuals from various backgrounds seek the services offered at our clinics, the group that is most strongly represented consists of college-educated women between the ages of 20 and 40 who earn more than $50,000 a year.  Based in part on the continuous feedback we receive from our patients in the form of standard surveys regularly solicited online and by telephone, we locate and design our clinics, train our staff and structure our marketing campaigns to cater to our target demographic.

Additional elements of our business strategy include:

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Marketing. The most common media outlet used to locate and research the services offered at our clinics is the Internet. Efforts are ongoing to maintain and expand our Internet presence, including online advertising campaigns, social networking and website development. We also employ traditional media to market our Company and the services provided at our clinics, including but not limited to outdoor, print, radio and television advertising. In addition, our clinics benefit from the celebrity of Dr. William Kirby, a member of our board of directors, who, in addition to being widely regarded as one of the leading authorities on laser tattoo removal, is one of the most widely recognized personalities in reality television.

●
Advisory Committee. We recently constituted a Medical Advisory Board consisting of leading dermatologists. We anticipate that our Medical Advisory Board will be instrumental in recruiting and maintaining top medical talent as we expand into new markets. Following are the individuals serving on our Medical Advisory Board:

Alpesh Desai, D.O.
David E. Cohen, M.D.
Neil Swanson, M.D.
Tejas Desai, D.O.
Brian Berman, M.D.

●
Expansion. Our initial expansion focus is on large metropolitan markets that can support multiple clinic locations with favorable demographics, regulatory environments and competitive landscapes. We are currently evaluating new clinic sites in Texas, Georgia and Arizona, and we have identified over 40 other viable markets in the United States for expansion.  We estimate the cash requirements for each new clinic to be approximately $225,000, to be applied toward various start-up costs, including leasehold improvements, marketing expenses, equipment acquisition, supplies and personnel.  We project that a new clinic will achieve cash flow break even status within its first six operational months.

Based upon our marketing and advertising efforts as well as patient volume capabilities and history, we believe that Dr. Tattoff is currently positioned as the leading provider of tattoo removal services in southern California.  As we enter into new markets, we intend to replicate our most effective marketing methods to quickly establish Dr. Tattoff in such markets.  Through additional clinic openings throughout the country, continued effective marketing and advertising campaigns and ongoing efforts to continuously improve the customer experience, we intend to position the Company as the leading nationwide provider of laser tattoo and hair removal services.

Revenue Sources

California

Our source of revenues through June 30, 2011 consisted primarily of a management fee paid under a management services agreement with William Kirby, D.O., Inc. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. A description of the management services agreement and two other agreements we entered into with William Kirby, D.O., Inc. and Dr. Kirby are set forth below. Our agreement with William Kirby, D.O., Inc. is structured to comply with a California state law limitation on the corporate practice of medicine.

Management Services Agreement. Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc., under which we provide certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. Under the agreement, William Kirby, D.O., Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable clinics as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations. William Kirby, D.O., Inc. employs and pays the medical staff providing the services under this arrangement. Pursuant to the agreement, patient payables are deposited into the bank account of William Kirby D.O., Inc., and the Company prepares and makes payments on behalf of William Kirby D.O., Inc. with respect to employee salaries, employment taxes and employee benefits, among other payables. William Kirby, D.O., Inc. has the right to terminate the agreement upon a material breach by the Company, including but not limited to the Company’s failure to make payment when due and failure to otherwise provide the services required under the agreement.

The Company has responsibility for most of the operations of the business conducted at the clinics, except for the dispensing of patient care services, in accordance with California state law.  We do not own any equity in William Kirby D.O., Inc., and do not economically benefit from any increase in the value of William Kirby, D.O., Inc.  We provide services under this agreement to all four of our California clinics. Pursuant to the agreement, we have the exclusive right to manage any other practice sites operated by William Kirby, D.O., Inc.

Following are certain of the material terms of the Amended and Restated Management Services Agreement, a copy of which is filed as Exhibit 10.6 to this registration statement.

●	Term: A seven year initial term commencing on January 1, 2010 and ending on December 31, 2016.

●	Renewal Terms: Automatic renewal terms of five years each, unless notice is given at least 180 days before the end of the current term.

●
Fee: A management services fee to the Company of 73.5% of the gross revenues of William Kirby, D.O., Inc. The management fee was verified by The Mentor Group, Inc., a third party valuation firm, as being reflective of the fair market value of the services provided by the Company under the agreement in light of the time, cost, expense and business risk incurred by the Company thereunder, and is subject to adjustment to ensure the fee is reflective of fair market value based on an annual review performed by the parties and a written report from a third party valuation expert.

●	Intellectual Property License: William Kirby, D.O., Inc. has a nonexclusive revocable license to use the name “Dr. TATTOFF” owned by the Company.

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Security Interest:  The Company has the right to require William Kirby, D.O., Inc. to execute a security agreement pursuant to which the Company would have a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of William Kirby, D.O., Inc. under the agreement.

Medical Director Agreement. Effective January 1, 2010, we entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which we receive administrative, consultative and strategic services from William Kirby, D.O., Inc. The initial term of the agreement is five years, to be followed by automatic renewal terms of five years each. The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services.  In addition, pursuant to the agreement, Dr. Kirby and William Kirby, D.O., Inc. agree that he/it will not perform any services for any company or individual that directly competes with the services offered by the Company.  A copy of the agreement is incorporated by reference into this registration statement as Exhibit 10.7.

Shareholders Agreement. Effective January 1, 2010, we entered into a Shareholders Agreement with William Kirby, D.O., Inc. and Dr. Kirby, pursuant to which, upon the occurrence of certain triggering events described below, Dr. Kirby is required to transfer his interest in William Kirby, D.O., Inc. to another licensed person approved by the Company. Such triggering events include but are not limited to (i) the death or incapacity of Dr. Kirby, (ii) the loss of Dr. Kirby’s medical license, (iii) a breach of the obligations of William Kirby, D.O., Inc. and/or Dr. Kirby under the Amended and Restated Management Services Agreement or the Medical Director Agreement, (iv) the voluntary or involuntary transfer of Dr. Kirby’s interest in William Kirby, D.O., Inc. and (v) the termination of the Amended and Restated Management Services Agreement in certain circumstances.  Dr. Kirby’s transfer of his interest in William Kirby, D.O., Inc. can only be compelled upon the occurrence of one of these triggering events.  The Company has no ability to cause a change in the ownership of William Kirby, D.O., Inc. in the absence of the occurrence of one of these triggering events.  In addition, the Company has only the right to approve a replacement licensed physician, and does not have the unilateral ability to select such replacement.  A copy of the agreement is filed with this registration statement as Exhibit 10.11.

Revenue Sources - Texas

Funds from operations from the Dallas clinic we opened in June 2011 will serve as an additional source of revenue.  We own and operate our Dallas clinic in compliance with relevant Texas state law.  We entered into a consulting physician agreement with Pandora Laser Services, PLLC, pursuant to which Dr. Alpesh Desai or other physicians engaged by Pandora Laser Services provide to our Dallas clinic (i) medical director services, (ii) assistance with the creation of clinic protocols and (iii) supervisory and consulting services regarding equipment procurement and operation, in each case consistent with applicable Texas state and Federal laws and regulations.

Following are certain of the material terms of the consulting physician agreement with Pandora Laser Services, a copy of which is filed with this registration statement as Exhibit 10.12:

●
Duties of Consulting Physicians:  Includes, among other duties, reviewing and evaluating personnel performing services at our Dallas clinic; conducting audits of the laser hair removal operations of the Dallas clinic; reporting all adverse reactions and customer complaints to the Company’s management; conducting education and training of the Dallas clinic’s staff; assisting with the development of clinic policies; and evaluating safety and effectiveness of treatments offered at the clinic.  Pursuant to the agreement, Dr. Alpesh Desai or a designated alternate physician must be available in person or telephonically at all times during the clinic’s business hours for consultation with clinic personnel.  Additionally, Dr. Alpesh Desai is required to develop written protocols for the performance of laser procedures at the clinic and to maintain and annually review such protocols.

●	Fees: An annual rate of $60,000, payable in equal monthly installments.

●	Term: An initial term of one year, commencing on May 24, 2011, with automatic renewal for one year terms thereafter.

●
Restrictive Covenants:  Pursuant to the consulting physician agreement, Pandora Laser Services, Dr. Alpesh Desai and any alternate physician are subject to certain non-solicitation and non-competition covenants.

Intellectual Property

We own the rights to the registered trademark Dr. TATTOFF® and have granted a non-exclusive license to use these rights to William Kirby, D.O., Inc. in compliance with applicable California state law.  We have not granted any such license to any other person.  We continually seek to protect our intellectual property.

Employees

As of September 15, 2011, we employed 26 persons, 17 of whom were full-time employees.

As of September 15, 2011, William Kirby, D.O., Inc. employed 19 persons, nine of whom were full time.

Government Regulation

Certain of the Federal and state laws and regulations impacting our business and the services provided at our current and future clinics are set forth below. As we expand into new jurisdictions, we will analyze and constantly reevaluate our compliance with applicable Federal, state and local law.

●
Corporate Practice of Medicine. Certain states, including California and Texas, impose restrictions related to the practice of medicine by business entities. To comply with relevant California state law, we entered into a management services agreement with William Kirby, D.O., Inc. To comply with relevant Texas state law, we entered into a consulting physician agreement with Pandora Laser Services, PLLC. See “Our Revenue Sources – California” and “Our Revenue Sources – Texas” above for a description of the management services agreement and the consulting physician agreement.  See “California Restriction on the Corporate Practice of Medicine” and “Texas Restriction on the Corporate Practice of Medicine” below for a description of applicable California and Texas state law.

●
Licensing. Certain state and Federal laws and regulations govern the administration and licensing of the medical and technical staff providing services at our clinics. Each physician, registered nurse and physician assistant providing professional services at our clinics must, to the extent required by applicable law, hold valid licenses and have the required qualifications and/or experience for such services. Each person operating lasers at our clinics must, to the extent required by applicable law, hold valid licenses and/or have the required qualifications and/or experience for such services. Furthermore, these medical professionals are prohibited from providing services beyond the scope of their licensure and must operate lasers under appropriate supervision. In addition, certain states require that facilities providing laser tattoo and/or laser hair removal services obtain a license.  See “California Regulation of Physician Supervision” and “Texas Regulation of Laser Services” below for a description of applicable California and Texas state law.

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Anti-Kickback and Fee Splitting Laws. The business conducted at our clinics is subject to various state and Federal regulations restricting (i) kickback, rebate or division of fees between physicians and non-physicians, (ii) the manner in which a prospective patient may be solicited, (iii) the receipt or offering of remuneration as an inducement to refer patients and (iv) physician self-referral. See “California Anti-Kickback and Fee Splitting Laws” and “Texas Anti-Kickback Law”  below for a description of applicable California and Texas state law.

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FDA Approval. The lasers used in our clinics are medical devices subject to the jurisdiction of the Food and Drug Administration, or the FDA. The FDA has established stringent approval requirements applicable to the initial use and new uses of the lasers used in our clinics.

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Patient Confidentiality. The maintenance and safeguarding of patient records, charts and other information generated in connection with the provision of professional medical services at our clinics are regulated by state and Federal confidentiality laws and regulations, including the Health Insurance Portability and Accountability Act of 1996, the California Confidentiality of Medical Information Act (relevant to our California clinics) and the Texas Medical Privacy Act (relevant to our Dallas clinic and any future Texas clinics).

California Restriction on the Corporate Practice of Medicine

Section 2052 of the California Business & Professions Code provides that “(a)ny person who practices or attempts to practice, or who holds himself or herself out as practicing...[medicine] without having at the time of so doing a valid, unrevoked, or unsuspended certificate...is guilty of a public offense.” Further, Section 2400 of the Business & Professions Code provides that “(c)orporations and other artificial entities shall have no professional rights, privileges, or powers.” The California Medical Board has interpreted the forgoing to generally restrict the ownership of a corporation practicing medicine in California. Accordingly, under California law, a business entity such as the Company is not permitted to engage in the practice of medicine, although we may provide management services to a medical practice so long as we do not exercise excessive control over the medical practice, among certain other legal requirements. With respect to our California clinics, we provide marketing and practice management services to William Kirby, D.O., Inc. pursuant to a management services agreement. The management services agreement is intended to comply with applicable California state law.

California Regulation of Physician Supervision

In performing its services under the management services agreement, William Kirby, D.O., Inc. engages, compensates and supervises advanced registered nurse practitioners, physician assistants and registered nurses (either as employees or independent contractors) to assist with the tattoo and hair removal services performed at our current clinics. Accordingly, William Kirby, D.O., Inc. and Dr. William Kirby, its sole shareholder, must comply with relevant California state laws and regulations applicable to the provision of healthcare services by advanced registered nurse practitioners, physician assistants and registered nurses.

The California Medical Board has taken the position that a physician assistant may generally provide laser tattoo removal services under the supervision of a physician. Under California regulations (Title 16, Section 1399.545), such supervising physician must be available in-person or by electronic communication at all times during the physician assistant’s provision of such services.

However, the applicable nurse and nurse practitioner regulations are not as clear as the regulations governing supervision of a physician assistant. California Business & Professions Code 2725 provides that the practice of nursing includes operating under standardized procedures. In addition, the California Board of Registered Nursing has indicated that it is within a registered nurse’s scope of practice to use laser therapy for patients if there is an approved “standardized procedure,” or a policy or protocol developed through collaboration by the physician and the registered nurse. Although the standardized procedure must describe the scope of supervision required, the relevant California regulations (Title 16, Section 1474) describing the requirements for standardized procedures do not contain a legal definition of “supervision.” The California Medical Board has indicated that absent a legal definition, the plain English definition applies, where “supervision” is defined as “the act of supervising, which is to oversee, to direct, to have charge, to inspect, to provide guidance and evaluation.” The Medical Board has further elaborated that when functioning under “standardized procedures,” physicians need not be present in the facility when the procedures are performed; however, the facility must be a medical setting under the control of the physician. Further, the Medical Board has expressed its view that an appropriate prior examination is also required where prescriptive devices (such as lasers) will be used, which such examination may not be delegated to registered nurses. The Medical Board has not provided a definition of an “appropriate medical examination.” Pursuant to guidance issued by the Medical Board, after performing the examination, a physician, advanced registered nurse practitioner or physician assistant may delegate a procedure that utilizes a prescriptive device to a nurse working under standardized procedures. Furthermore, the Medical Board has indicated that physicians must be within a geographical distance that enables them to effectively provide supervision and support when needed or upon request. The California Medical Board has not formally adopted regulations that set forth all of the views expressed in this paragraph.

We believe that the services provided in our California clinics by Dr. Kirby and William Kirby, D.O., Inc. are in compliance with the California laws and regulations governing licensing and physician oversight. A physician is responsible for the overall clinical operations of our California clinics and is present or is available telephonically and/or via telemedicine technology (“store & forward” or teleconferencing technology) while laser procedures are performed at any of our clinics. Dr. Kirby provides supervision for all four of our California clinic locations; provided, however, when Dr. Kirby is unavailable, Dr. Kirby or William Kirby, D.O., Inc. makes arrangements with another board certified physician to provide supervision. In our California clinics, a physician, advanced registered nurse practitioner or physician assistant performs patient examinations and is on site when laser procedures are performed. A physician, advanced registered nurse practitioner, physician assistant or registered nurse performs the laser procedures. We believe that this satisfies the California laws, rules and regulations governing supervision of allied health care providers including the supervision of physician assistants and the implementation of standardized procedures and protocols for registered nurses and advanced registered nurse practitioners.

California Anti-Kickback and Fee Splitting Laws

Section 445 of the California Health and Safety Code, provides that “no person, firm, partnership, association or corporation, or agent or employee thereof, shall for profit refer or recommend a person to a physician, hospital, health-related facility, or dispensary for any form of medical care or treatment of any ailment or physical condition. The imposition of a fee or charge of any such referral or recommendation creates a presumption that the referral or recommendation is for profit.” A violation of Section 445 is a misdemeanor and may subject the offender to imprisonment in the county jail for not longer than one year and/or a fine of not more than $5,000.00. Further, a violation of Section 445 may be enjoined by the California Attorney General.

Section 650 of the California Business and Professions Code also makes it unlawful for a “licensee,” including a physician, to pay or receive any compensation or inducement for referring patients, clients or customers to any person or entity, irrespective of any membership or proprietary interest in or with the person or entity receiving the referral. Violation of the statute is a public offense punishable by imprisonment and/or a fine of not more than $10,000. Section 650 provides, however, that it is not unlawful for a physician to refer a patient to a health care facility solely because the physician has a proprietary interest or co-ownership in a health care facility, provided that (1) the physician’s return on investment for that proprietary interest or co-ownership is based upon the amount of capital investment or proportional ownership of the physician; and (2) the ownership interest is not based on the number or value of any patients referred. Further, Section 650 provides that the payment or receipt of consideration for services other than the referral of patients that is based on a percentage of gross revenue or a similar type of contractual arrangement is not unlawful if the consideration is commensurate with the value of the services furnished or with the fair rental value of any premises or equipment lease or provided by the recipient to the payor.

We believe that our relationships with Dr. Kirby and William Kirby, D.O., Inc. are in compliance with California’s anti-kickback and fee-splitting statutes.

Texas Restriction on the Corporate Practice of Medicine

Under Section 164.052 of the Texas Occupations Code, a physician commits a prohibited practice if he or she “directly or indirectly aids or abets the practice of medicine by a person, partnership, association, or corporation that is not licensed to practice medicine.”  Further, Section 155.001 of the Texas Occupations Code states that “a person may not practice medicine in [Texas] unless the person holds a license.” The Texas Board of Medicine generally interprets these provisions to (i) prohibit physicians from entering into partnerships, employee relationships, fee splitting or other arrangements with non-physicians where the physician’s practice of medicine is controlled or directed by, or fees are shared with a non-physician and (ii) permit physicians to enter into independent contractor arrangements with non-physicians.  We entered into an independent contractor arrangement with Pandora Laser Services, PLLC, pursuant to which Dr. Alpesh Desai or other physicians licensed in Texas provide medical director services for, develop protocols for and supervise and consult with the Company regarding equipment procurement and operation of our Dallas clinic.  We believe this arrangement to be in compliance with Texas law.

Texas Regulation of Laser Services

Texas requires a license for both the performance of laser procedures on humans and laser hair removal.  The regulations governing laser hair removal are new, and therefore the state is permitting laser hair removal facilities to obtain licenses as general laser facilities during this transition period.  We are licensed as a general laser facility and are working toward obtaining a laser hair removal facility license as the relevant law and regulations develop.  Both licenses will be necessary as our laser tattoo removal services will not be covered under the laser hair facility license.

Under both licenses, services generally must be supervised by a physician.  The physician does not need to be physically on site at the facility, but must be generally available for consultation and to provide emergency services.  In both cases, it is permissible to enter into an independent contractor agreement with a contracting physician for these services.  We have entered into an independent contractor agreement with Pandora Laser Services to provide these services to our Dallas clinic in compliance with applicable Texas laws and regulations.  Additionally, individuals performing hair removal treatments are required to obtain specific certification to operate such equipment.  Our employees performing such treatments have obtained the necessary certification to operate this equipment.

Texas Anti-Kickback Law

Section 102.001 of the Texas Occupations Code prohibits a person from knowingly offering to pay or accepting remuneration to or from another for securing or soliciting a patient or patronage for or from a person licensed, certified or registered by a state health care regulatory agency.  Any payment that is permitted under the Federal anti-kickback law or regulations is permitted under Texas law.  We pay our contracting physician in a manner that does not take into account any business that is referred to us (e.g., an hourly rate or a flat monthly fee).  We believe that this compensation structure is in compliance with Texas law.

Item 1A. Risk Factors

Our business is subject to certain risks, including those described below. If any event described in the following risk factors actually occurs, then our business, results of operations and financial condition could be adversely affected. See “Item 1. Business” and “Item 2. Financial Information” for additional information concerning these risks.

Risks Related to our Business

A significant majority of our revenues are currently derived from a management services agreement relating to our California clinics.

The revenues from our California clinics, which represent a significant majority of the Company’s revenues, are derived from services provided under a management services agreement with William Kirby, D.O., Inc. See “Item 1. Business – Revenue Sources – California” and “Item 7. Certain Relationships and Related Transactions, and Director Independence – Certain Relationships and Related Transactions – Agreements with William Kirby” for detailed descriptions of the management services agreement. Under the terms of the management services agreement, our management service fee is equal to 73.5% of the gross revenues of William Kirby, D.O., Inc., which fee may be adjusted upward or downward on an annual basis to reflect the fair market value of the services provided by us under the agreement. A downward adjustment of our management services fee could negatively impact our results of operations, cash flows and financial condition. Furthermore, although we do not own any equity in William Kirby D.O., Inc. and do not economically benefit from any increase in the value of William Kirby, D.O., Inc., if our management services agreement is terminated for any reason or William Kirby, D.O., Inc. defaults on its obligations thereunder, our operating results, cash flows and financial performance may be adversely affected. Although our management services agreement provides us with the right to approve (but not select) a replacement contracting physician upon the occurrence of certain pre-determined triggering events (and not at our discretion), we can give no assurance that a qualified replacement will be expeditiously identified and approved. The termination of our management services arrangement could have a material adverse effect on our financial condition, cash flows and results of operations.

We have a limited operating history on which to evaluate our operations.

We have a limited operating history on which to base an evaluation of our business and prospects. Since our inception, we have funded operations through operating cash flows (when available), sales of equity securities, loans from shareholders, directors and management, salary deferrals and the issuance of debt. We are subject to all of the business risks and uncertainties associated with a growth-stage company, which include, but are not limited to, rejection or partial acceptance of the services provided at our clinics, the inability to effectively market such services and the inability to obtain sufficient capital necessary to enable us to pursue our opportunities. Any failure to implement and execute our business and marketing strategy successfully, failure to respond to competition and failure to attract, integrate, retain and motivate qualified personnel and physicians could have a material adverse effect on our business and results of operations. In addition, our revenues and operating results are difficult to forecast and our future revenues are dependent in large part on our ability to successfully complete our planned expansion into new markets. Accordingly, our historical operating results should not be relied on as an indication of future performance.

A general reduction in spending on discretionary items and services could result in a reduced demand for the services provided in our clinics.

 Economic downturns typically adversely affect consumer spending, asset values, consumer indebtedness and unemployment rates, all of which could negatively impact our business. Our business depends on the market demand for laser tattoo and hair removal services in the geographic areas in which our clinics are located. The cost of tattoo and hair removal procedures are not reimbursed by third-party payors such as health care insurance companies or government programs. Accordingly, any significant decrease in consumer spending on these services may result in a corresponding decrease in the revenue generated at our clinics.  In addition, a general economic downturn may result in customers becoming less willing to purchase packages of treatments administered over a period of time, or deciding to extend the period between treatments. Our clinics may be forced to respond to a reduction in discretionary consumer spending by lowering the prices for services rendered. Accordingly, weak economic conditions in our target markets resulting in a reduction in discretionary consumer spending could lead to a decline in demand for the services provided at our clinics, longer sales cycles, lower prices for such services and reduced sales, which could have a material adverse effect on our financial condition, cash flows and results of operations.

We may experience a fluctuation in our revenues and results of operations.

Our future revenues and results of operations may vary from quarter to quarter. A number of factors, many of which are outside of our control, may cause variations in our results of operations, including: (i) the demand for laser tattoo and hair removal services, (ii) our ability to establish new clinics, (iii) unforeseen costs related to the establishment of new clinics, (iv) competition and pricing pressure, (v) increased expenses relating to a variety of factors, including facility operations, marketing and administration, (vi) the hiring, retention and utilization of key employees and (vii) general economic conditions. We may experience prolonged losses from operations that could adversely affect our long-term financial condition.

We will require additional capital to sustain our business and fund our future expansion.

On December 31, 2010, we held the final closing of an equity offering, pursuant to which we received gross proceeds of approximately $2,800,000. We used and expect to use the proceeds from the 2010 financing to repay certain indebtedness, fund our expansion efforts and for working capital and general corporate purposes. See “Item 10. Recent Sales of Unregistered Securities” for a detailed description of our 2010 financing. Although we have benefitted from a substantial cash infusion from the 2010 financing, we have historically experienced significant negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations in the near future. Accordingly, we expect to raise additional capital to fund our current operations and future expansion through the sale of securities and/or the issuance of debt. There is no assurance that we will be able to raise this additional capital on terms acceptable to us or at all. Our inability to generate sufficient funds from operations and third party financing sources may negatively impact our ability to successfully execute on our business plan.

Our auditors’ opinions express doubt about our ability to continue as a “going concern.”

The independent auditors’ reports on our December 31, 2010, 2009 and 2008, financial statements state that our historical losses raise substantial doubts about our ability to continue as a going concern. Our ability to continue as a going concern is subject to our ability to raise additional capital, increase sales and margins, and ultimately achieve sustained profitable operations. If we are unable to raise additional capital, we may have to discontinue operations or cease to exist, which would be detrimental to the value of our common stock. We can make no assurances that we will be able to raise a sufficient amount of funds to continue operations.

Global financial and economic conditions may deteriorate.

We can provide no assurance that funding for our current or future operating and capital needs will be available on favorable terms or at all. If funding is not available, we may be unable to fund current operations or our expansion efforts, which may adversely affect our revenues, financial condition and results of operations.

We can provide no assurance that our expansion efforts will be successful.

Our plans for national expansion and the opportunities, efficiencies and economies of scale achieved through expansion are critical elements of our business plan. Our ability to expand into new markets will depend on a variety of factors, including our ability to:

●	identify new markets receptive to our services;

●	identify facilities suitable for our new clinics;

●	negotiate leases for our new clinics on commercially reasonable terms;

●	attract and contract with qualified physicians in connection with the services provided in our clinics, in accordance with applicable state law;

●	market our services in new markets;

●	implement and integrate new, expanded or upgraded operations and financial systems, procedures and controls;

●	hire, train and retain new staff and managerial personnel;

●	expand our infrastructure; and

●	comply with applicable local, state and Federal law.

We can provide no assurance that we will be able to successfully expand our presence into new markets, if at all. Our inability to successfully execute on our plans for expansion may negatively impact our future results of operation and ability to execute on our business plan.

We may be unable to effectively manage our growth.

We may experience a period of rapid growth in the near or distant future.  In June 2011, we opened a new clinic in Texas and may open additional clinics in Texas, Georgia and Arizona in 2011 or the first or second quarter of 2012.  Significant short-term growth will strain our management, operational, financial and other resources. Our ability to manage future growth will depend on the implementation, expansion and/or subsequent improvement of a variety of systems, procedures and controls. Furthermore, we may need to train, motivate and manage newly hired employees and attract senior managers and other professionals in response to, or in anticipation of, any future growth. Our inability to effectively manage growth could negatively impact our business, financial condition and prospects.

The physicians providing services in our clinics will likely not devote 100% of their time to the Company’s business.

Dr. William Kirby, the sole shareholder of our current contracting physician for our California clinics and a member of our board of directors, devotes approximately 10% of his time to (i) treating patients outside of his relationship with us, (ii) research and continuing education, (iii) managing the business affairs of William Kirby, D.O., Inc. and (iv) interviews and other media activities which may or may not benefit our business. Dr. Kirby splits the balance of his time between supervising the provision of services at our clinics and advising the Company in his capacity as a member of our board of directors. We anticipate that all of the primary physicians with whom we contract, and who assume responsibility for ensuring the overall supervision and operation of our clinics, including Dr. Alpesh Desai (the owner of Pandora Laser Services, PLLC, with which we entered into a contracting physician agreement for our Dallas clinic), will similarly devote less than 100% of their time to our business or the provision of services at our clinics. There is a risk that our contracting physicians will not devote the requisite time to our business or the provision of services at our clinics, thereby adversely effecting our results of operations and financial condition.

The officers and directors of the Company exercise significant control over the Company.

Our officers and directors own approximately 15 million (16%) of our outstanding common stock as of September 15, 2011. As stockholders, these individuals may have a significant influence on matters requiring stockholder approval, including the election of directors and the approval of business combinations. This concentration of ownership also could have the effect of delaying, discouraging or preventing changes of control or changes in management, or limiting the ability of the Company’s other stockholders to approve transactions that they may deem to be in their best interests. Conflicts of interest may arise as a result of such ownership.

We may be unable to attract and retain qualified physicians.

A significant majority of our current revenues are derived from a management services agreement with William Kirby, D.O., Inc., which provides laser tattoo and hair removal services at our California clinics. The retention of the services of William Kirby, D.O., Inc. is critical to the success of our existing California clinics, and our expansion efforts are dependent on our ability to contract with additional qualified physicians. If we are unable to consistently attract, contract with and retain qualified physicians, our ability to maintain operations at existing clinics and open new clinics will be negatively affected.

Our strategy to promote the brand “Dr. TATTOFF®” may be unsuccessful.

Our promotion of the Dr. TATTOFF® brand and the services provided at our clinics is critical to the future success of our business and expansion efforts. We are unable to quantitatively measure the success of our current marketing campaigns or predict the future success of such campaigns in regions into which we may expand. Furthermore, we will require significant capital to fund our marketing efforts as we expand. We can provide no assurance that our revenues generated from future operations will be sufficient to fund our marketing efforts, or that we will be able to acquire the necessary funds from third party financing sources on terms acceptable to us or at all. Furthermore, we can provide no assurance that our marketing strategy will result in business generation or brand recognition in the markets into which we may expand.

Our current clinics are geographically concentrated in southern California.

Although we opened one clinic in Dallas in June 2011 and anticipate expanding our presence into other states in 2011 or the first or second quarter of 2012, our current clinics are geographically concentrated in southern California. As a result, our results of operations and financial condition are significantly tied to fluctuations in southern California economic conditions. A downturn in the economic conditions in southern California could negatively impact our financial condition, results of operations and cash flows.

We derive all of our revenue from laser tattoo and hair removal services.

We derive all of our revenue from laser tattoo and hair removal services. We do not have other diversified revenue sources to offset a significant decrease in revenues from the provision of laser tattoo and hair removal services at our clinics. A decline in the demand for laser tattoo and/or hair removal services generally may result in a reduction in revenues generated at our clinics, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Our clinics operate in a competitive environment and may have difficulty competing with larger and better financed competitors.

Our clinics compete with other local and national providers of laser tattoo and hair removal services. As laser tattoo and hair removal technology continues to develop and the demand for laser tattoo and hair removal services grows, the competition for the services provided at our current and future clinics may increase. Our clinics will compete based on a variety of factors, including quality of service, customer satisfaction and price and value. Some competitors may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. As a result, these competitors may be able to better respond to new or changing opportunities or customer requirements. Additionally, competing businesses could affect our ability to expand into other markets, generate sufficient revenues and maintain operations at a profitable level due to reduced margins or loss of market share. For all of the foregoing reasons, our clinics may not be able to compete successfully with current and future competitors.

An increase in the number of competing laser tattoo providers may harm our business.

Laser tattoo removal is a relatively new, but developing, procedure. As laser tattoo removal becomes more commonplace, new physicians and practice groups may begin to receive significant demand to economically justify the purchase or lease of laser tattoo removal technology. We currently use Q-switched lasers in our clinics, which have a retail price of approximately $125,000 to $150,000 per laser. A significant reduction in the price of lasers or a significant increase in the demand for laser tattoo removal could result in an increase in the number of competitors, thereby negatively impacting our business and prospects. To compete successfully, our clinics may be required to reduce prices, increase operating costs or take other measures that could have an adverse effect on our financial condition, results of operations, margins and cash flow.

We currently rely on third party financing of certain equipment used in our clinics, and our business plan contemplates the continued use of such financing.

The lasers currently used at our Beverly Hills and Santa Ana clinics, as well as the laser used for hair removal in our Dallas clinic, are leased or owned by William Kirby, D.O., Inc. pursuant to various capitalized leases/finance agreements with third party financing sources. In addition, under the management services agreement, we have the right, at any time, to purchase the equipment from William Kirby, D.O., Inc. at a purchase price of the amount outstanding, if any, under the applicable capitalized lease/finance agreement. The third party lessors/financers have a security interest in all of the underlying equipment at these three clinics. As a result, in the event that William Kirby, D.O., Inc. defaults on its obligations under an outstanding capitalized lease/financing agreement, then the underlying equipment may be subject to repossession and other assets of William Kirby D.O., Inc. may be subject to the lender’s security interests. The loss of any such equipment or assets may negatively impact our business.

We purchased the laser used in our Montclair clinic for tattoo removal pursuant to a financing arrangement with the manufacturer. We purchased the laser used in our Montclair clinic for hair removal with no encumbrance. We purchased the lasers used in our Dallas clinic for tattoo removal and our Encino clinic for hair removal pursuant to financing arrangements with third party financing sources.  In the event that we default on our obligations under an outstanding financing agreement, then the underlying equipment may be subject to repossession. The loss of any such equipment may negatively impact our business.

With respect to our future clinics, we intend to enter into similar financing arrangements with third party financing sources to provide lasers and certain other necessary equipment to our clinics. There can be no assurance that such financing will be available to us on terms acceptable to us or at all. In the event that financing is not available to us on terms acceptable to us, then our ability to acquire the equipment necessary for the provision of services at our clinics would be restricted, which may negatively impact our business.

Advances in laser tattoo and hair removal technology may render our equipment or the services provided at our clinics obsolete.

We believe that the technology, equipment and systems employed at our clinics are state-of-the-art, and we are constantly monitoring technological advances and reassessing the technology. However, there can be no assurance that new, improved or more efficient technology will not be developed, or that our clinics will not lose customers due to obsolete or outdated technology or require significant funding to update this technology.

We may be unable to protect our intellectual property rights or infringe on the intellectual property rights of others.

We own the rights to the registered trademark Dr. TATTOFF®. We license, on a nonexclusive basis, the use of our trademark to William Kirby, D.O., Inc., the provider of laser tattoo and hair removal services at our California clinics. We have not granted any such license to any other person.  We may enter into similar arrangements with physicians as we expand. We will seek to protect our current and future intellectual property and to respect the intellectual property rights of others. In protecting our intellectual property, we will rely on state and/or Federal law regarding copyright, patents, trademarks and trade secrets. Furthermore, while we will attempt to ensure that the integrity of our intellectual property rights is maintained through restrictions in the licenses we grant to third parties, our licensees may take actions that could impair the value of our brand, our proprietary rights or the reputation of our clinics. We cannot guarantee that we will succeed in obtaining, registering, policing or defeating challenges to our intellectual property rights or that our licensees will preserve the integrity of our brand. Any inability to register or otherwise protect our intellectual property rights could harm our business.

Furthermore, third parties may assert intellectual property infringement claims against us. These claims could result in significant liability to us, our inability to use key rights and the invalidation of our proprietary rights. Regardless of the outcome, any litigation could be time-consuming, expensive and could prove to be a distraction to management’s time and attention. Any of the foregoing occurrences could have a material adverse effect on our business and results of operations.

Our success will depend on our ability to hire and retain key personnel.

Our future success will depend on the skills, experience and efforts of our officers and key personnel and members of our board of directors. Our executive management team and members of our board of directors have significant experience in the healthcare industry, and the loss of any one of them could materially and adversely affect our ability to execute our business strategy. Specifically, the loss of Dr. William Kirby would have a material adverse effect on our current operations and prospects. As we expand, our success will similarly depend on our ability to attract, train and retain qualified personnel, and attract and contract with qualified physicians. A failure to attract, hire and retain qualified personnel and new contracting physicians could have a material adverse effect on our business, financial condition and expansion efforts.

Litigation brought against us may result in the expenditure of significant resources.

The services provided at our clinics involve medical procedures. As a result, we may become subject to claims and litigation arising out of the conduct of our business or the provision of services at our clinics, which include but is not limited to claims and litigation relating to:

●	adverse side effects and reactions resulting from laser tattoo and hair removal;

●	improper administration of laser tattoo and hair removal services; or

●	professional malpractice.

The Company and the physicians with whom we contract will carry liability insurance as required by law, but there is no certainty as to the adequacy of such liability insurance to cover future claims. Litigation of any type could result in significant expense to the Company associated with defending any claim or litigation, negative publicity and damage awards in excess of insurance coverage, among other expenses.

We may not be able to maintain or obtain insurance.

We currently maintain professional liability insurance, general liability insurance, property insurance, worker’s compensation insurance and director and officer liability insurance. Pursuant to our management services agreement with William Kirby, D.O., Inc., we agreed to procure and maintain medical malpractice and comprehensive general liability insurance policies on behalf of William Kirby, D.O., Inc. In addition, pursuant to the agreement, William Kirby, D.O., Inc. indemnifies the Company and its employees, officers, directors, representatives and agents from damages, liabilities and expenses incurred as a result of any action or omission by William Kirby, D.O., Inc and its employees and agents.  Pursuant to our consulting physician agreement with Pandora Laser Services, we agreed to procure and maintain medical malpractice insurance on behalf of Pandora Laser Services, Dr. Alpesh Desai and any alternate physician named under the consulting physician agreement. In addition, pursuant to the agreement, Pandora Laser Services indemnifies the Company and its employees and agents from damages, liabilities and expenses incurred as a result of any action or omission by Pandora Laser Services and its employees and agents.  As we expand, we may enter into similar agreements with physicians, in accordance with applicable state law. However, we cannot guarantee that any particular liability will be covered by insurance or that any judgment or damages will not exceed the limits of coverage.

In addition, the insurance policies obtained by us may not continue to be available to us or, if they are available, they may become too expensive for us to maintain. Our failure to maintain adequate insurance may have a material adverse effect on our financial condition and results of operations.

We may not be able to enter into or renew a lease for a clinic on favorable terms or at all.

Our clinics located in Beverly Hills and Encino are leased by William Kirby, D.O., Inc. pursuant to lease agreements with third party lessors. We have the right, but not the obligation, to use space at each of our current clinics for the provision of management services pursuant to the terms of the Amended and Restated Management Services Agreement with William Kirby, D.O., Inc. We are the named lessee with respect to the lease for our Montclair, Santa Ana and Dallas clinics, and we expect to be the named lessee under the leases with respect to our future clinics. William Kirby, D.O., Inc. or the Company, as applicable, may be unable to renew existing leases or enter into new leases on terms acceptable to us or at all. Higher lease costs could adversely impact our results of operations, cash flows and financial condition. Failure by a lessor to renew an existing lease could require the relocation of a clinic, which could disrupt our business and require significant capital expenditures for leasehold improvements.

Risks Related to Regulation of our Industry

The Company and the services provided at our clinics are subject to significant regulation.

The healthcare industry is heavily regulated and changes in laws and regulations can be significant. See “Item 1. Business – Government Regulation” for a description of certain of these laws and regulations. Many of these laws and regulations are ambiguous, and courts and regulatory authorities have provided limited clarification. Moreover, state and local laws vary from jurisdiction to jurisdiction. As we expand, we will need to analyze and constantly reevaluate our compliance with applicable local, state and Federal law. Our interpretations of applicable law and our business structure could be challenged. Any failure to comply with applicable law could result in substantial civil and criminal penalties. Non-compliance with applicable law could have a material adverse effect on our financial condition and could result in the cessation of our business.

The lasers used in our clinics are medical devices subject to Food and Drug Administration approval.

The lasers used in our clinics are medical devices subject to the jurisdiction of the FDA. The FDA has established stringent approval requirements applicable to the initial use and new uses of lasers used for medical purposes. Any noncompliance with the approved use of a laser or the failure of the suppliers of our lasers to comply with FDA requirements could subject us to product seizure, recalls, withdrawal of approvals and civil and criminal penalties, and could have a material adverse effect on our business, financial condition or results of operations.

The business conducted at our clinics is subject to new and amended Federal healthcare reform initiatives.

On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act. The new law enacts numerous changes impacting the delivery of health care and health care insurance in the United States. Further, legislative proposals continue to be introduced in Congress and various state legislatures that could cause additional major reforms of the U.S. healthcare system. We cannot predict whether any of these proposals will be adopted or the full extent of how they might affect our business or the business conducted at our clinics. During the course of congressional deliberations leading up to the new legislation, Congress considered a tax on cosmetic procedures. The final legislation included a tax on tanning services but not cosmetic procedures in general. If a tax on cosmetic procedures in general is implemented, it may result in higher costs for patients utilizing the services provided at our clinics, and a reduced demand for these services. We are unable to predict the ultimate outcome of healthcare reform efforts. However, should such reform efforts include a tax on the services provided at our clinics or otherwise increase the cost of such services, our business may be negatively impacted. New or revised legislation could have a material adverse effect on our business, financial condition and results of operations.

California and Texas regulations governing the level of physician supervision over advanced registered nurse practitioners, physician assistants and registered nurses are not definitive.

We have contracted with William Kirby, D.O., Inc. for the provision of laser tattoo and hair removal services at our current California clinics, in compliance with applicable California state law.  Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. and is a board certified dermatologist and licensed Osteopathic Physician and Surgeon in the State of California. With respect to our Dallas clinic, we entered into a consulting physician agreement with Pandora Laser Services, PLLC, owned by Dr. Alpesh Desai, a board certified dermatologist licensed in the State of Texas, in compliance with Texas state law. As we expand, applicable state law will govern how we structure the provision of services in our new clinics.

Dr. Kirby employs and supervises advanced registered nurse practitioners, physician assistants and registered nurses (either as employees or independent contractors) to assist with the tattoo removal services performed at our California clinics. Accordingly, Dr. Kirby must comply with relevant California state laws and regulations applicable to the provision of healthcare services by nurses, nurse practitioners and physician assistants. See “Item 1. Business – Government Regulation” for a description of such laws and regulations.

If the California Medical Board were to ultimately conclude that a physician must be within a limited number of miles from a clinic providing laser services, it would likely limit the number of procedures that can be conducted in our California clinics on any given day, thereby reducing the overall revenues to the physician and consequently reducing our management services fees. In addition, William Kirby, D.O., Inc. would likely seek modifications to our management services agreement that would either increase our costs or decrease our fees, and our ability to grow our business in the State of California would be negatively impacted.

The Company employs the non-physician medical personnel necessary to assist with the tattoo removal services performed at our Dallas clinic. Dr. Alpesh Desai, or a physician with whom Pandora Laser Services contracts, supervises such personnel. Accordingly, Dr. Alpesh Desai, and the physicians with whom Pandora Laser Services contracts, must comply with relevant Texas laws and regulations applicable to the provision of healthcare services by the Company’s non-physician medical personnel. With respect to our Dallas clinic, Texas has different laws and regulations applicable to the provision of laser tattoo and hair removal services by registered nurses, physician assistants and other licensed personnel. The laws and regulations applicable to the provision of hair removal services contain more detailed requirements than the laws and regulations applicable to the provision of laser tattoo removal services. See “Item 1. Business – Government Regulation” for a description of such laws and regulations.

Furthermore, if we expand our operations into other areas outside of California and Texas, persons working in our clinics will be subject to the applicable state’s licensing procedures and rules and regulations governing the level of physician supervision required, which may differ from those in California and Texas. If physicians, registered nurses, advanced registered nurse practitioners, physician assistants, and other licensed personnel performing or assisting in laser tattoo and hair removal services at our clinics are deemed to have violated the laws or the rules of the appropriate licensing agency with respect to their scope of practice, they may face disciplinary action, including suspension or revocation of their medical or nursing license or credentials, which could have a material adverse effect on the Company.

Our services provided under the management services agreement with William Kirby, D.O., Inc. could implicate California anti-kickback and profit splitting prohibitions and our consulting physician agreement with Pandora Laser Services, owned by Dr. Alpesh Desai, may implicate Texas anti-kickback laws.

“Item 1. Business – Government Regulation” sets forth a summary of the California anti-kickback and profit splitting prohibitions applicable to the services provided at our California clinics, as well as a summary of Texas anti-kickback laws applicable to the services provided in connection with our Dallas clinic. We believe that our agreements with William Kirby, D.O., Inc. (California) and Pandora Laser Services, PLLC, owned by Dr. Alpesh Desai (Texas) are in compliance with applicable state anti-kickback statutes. There is a risk, however, that services or items provided under any such agreement in California could be viewed as “referring or recommending” a person to a health-related facility “for profit” in violation of Health & Safety Code Section 445 or “referring” a person in violation of Business & Professions Code 650. There is also a risk that services or items provided under any such agreement in Texas would violate Section 102.001 of the Texas Occupations Code. We can provide no assurance that government enforcement agencies will not view our agreements with physicians as violating applicable state anti-kickback laws.

Our services provided under the management services agreement with William Kirby, D.O., Inc. and our engagement of physicians under the consulting physician agreement with Pandora Laser Services, owned by Dr. Alpesh Desai could be determined by the California Medical Board or the Texas Medical Board, respectively, to constitute the unlawful practice of medicine.

With respect to our California clinics, we provide marketing and practice management services to William Kirby, D.O., Inc. pursuant to a management services agreement. See “Item 1. Business – Revenue Sources – California” for a detailed description of the management services agreement and “Item 1. Business – Government Regulation” for a description of California regulation of the corporate practice of medicine. We believe that the management services agreement complies with applicable California state law. However, it is possible that the California Medical Board could allege or determine that our provision of management services to William Kirby, D.O., Inc. constitutes excessive control over the entity’s medical practice, that our fee for the provision of such services is excessive or that we are otherwise unlawfully engaged in the practice of medicine.

With respect to our Dallas clinic, we entered into a consulting physician agreement with Pandora Laser Services.  See “Item 1. Business – Revenue Sources – Texas” for a brief description of the contemplated consulting physician agreement and “Item 1. Business – Government Regulation” for a description of the Texas regulation of the corporate practice of medicine. Changes in applicable California and/or Texas state law may require us to terminate or materially modify the obligations and/or financial terms of our current and future services agreements. As we expand into other states, we may enter into similar agreements with physicians for the provision of services at our clinics, in compliance with applicable state law. Such agreements would be subject to the same risk of non-compliance with relevant state restrictions on the corporate practice of medicine.

Risks Relating to our Securities

There is currently no public or private trading market for our common stock.

Our common stock is not publicly traded or quoted on any stock exchange or other electronic trading facility. We have no present plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in our common stock. We cannot assure you that a trading market for our common stock will ever develop. Our common stock has not been registered for resale under the blue sky laws of any state. The holders of shares of our common stock, and persons who may wish to purchase shares of our common stock in any trading market that might develop in the future, should be aware that significant state blue sky laws and regulations may exist which could limit the ability of our shareholders to sell their shares.

Shares of our common stock are subject to dilution.

As of the date of this registration statement, we had approximately 97,593,872 shares of common stock issued and outstanding, warrants to purchase approximately 1,511,882 shares of our common stock outstanding, and options to purchase 6,766,000 shares of our common stock outstanding.  In addition, in January 2011, the Company issued a Purchase Option to Chicago Investments, Inc., a copy of which is incorporated by reference into this registration statement as Exhibit 10.9, pursuant to which Chicago Investments was granted the right to acquire up to 9,493,430 shares of common stock at an exercise price of $.052668 per share on or before August 10, 2011. On August 1, 2011,  the Company and Chicago Investments, Inc. entered into the First Amendment to Purchase Option.  In connection with the First Amendment, Chicago Investments assigned its right to exercise the option with respect to 4,746,715 shares to CIBC Trust Company (Bahamas) Limited, and the Company agreed to extend the term of the original option until August 10, 2012. On August 10, 2011, CIBC exercised the option and purchased 4,746,715 shares of the Company’s common stock for a purchase price of $250,000. A copy of the First Amendment is filed as Exhibit 10.10 to this registration statement.  Our board of directors has also authorized the issuance of warrants to purchase an additional 7,342,165 shares of common stock to advisors and placement agents in connection with our past and future fund raising efforts. If we issue additional shares of common stock in the future and do not issue those shares to all then-existing common shareholders proportionately to their interests, then such issuance will result in dilution to each shareholder by reducing the shareholder’s percentage ownership of the total outstanding shares of our common stock.

Our board of directors may issue shares of preferred stock that would adversely affect the rights of our common shareholders.

Our authorized capital stock includes 20,000,000 shares of preferred stock of which no preferred shares are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more series of preferred stock from the authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

●	the designation of, and the number of, shares constituting each series of preferred stock;

●	the dividend rate for each series;

●	the terms and conditions of any voting, conversion and exchange rights for each series;

●	the amounts payable on each series on redemption or our liquidation, dissolution or winding-up;

●	the provisions of any sinking fund for the redemption or purchase of shares of any series; and

●	the preferences and the relative rights among the series of preferred stock.

We could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the shares of our common stock and with preferences over the common stock with respect to dividends and in liquidation.

We do not anticipate paying dividends on our common stock in the foreseeable future.

We do not anticipate paying any dividends on our common stock in the foreseeable future. We intend to retain all available funds and future earnings, if any, for use in the operation and expansion of our business.

Our costs will increase significantly as a result of operating as a public reporting company, and our management will be required to devote substantial time to complying with public company rules and regulations.

As a result of becoming a reporting company under the Exchange Act, we will be required to file periodic and current reports, proxy statements and other information with the SEC and will be required to adopt and continuously evaluate policies regarding internal control over financial reporting and disclosure controls and procedures. The Sarbanes-Oxley Act of 2002, in addition to a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. As an Exchange Act reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. We also believe that compliance with the rules and regulations applicable to Exchange Act reporting companies and related compliance issues will divert time and attention of management away from operating and growing our business.

When we filed the Form 15 deregistering our common stock under Section 12(g) of the Exchange Act on March 16, 2010, we were not in compliance with Section 13(a) of the Exchange Act, and there can be no assurance that we will comply with Section 13(a) of the Exchange Act in the future.

On March 16, 2010, we filed a Form 15 with the SEC to terminate our registration under Section 12(g) of the Exchange Act. Upon the filing of the Form 15, our obligation to file periodic and other reports with the SEC was immediately suspended; however, at the time of filing, we were not in compliance with Section 13(a) of the Exchange Act, which requires every issuer of a security registered pursuant to Section 12 of the Exchange Act to file periodic and other reports with the SEC, as we had not filed any quarterly reports on Form 10-Q, annual reports on Form 10-K or other reports since our quarterly report on Form 10-Q for the period ending June 30, 2008. We are filing this registration statement to register our common stock under Section 12(g) of the Exchange Act, and accordingly, upon the automatic effectiveness of this registration statement, will be required to file periodic and other reports under Section 13(a) of the Exchange Act.  There can be no assurance that we will not fall out of compliance with Section 13(a) of the Exchange Act again in the future. If we do fall out of compliance with Section 13(a) of the Exchange Act, the SEC may revoke or suspend the registration of our common stock under Section 12(g) of the Exchange Act.  Failure to be in compliance with Section 13(a) of the Exchange Act may have a material adverse effect on our stock price and the value of our business if, as a result of such non-compliance, the SEC determines to revoke or suspend the registration of our common stock under Section 12(g) of the Exchange Act.

Item 2. Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is provided as a supplement to the accompanying financial statements and notes to help provide an understanding of the Company’s financial condition, cash flows and results of operations. MD&A is organized as follows:

Overview. This section provides a brief description of the Company’s business and operating plans.

Results of Operations. This section provides an analysis of the Company’s results of operations for the years ending December 31, 2010 and 2009, as well as results of operations for the six months ending June 30, 2011 and 2010.

Liquidity and Capital Resources. This section provides an analysis of the Company’s cash flows for the years ending December 31, 2010 and 2009, and six months ending June 30, 2011, as well as a discussion of the Company’s outstanding commitments that existed as of December 31, 2010 and June 30, 2011. Included in the analysis is a discussion of the amount of financial capacity available to fund the Company’s future commitments, as well as a discussion of other financing arrangements in 2010 and 2011.

Off-Balance Sheet Arrangements. This section discloses any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on the Company’s financial condition.

Critical Accounting Estimates. This section identifies those accounting estimates that are considered important to the Company’s results of operations and financial condition, require significant judgment and require estimates on the part of management in application.

Significant Accounting Policies. This section identifies those accounting policies that are considered important to the Company’s results of operations and financial condition, require significant judgment and require estimates on the part of management in application. All of the Company’s significant accounting policies, including those considered to be critical accounting policies, are summarized in Note 2 to the accompanying financial statements.

Overview

Our clinics provide safe, minimally invasive and affordable laser tattoo and hair removal services in a relaxed environment. The services offered at our clinics are administered by licensed medical professionals in accordance with applicable state and Federal law. We currently manage four clinics located in southern California pursuant to a management services agreement with a contracting physician. This arrangement is structured to comply with a California state limitation on the corporate practice of medicine. In addition, we own and operate one clinic located in Dallas, Texas.  As we expand into other states, applicable state law will govern how we structure the provision of services in our new clinics. Within this framework, we are seeking to become the first nationally branded laser tattoo and hair removal business.

We have supported the provision of over 118,000 procedures to more than 16,000 patients during our operating history. Our first clinic opened in Beverly Hills, California in July 2004. We opened our fourth clinic in southern California in February 2011 and our fifth clinic in Dallas, Texas in June 2011.

Our source of revenues through June 30, 2011, consisted primarily of a management fee paid under a management services agreement with William Kirby, D.O., Inc.  Pursuant to the management services agreement, we provide certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. The Company has responsibility for most of the operations of the business conducted at the clinics, except for the dispensing of patient care services, in accordance with California state law. As we expand into states outside of California, applicable state law will govern how we structure the provision of services in our new clinics.  Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. Under terms of the agreement, the percentage fee that we receive was increased from 60% to 73.5% and we agreed to absorb the cost of advertising while William Kirby, D.O., Inc. agreed to absorb the cost of credit card fees and discounts of approximately 4.5%. Advertising costs were approximately 13.6% of our revenue in 2010.  Accordingly, the amendment resulted in an increase in both revenue and expense and a favorable impact on our operating results that we estimate to be approximately $105,000 for the year ended December 31, 2010.

Funds from operations from the Dallas clinic we opened in June 2011 will serve as an additional source of revenue. In connection with our Dallas clinic, we entered into a consulting physician agreement with Pandora Laser Services, PLLC, pursuant to which Dr. Alpesh Desai, the sole member of Pandora Laser Services, or other physicians engaged by Pandora Laser Services provide to our Dallas clinic (i) medical director services, (ii) assistance with the creation of clinic protocols and (iii) supervisory and consulting services regarding equipment procurement and operation, in each case consistent with applicable state and Federal laws and regulations.

We differentiate the services offered at our clinics from those of competitors by:

●	focusing solely on tattoo and hair removal;

●	providing services in a relaxed environment;

●	optimizing the location of our clinics; and

●	catering to our target demographic.

Our initial expansion focus is on large metropolitan markets that can support multiple clinic locations with favorable demographics, regulatory environments and competitive landscapes. We are currently evaluating potential clinic sites in Texas, Georgia and Arizona, and have identified over 40 other viable markets in the United States for expansion.  We estimate the cash requirements for each new clinic to be approximately $225,000, to be applied toward various start-up costs, including leasehold improvements, marketing expenses, equipment acquisition, supplies and personnel.  We project that a new clinic will achieve cash flow break even status within its first six operational months.

Our laser tattoo services are performed by licensed medical professionals using Q-switched lasers and our hair removal services are similarly performed by licensed medical professionals using laser and/or Intense Pulse Light, or IPL, devices, in each case, with physician oversight in compliance with applicable state law. From time to time, William Kirby, D.O., Inc. and Pandora Laser Services evaluate the lasers used to perform procedures at the applicable clinic(s) and may recommend the use of new or additional technology.

Under our management services agreement with William Kirby, D.O., Inc., our management services fee is based on a percentage of the contracting physician’s gross revenues, whose revenues are primarily a function of the size and characteristics of the tattoo and the area of the body to be treated for hair reduction, less any refunds and credit card fees. The costs of operating our clinics are predominantly fixed or have a relatively small variable component, principally supplies. As a result, the contracting physician’s procedure volume can have a significant impact on our level of profitability since we operate under a fixed percentage of gross revenues arrangement. Management measures volume in “encounters,” which includes a visit to the clinic whether or not a purchase is made, and telephone sales. Management believes this measurement best represents the variable resource requirements, primarily staff time, and because other measures would be difficult and expensive to implement with little added benefit.

Our management service fees are affected by a number of factors, including but not limited to, our ability to assist the contracting physician to generate patients, placement for the physician through our consumer advertising and word of mouth referrals, the availability of patient financing and the effect of competition and discounting practices in the laser tattoo and hair removal industry. The majority of patients, approximately 85%, pay for services using a debit or credit card or one of two outside financing agencies whose services our contracting physician offers. Both of the outside financing agencies our contracting physician uses offer non-recourse programs. If the agency is unable to collect from the patient, it bears the cost thereof except in rare cases where there is a chargeback. Our contracting physician offers a refund if a tattoo is fully removed in a lesser number of treatments than the patient has purchased, and occasionally in other circumstances. Refunds were less than .3% of our contracting physician’s gross revenue in 2010. Refunds and chargebacks result in a reduction of our management fee. Deterioration of the availability of consumer credit is likely to impact our contracting physician’s revenue and ultimately, our management service fees.

William Kirby, D.O., Inc. does not provide financing but offers a program whereby patients can pay monthly via automatic charge. Currently, patients may cease participation in the program at any time and no interest is charged. The program was developed to meet the needs of patients who are unable to finance a purchase using a credit card or one of the outside financing agencies. Less than 2% of William Kirby, D.O., Inc.’s patients pay in this manner.

Effective marketing is an integral factor in our ability to generate patients and service fees for William Kirby, D.O., Inc. and ultimately our management service fees. Our marketing efforts have traditionally focused on our website and its placement on search engines, email campaigns directed towards existing patients, and word of mouth referral. The purpose of our marketing is to educate prospective patients about the advantages of laser tattoo and laser/IPL hair removal compared to alternatives and to attract them to our clinics.

Gift certificate sales represented approximately .5% of William Kirby, D.O., Inc.’s gross revenue in calendar 2010. The sale of gift certificates is included in William Kirby, D.O., Inc.’s gross revenue for purposes of calculating our management fee.

The fees generated by William Kirby, D.O., Inc., and therefore our management services fees, have historically been weak in the fourth quarter. We believe that patients are less inclined to purchase discretionary services in the months of November and December as they have atypical demands on both their time and financial resources.

Our revenues have continued to increase despite relatively unfavorable economic conditions. However, we do not have sufficient history to predict what may occur if economic conditions in the United States further deteriorate. We believe that the typical customer of the services offered at our clinics is young, educated and affluent with adequate disposable income to afford the services. However, tattoo and hair removal is discretionary for most individuals and they may delay or forego removal if faced with a reduction in income or increase in non-discretionary expenses. We also believe that poor economic conditions have resulted in increased pressure on pricing and an expectation of greater value for the money by patients. Management believes that such pricing pressure is a result of a decrease in consumer confidence in economic conditions and their employment prospects together with the increased availability of competitive pricing information on the internet. In addition, we believe that a portion of our core demographic is attracted to new coupon programs such as those offered by Groupon and Living Social, particularly with respect to hair removal where we face a larger number of competitors.

Our operating costs and expenses include:

●	management services expenses, including rent, utilities, parking and related costs to operate the clinics, laser equipment, maintenance costs, supplies, non-medical staff expenses and insurance;

●      marketing and advertising costs including marketing staff expense and the cost of outside advertising;

●      general and administrative costs, including corporate staff expense and other overhead costs; and

●      depreciation and amortization of equipment and leasehold improvements.

We currently anticipate opening at least one additional clinic in Texas in 2011 or the first or second quarter of 2012, and may open additional clinics in Texas, Georgia and Arizona in 2011 or the first or second quarter of 2012 assuming that the availability of growth capital exists, we can maintain a highly skilled management team, and our business model is shown to be successful in varying markets. To our knowledge, there is currently no nationally branded provider of such laser tattoo and hair removal services and the opportunity to gain first mover advantage is the motivation behind our aggressive expansion plan. To be successful, we believe that our new locations must be in areas attractive to our demographic, that our clinic staff must be adequately trained and motivated, and that our marketing programs must be effective.

We require substantial capital to fund our growth and will continue to seek substantial amounts of capital to effectuate our business plan. We have experienced significant negative cash flow from operations to date, and we expect to continue to experience significant negative cash flow in the future. Our inability to generate sufficient funds from operations and external sources will have a material adverse effect on our business, results of operations and financial condition. If we are not able to raise additional funds, we will be forced to significantly curtail or cease our operations. See “Liquidity and Capital Resources” below for additional information.

Results of Operations

Comparison of the Six Months Ended June 30, 2011 and the Six Months Ended June 30, 2010

The following table sets forth, for the periods indicated, selected items from our statements of operations, expressed as a percentage of revenues.

	Six Months Ended
	June 30, 2011	June 30, 2010

Revenues	100%	100%
Management Services Expenses	52%	54%
General & Administrative Expenses	100%	65%
Marketing and Advertising	28%	8%
Depreciation & Amortization	7%	7%
Operating Loss	88%	33%
Interest Expense	2%	12%
Restructuring Gain	-	-
Net Income (Loss)	(90%)	(45%)

Revenues.  Revenues increased by $417,000, or 43%, to approximately $1,379,000 for the six months ended June 30, 2011 compared to approximately $962,000 for the six months ended June 30, 2010. Encounters increased by 2,340 from 13,369 to 15,709 or 18%, while our average fee per encounter increased by approximately 22%  The opening of a new clinic in Southern California in February 2011, together with the opening of a clinic in Dallas in June 2011, accounted for  approximately 53% of the increase in encounters and 42% of the increased revenue.

Management Services Expenses.  Management services expenses consist primarily of salaries, wages and benefits for the employees who work at our clinics, rent and utilities for the clinic premises, and supplies.  Management services expenses increased by 39% in the aggregate and decreased 2% as a percentage of revenues to approximately $723,000 for the six months ended June 30, 2011 versus approximately $518,000 for the six months ended June 30, 2010. Labor and labor related costs increased by approximately $100,000, accounting for 49% of the total increase in management services expenses. Supply expense increased by approximately $62,000, accounting for 30% of the total increase in management services expenses. The opening of a fourth clinic in southern California in the first quarter of 2011 and another clinic in Dallas, Texas in the second quarter was responsible for the majority of the increases in expenses, accounting for 82% of the increase in labor costs and 59% of the increase in supply cost.

Marketing and Advertising Expenses.  Marketing and advertising expenses consist primarily of salaries, wages and benefits and the cost of outside advertising. Since early in 2008, we have relied principally on internet advertising. During 2010, we began advertising using outdoor billboards in addition to our internet advertising.  Marketing and advertising expenses were approximately $389,000 for the six months ended June 30, 2011, compared to approximately $73,000 for the six months ended June 30, 2010, an increase of approximately $316,000. Marketing and advertising costs represented 28% of management service revenue in 2011. Our management services agreement with our physician provider was amended effective January 1, 2010 resulting in a different methodology for determining the responsibility between the parties, accounting for substantially all of the cost increase.

General and Administrative Expenses.  General and administrative expenses include the salaries, wages and benefits for the employees who support the clinics including operational, legal and medical-professional oversight, finance and accounting, payroll and personnel, information technology, and risk management. Also included in our general and administrative expenses are professional fees paid to our attorneys, accountants, medical director and other advisors. General and administrative expenses also include insurance, travel, supplies and other costs associated with our corporate functions. General and administrative expenses increased by approximately $751,000 to approximately $1,385,000 for the six months ended June 30, 2011 when compared to $634,000 in the comparable period of the prior year. Salaries, wages and benefits increased by approximately 72% from $345,000 to $594,000. Of this increase, approximately 62% represents the value of common stock options granted under the Company’s Long-Term Incentive Plan and 26% represents the cost of additional personnel to support the opening of new clinics. Professional fees, including fees payable to our medical director, increased by approximately $453,000 to $671,000 for the six months ended June 30, 2011. An increase in legal fees of $198,000 and an increase in accounting fees of $185,000, were due primarily to the completion of audits for prior years, progress payments on our 2010 audit, and the costs of our preparing Form 10.

Depreciation and Amortization Expenses.  Depreciation and amortization consist of depreciation and amortization of leasehold improvements, lasers held under capital leases, and the furniture, computers, telephone systems and other equipment used in our operations.  Depreciation and amortization expenses increased by 42% in the aggregate to approximately $95,000 for the six months ended June 30, 2011 versus approximately $67,000 for the six months ended June 30, 2010. A new laser acquired in the third quarter of 2010 and leasehold improvements for the new southern California clinic, along with a new telephone system installed in the fourth quarter of 2010, contributed to the increase in depreciation and amortization.

Interest Expense.  Interest expense for the six months ended June 30, 2010 primarily related to $855,000 in principal amount of outstanding debentures issued in April 2008, $503,400 in principal amount of outstanding debentures issued between July and December 2008, $299,975 in principal amount of outstanding convertible notes issued in January and February 2008, our capital lease obligations totaling approximately $338,000, our related party notes, and insurance financing notes. Interest expense decreased by 59% in the aggregate and 10% as a percentage of revenue to approximately $57,000 for the six months ended June 30, 2011 versus approximately $139,000 for the six months ended June 30, 2010. The reduction in interest expense is a result of the restructuring of our obligations effective August 10, 2010 which resulted in the exchange of substantially all of our debt, except the capital leases and insurance financing notes, for common stock as described more fully in liquidity and capital resources.

Comparison of the Fiscal Year Ended December 31, 2010 and the Fiscal Year Ended December 31, 2009

The following table sets forth certain consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Twelve Months Ended
	December 31, 2010	December 31, 2009

Revenues	100%	100%
Management Services Expenses	48%	50%
General and Administrative Expenses	49%	73%
Marketing and Advertising	17%	9%
Depreciation and Amortization	5%	8%
Net Operating Loss	(19%)	(41%)
Interest Expense	(8%)	(21%)
Other Income (Expense)	2%	(2%)
Restructuring Gain	89%	-
Net Income (Loss)	63%	(65%)

Revenues.  Revenues increased by approximately $523,000, or 32%, to approximately $2,179,000 for the twelve months ended December 31, 2010 compared to approximately $1,656,000 for the twelve months ended December 31, 2009. Approximately $315,000 or 60% of the increase was due to a change in our management services agreement and was offset by additional expenses of approximately $211,000 that we are responsible for under the modified agreement. The remainder of the increase in revenue was primarily due to an increase of approximately 28% in the number of patient encounters in the practice we manage, offset by a decrease in the amount of cash per encounter collected by our contracting physician of approximately 13%. The amount of cash per encounter collected by our contracting physician decreased dramatically in the fourth quarter of 2008 as consumers reacted to disruptions in the economy and credit standards tightened and our contracting physician continued to experience pressure on pricing throughout calendar 2010. Cash per encounter collected by our contracting physician was approximately $118 in calendar 2010 compared to $135 in calendar 2009.

Management Services Expenses.  Management services expenses increased by 27% in the aggregate but decreased slightly as a percentage of revenue to 48% to approximately $1,054,000 for the twelve months ended December 31, 2010 versus approximately $831,000 for the twelve months ended December 31, 2009. Labor and labor related costs increased by approximately $79,000 or 15%. In addition, supplies costs increased by approximately $59,000 or 59% over the prior year. Approximately $37,000 of the increase in supplies was due to an increase in laser supplies purchased as we replaced handpieces on a number of older devices. Clinic rent increased by approximately $12,000 due to rent escalation clauses.

Marketing and Advertising Expenses.  Marketing and advertising expenses increased approximately $205,000 to $362,000 for the calendar year ended December 31, 2010, compared to approximately $157,000 for the prior year. Marketing and advertising costs represented 17% of management service revenue in 2010, compared to 9% in the prior year. In connection with the modification of our management services agreement, our revenue percentage was increased by approximately 13.5% and we agreed to absorb the costs of advertising. This accounted for approximately $202,000 of the increase in expense during 2010.

  General and Administrative Expenses.  General and administrative expenses decreased by 12% in the aggregate down to 49% as a percentage of revenues to approximately $1,076,000 for the twelve months ended December 31, 2010 versus approximately $1,217,000 for the twelve months ended December 31, 2009. Labor and labor related costs decreased by approximately $24,000 or 4%. Professional fees decreased by 8% from approximately $342,000 to $308,000, accounting for 24% of the total decrease in general and administrative expenses. The decrease in professional fees was a result of  the favorable impact of settlement agreements we reached with our former counsel and former CEO totaling approximately $112,000. This reduction was offset by additional fees paid to our medical director of $100,000.  Other general and administrative expenses decreased 33% or approximately $92,800, of which approximately $79,000 was a reduction in credit card fees and discounts that we absorbed under our prior management services agreement with William Kirby, D.O., Inc.

 Depreciation and Amortization Expenses.  Depreciation and amortization expenses decreased by 12% in the aggregate and approximately 5% as a percentage of revenue to approximately $113,000 for the twelve months ended December 31, 2010 versus approximately $128,000 for the twelve months ended December 31, 2009. The decrease was principally a result of some of our older assets reaching the end of their useful life in 2010.

Other Income (Expense).  Interest expense decreased by approximately 49% in the aggregate and to 8% as a percentage of revenue to approximately $176,000 for the twelve months ended December 31, 2010 versus approximately $345,000 for the twelve months ended December 31, 2009. The primary reason for the decrease is due to the restructuring plan which took effect in August 2010 and the elimination of amortization of deferred financing costs in 2009.

Reorganization Program and Troubled Debt Restructuring.  In March 2010, the board of directors of the Company approved an informal plan of restructuring of the Company’s affairs in connection with a third party financing proposal. The plan included a restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties. See “Liquidity and Capital Resources” for a description of the 2010 restructuring.

Liquidity and Capital Resources

We have historically funded the development and growth of our business with cash generated from operations, shareholder loans and advances, and third party financing. During 2009 and 2010, the increase in cash resulted primarily from the sale of securities. The proceeds were used to pay operating expenses, purchase new equipment, retire debt and prepare to open new clinics.

Going Concern Issues

At December 31, 2010, the Company had accumulated losses of approximately $2,093,000. In 2010, the Company had net income of approximately $1,376,000, comprised of a gain of $1,940,663 from restructuring, while sustaining a loss from operations of approximately $564,000; however, the Company has not yet produced positive cash flow from operations. The Company’s ability to continue as a going concern is predicated on its ability to raise additional capital, increase sales and margins, and ultimately achieve sustained profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the Company will need to continue to raise additional outside capital to expand the number of clinics in operation and reduce the level of professional fees it incurs to address its losses and ability to continue to operate. The Company intends to raise additional capital and continue opening additional clinics to achieve this goal.

In connection with the 2010 restructuring (described below), the Company also expanded its board of directors to include individuals with substantial experience in raising capital and numerous relationships that may assist the Company in achieving its goals. In the event that the Company is unsuccessful in raising adequate equity capital, management will attempt to reduce losses and preserve as much liquidity as possible. Steps management would likely take would include limiting capital expenditures, reducing expenses and leveraging the relatively few assets that it owns without encumbrance. A reduction in expenses would likely include personnel costs, professional fees, and marketing expenses. While management would attempt to achieve break-even or profitable operations through these steps, there can be no assurance that it will be successful.

In March 2010, the board of directors of the Company approved an informal plan of restructuring of the Company’s affairs in connection with a third party financing proposal. The plan included a restructuring of the Company’s common stock ownership, the repayment of certain of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors, attorneys, accountants, and noteholders.

The plan was developed in connection with a term sheet from Chicago Investments, Inc., as lead investor, pursuant to which the restructuring would occur and a new investment of at least $1,250,000 and up to a maximum of $3,000,000 would be made in the Company. Following is a description of the material elements of the plan:

●
The conversion of all outstanding principal and interest due on convertible notes issued by the Company and its predecessor between July 2007 and June 27, 2008 into shares of common stock and the cancellation of such notes and all warrants issued in connection with such notes. All of the holders of the convertible notes agreed to the conversion and 3,256,600 shares of common stock were issued to the holders in exchange for $382,094 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company in April 2008 into shares of common stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the April 2008 debentures agreed to the conversion and 6,300,100 shares of common stock were issued to the holders in exchange for $1,066,369 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company between July 2008 and December 2008 into shares of common stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the July 2008 debentures agreed to the conversion and 3,523,197 shares of common stock were issued to the holders in exchange for $606,010 in outstanding principal and interest.

●
The conversion of all of the outstanding principal and interest due on notes issued by the Company in November 2007 and October 2008, and held by insiders, including management and former members of management and the board of directors into shares of common stock and the cancellation of such notes. All of the holders agreed to the conversion and 815,462 shares of common stock were issued to the holders in exchange for $130,474 in outstanding principal and interest.

●
The conversion of all amounts owed to management and former members of management for salaries due but unpaid between November 2007 and May 2008 into shares of common stock. All of the current and former members of management agreed to the conversion and 2,097,908 shares of common stock were issued in exchange for the cancellation of $366,314 in outstanding obligations.

●
The conversion of amounts due for advances provided to the Company for services provided from November 2007 to April 2010 under the Company’s management services agreement with William Kirby, D.O., Inc. into shares of common stock. Dr. William Kirby owns 100% of the stock in William Kirby D.O., Inc. and is a member of our board of directors. William Kirby D.O., Inc agreed to the conversion and 1,595,076 shares of common stock were issued in exchange for the cancellation of $278,515 in outstanding obligators.

●
The material reduction and settlement of certain past due amounts owed to vendors who have provided goods and services to the Company. In connection with the 2010 restructuring, the Company entered into settlement agreements with vendors pursuant to which it reduced its outstanding obligations by approximately $677,000. The Company expects to use proceeds from its 2010 financing (described below) and revenues generated from operations to repay its outstanding obligations.

In 2010, the Company issued 54.475 million shares of its common stock for aggregate gross proceeds of approximately $2.87 million in seven separate closings:

●	August 10, 2010: $1,261,000;

●	September 3, 2010: $115,000;

●	November 19, 2010: $440,000;

●	November 30, 2010: $129,000;

●	December 16, 2010: $200,000;

●	December 30, 2010: $661,000; and

●	December 31, 2010: $65,000

Net proceeds of the 2010 financing  were approximately $2.6  million. The Company completed the preceding conversions and cancellations effective as of August 10, 2010. The Company disbursed approximately $253,000 in cash directly related to the restructuring in August 2010.

As a result of the above, the Company’s current assets exceeded its current liabilities by $1,357,000 at December 31, 2010, compared to an excess of current liabilities over current assets of approximately $4,018,000 at December 31, 2009.

The Company accounted for the restructuring transactions as a “Troubled Debt Restructuring” pursuant to ASC 470-60. Accordingly, the Company recognized a gain in the amount of the difference between the fair value of the consideration issued and the carrying amount of the debt eliminated. The Company valued the shares of common stock issued to debt holders at $.052668 per share, the amount at which shares were sold in the offering held in connection with the restructuring.

Commitments

We have $528,260 in commitments as of December 31, 2010 for the next year, comprised of $61,644 in payments on capital lease obligations, $205,170 in payments on operating leases, $11,446 in payments on long-term notes payable, and $250,000 in payments to William O. Kirby, D.O., Inc. As of June 30, 2011, our commitments totaled $669,613, comprised of $61,644 in payments on capital lease obligations, $280,918 in payments on operating leases, $77,051 in payments on long-term notes payable, and $250,000 in payments to William O. Kirby, D.O., Inc. Cash balances were $1,856,672 and $721,922 at December 31, 2010 and June 30, 2011, respectively.

The Company intends to use its available resources to open additional clinics. Although we have benefitted from a substantial cash infusion from the 2010 financing, we have historically experienced significant negative cash flow from operations and we expect to continue to experience significant negative cash flow from operations in the near future as we open new clinics. Accordingly, we expect to raise additional capital to fund our current operations and future expansion through the sale of securities and/or the issuance of debt. We have been successful in raising small amounts of debt for equipment financing, but our financial condition and history of losses limits our ability to issue debt. If we are unable to raise additional equity capital, then we will not be able to grow our revenue and eliminate our operating losses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings or other relationships with entities or other persons, also known as “special purpose entities.”

Critical Accounting Estimates

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. As such, in accordance with the use of accounting principles generally accepted in the United States of America, our actual realized results may differ from management’s initial estimates as reported. A summary of our significant accounting policies are detailed in the notes to the financial statements, which are an integral component of this analysis.

Significant Accounting Policies

The Company has defined a significant accounting policy as one that is both important to the portrayal of the Company’s financial condition and results of operations and requires management of the Company to make difficult, subjective or complex judgments. Estimates and assumptions about future events and their effects cannot be predicted with certainty. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.

We have identified the policies set forth in Note 1 to our consolidated financial statements as significant to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Results of Operations and Financial Condition, where such policies affect our reported and expected financial results. In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the discussion set forth in Note 1 to our consolidated financial statements addresses our most significant accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require our most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Item 3. Properties

Our executive offices are located in our Beverly Hills clinic at 8500 Wilshire Boulevard, Suite 105, Beverly Hills, California 90211. The following table lists the locations of all five of our current clinics.

Location	Address	Size
Beverly Hills, California(1)	8500 Wilshire Boulevard, Suite 105	1,882 square feet
Beverly Hills, CA 90211
Santa Ana, California	1441 West Macarthur Boulevard, Suite A	1,800 square feet
Santa Ana, CA 92704
Encino, California(1)	17609 Ventura Boulevard, Suite 201	1,268 square feet
Encino, CA 91316
Montclair, California	9197 Central Avenue, Suite H	2,252 square feet
Montclair, CA 91763
Dallas, Texas	11661 Preston Road, Suite 128	1,806 square feet
Dallas, TX 75230

(1) The clinic is leased by William Kirby, D.O., Inc. pursuant to a lease agreement with a third party. The Company has the right, but not the obligation, to use space at the clinic for the provision of management services pursuant to the terms of the management services agreement with William Kirby, D.O., Inc. The Company and William Kirby, D.O., Inc. acknowledge in the management services agreement that no leasehold interest is created or conveyed by the agreement and that no landlord-tenant relationship is intended to be created by the agreement or otherwise exists between the Company and William Kirby, D.O., Inc.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of September 15, 2011, with respect to the beneficial ownership of the outstanding shares of our common stock by:

●	each person known by us to beneficially own 5% or more of the outstanding shares of common stock;

●	each of our executive officers named in the Summary Compensation Table (see “Item 6. Executive Compensation”);

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Percentage of shares outstanding is based on 97,593,872 shares of common stock, which comprises shares of our common stock outstanding as of September 15, 2011.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent (%) of Common Stock

Named Executive Officers
Mark Edwards	714,751		*
John Keefe (2)	1,161,160		1.19%
Ian Kirby	1,036,580		1.06%

Non-Employee Directors
Eugene Bauer (Chair)	1,224,672		1.25%
Gene Burleson	4,547,373		4.66%
Joel Kanter	3,125,000	(3)	3.20%
William Kirby	3,597,442	(4)	3.69%
All Directors and Officers as a Group (7 persons)	15,406,978		15.79%

5% Shareholders
CIBC Trust Company (Bahamas) Limited as Trustee of Settlement T-555 (5)	14,240,147		14.59%

*	indicates less than 1%

(1)	Unless otherwise indicated, the address for each listed stockholder is c/o Dr. Tattoff, Inc., 8500 Wilshire Boulevard, Suite 105, Beverly Hills, California, 90211.

(2)	Member of the Company’s board of directors.

(3)
Includes (a) 1,225,000 shares of common stock held by Joel Kanter and (b) 1,900,000 shares of common stock held by the Kanter Family Foundation, an entity over which Mr. Kanter, as President, is deemed to have sole investment and voting control. Mr. Kanter disclaims beneficial ownership of the shares of common stock held by the Kanter Family Foundation.

(4)	Includes (a) 1,402,366 shares of common stock held by William Kirby and (b) 2,195,076 shares of common stock held by William Kirby, D.O., Inc., an entity solely owned by William Kirby.

(5)
CIBC Trust Company (Bahamas) Limited is an affiliate of the Canadian Imperial Bank of Commerce (NYSE, TSE: CM).  CIBC Trust Company (Bahamas) Limited acquired 9,493,432 of its shares of common stock in the Company’s 2010 common stock offering and 4,746,715 of its shares pursuant to the Assignment of Option, dated August 1, 2011, pursuant to which Chicago Investments assigned to CIBC Trust Company (Bahamas) Limited its option to purchase 4,746,715 shares of common stock (see “Item 10. Recent Sales of Unregistered Securities – 2010 Common Stock Offering”).

Item 5. Directors and Executive Officers

Directors and Executive Officers

Set forth below is information with respect to our current directors and executive officers as of the date of this registration statement, except as otherwise indicated.

Name	Age	Position
John Keefe	62	Chief Executive Officer, Chief Operating Officer and Director
Mark Edwards	57	Chief Financial Officer
Ian Kirby	32	Chief Marketing Officer
Eugene Bauer	69	Director (Chair)
Gene Burleson	69	Director
Joel Kanter	54	Director
William Kirby	38	Director

The business experience and background of each of our directors and executive officers is provided below. Our directors are elected at each annual shareholders meeting to serve a one-year term expiring at the next annual shareholders meeting and until their successors are elected and qualified.

John Keefe. As Chief Executive Officer and Chief Operating Officer of our Company, Mr. Keefe brings to our board of directors a depth of understanding of our business and operations, as well as financial and strategic planning expertise in the healthcare services industry.  Mr. Keefe has served as our Chief Executive Officer since May 2008 and Chief Operating Officer since November 2007. Mr. Keefe has served as a member of our board of directors since August 2010. Mr. Keefe served as Chief Financial Officer of the Company and DRTATTOFF, LLC, our predecessor, from November 2007 to July 2008. From January 2007 to November 2007, Mr. Keefe served as the Chief Financial Officer of Equicare Capital, LLC, a healthcare revenue cycle company that merged with Argyle Solutions Inc. in August 2007. From 2002 to 2006, Mr. Keefe was a co-founder and served as the Chief Operating Officer of Centerre Healthcare Corporation, an operator of acute rehabilitation hospitals, where he was responsible for hospital operations, including implementations, regulatory compliance, clinical quality and marketing. Mr. Keefe earned a Bachelors degree in Business Administration in Accounting from Georgia State University and became licensed as a Certified Public Accountant (Georgia) in 1981.

Mark Edwards. Mr. Edwards has served as our Chief Financial Officer since July 2008. From April 2008 to July 2008, Mr. Edwards served as Senior Financial Officer for Navvis Healthcare, LLC, a company providing strategic consulting services to hospitals and healthcare systems, where he was responsible for overall financial management of the firm and facilitated the merger of The Strategy Group into Navvis. From 2002 to April 2008, Mr. Edwards served as Vice President, Finance and Chief Information Officer for Centerre Healthcare Corporation, an operator of acute rehabilitation hospitals, where he was responsible for the preparation and presentation of financial reports and plans, structuring and negotiation of joint venture agreements, lease and project financing, and development and management of the company’s management information systems. Mr. Edwards earned a Bachelor of Arts in economics from the University of California at Los Angeles.

Ian Kirby. Mr. Kirby has served as our Chief Marketing Officer since November 2007. From February 2007 to October 2007, Mr. Kirby served as Executive Creative Director for Art Machine, an entertainment advertising agency, where he was responsible for servicing and developing existing accounts, account origination and directing creative aspects of projects from a diverse range of clients. During 2006, Mr. Kirby developed pitch presentations for Strategic Group, a New York-based company specializing in brand and image creation for a variety of clients. From 2002 to 2006, Mr. Kirby worked for Shoolery Design, an entertainment advertising agency, and from 2001 to 2002, Mr. Kirby headed West Coast sales and marketing efforts for Malaguti USA, an American importer of motor scooters. Mr. Kirby is the brother of Dr. William Kirby, a member of our board of directors. Mr. Kirby earned a Bachelor of Science degree in Business Administration in Finance from the University of Florida in 2000.

Eugene Bauer. Dr. Bauer brings to our board of directors extensive experience in healthcare and medical services, as well as experience in directorship of various companies in the healthcare industry.  Dr. Bauer has served as the chairman of our board of directors since August 2010. Dr. Bauer is founder, Chief Medical Officer and a member of the Board of Directors of Skintelligence, Inc., a privately held development stage dermatology company, and is the immediate past President and Chief Medical Officer of Peplin Inc., the U.S.-based subsidiary of LEO Pharma.  He was a co-founder of Connetics, a publicly-traded biotechnology company that was acquired by Stiefel Laboratories in 2006. Dr. Bauer previously served as Chief Executive Officer of Neosil Inc., which was acquired by Peplin in 2008. Since 2002, Dr. Bauer has served as a Lucy Becker Professor, Emeritus, in the School of Medicine at Stanford University. From 1995 to 2001, Dr. Bauer served as Vice President for Medical Affairs and Dean of the Stanford University School of Medicine, and from 1988-1995, he served as Chair of the Department of Dermatology at the Stanford University School of Medicine. During his tenure as department chair, Dr. Bauer also served as Program Director of the Stanford University General Clinical Research Center (GCRC), where he oversaw the Federal and industry-sponsored research carried out in the GCRC. In addition, Dr. Bauer currently serves as Executive Chairman of the board of directors of Medgenics, Inc., an Israeli biotechnology company and a member of the Board of Directors of five other privately-held companies. Dr. Bauer previously served on the board of directors of Arbor Vita Corp., Patient Safety Technologies, Inc. and Pet DRx Corporation.

Gene Burleson. Mr. Burleson brings to our board of directors extensive experience in the operation of companies in the medical services industry, as well as experience in public company directorship of companies in the healthcare industry.  Mr. Burleson has served as a member of our board of directors since August 2010. From June 2005 to July 2010, Mr. Burleson served as a director of Pet DRx Corporation (NCM: VETS), an owner and operator of veterinary care clinics. Mr. Burleson also served as Chief Executive Officer of Pet DRx from November 2008 until its sale to VCA Antech in July 2010. Mr. Burleson currently serves on the board of directors of SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals. From 2004 to 2008, Mr. Burleson served on the board of directors of Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations. From 1995 to 2003, Mr. Burleson served as a member of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, and as chairman of the board of directors during 2003. From 2000 to 2002, Mr. Burleson served as chairman of the board of directors of Mariner Post-Acute Network, Inc., and from 1990 to 1997, he served as chairman of the board of directors, President and Chief Executive Officer of GranCare. Mr. Burleson also serves on the board of directors of several private companies.

Joel Kanter. Mr. Kanter brings to our board of directors extensive experience in finance, investment banking and strategic planning, as well as experience in public company directorship of companies in the healthcare industry.  Mr. Kanter has served as a member of our board of directors since August 2010. Since July 1986, Mr. Kanter has served as President of Windy City, Inc., a privately held investment firm,. From 1989 to November 1999, Mr. Kanter served as the President, and subsequently as the President and Chief Executive Officer of Walnut Financial Services, Inc., a publicly traded company (NMS: WNUT). Walnut Financial’s primary business focus was the provision of different forms of financing to small business, by providing equity financing to start-up and early stage development companies, providing bridge financing to small and medium-sized companies, and providing later stage institutional financing to more mature enterprises. The company was sold to Tower Hill Capital Group in 1999 in a transaction valued at approximately $400 million. Mr. Kanter serves on the board of directors of several public companies including Magna-Labs, Inc., formerly involved in the development of a cardiac MRI device; Medgenics, Inc., an Israeli biotechnology company; and WaferGen, which is engaged in the development, manufacturing and sales of state-of-the-art systems for gene expression, genotyping and stem cell research. He also serves on the board of directors of several private companies. Mr. Kanter is a current Trustee and past President of the Board of Trustees of The Langley School in McLean, Virginia; a former Trustee at the Georgetown Day School in Washington, D.C.; and a current Trustee of Union Institute & University. He is also the current Board Chair of the Black Student Fund and a Vice-Chair of the Kennedy Center’s National Committee on the Performing Arts.

William Kirby. Dr. Kirby brings to our board of directors extensive experience in laser tattoo and hair removal services and a depth of understanding of our business and operations.  Dr. Kirby has served as a member of our board of directors since March 2008 and is the sole shareholder of William Kirby, D.O., Inc., an entity that provides laser tattoo and hair removal services to our California clinics as set forth in a management services agreement with the Company. Dr. Kirby was a managing member of DRTATTOFF, LLC, our predecessor, since its inception in 2004. Since 2002, Dr. Kirby has practiced medicine in California as a licensed Osteopathic physician and surgeon and is board certified in dermatology through the American Osteopathic College of Dermatology. He currently serves as a Clinical Assistant Professor, Department of Internal Medicine, Division of Dermatology, at Nova Southeastern University and as a Clinical Assistant Professor of Dermatology at Western University of Health Sciences. Dr. Kirby earned a Bachelor of Science degree in Biology from Emory University in 1995 and a Doctor of Osteopathic Medicine degree from Nova Southeastern University in 2000.

Family Relationships

William Kirby, a member of our board of directors, is the brother of Ian Kirby, our Chief Marketing Officer.

Promoters and Certain Control Persons

We have no knowledge of any person who would be deemed a “promoter” of our Company during the past five years within the meaning of Rule 405 under the Securities Act, except that James F. Morel, a current shareholder holding approximately 2.5% of our common stock, was the founder of our predecessor DRTATTOFF, LLC. Mr. Morel also served as Chief Executive Officer from inception in 2004 until the Tattoff-Lifesciences merger in 2008, and as director until August 10, 2010.  Mr. Morel was also the manager and majority owner of Pacific Holdings Syndicate, LLC, which was DRTATTOFF, LLC’s majority shareholder until October 10, 2008.

Item 6. Executive Compensation

Summary Compensation Table

The following table provides information regarding compensation awarded to, earned by or paid to our principal executive officer and our two other most highly compensated executive officers serving as such at December 31, 2010 for all services rendered in all capacities to us during our fiscal years ended December 31, 2009 and December 31, 2010. We refer to these three executive officers as our named executive officers.

Name and Principal Position	Year	Salary		All Other Compensation		Total

John Keefe, Chief Executive Officer, Chief Operating Officer and Director	2009	$275,000	(1)	$14,422	(2)	$289,422
	2010	$307,645		$46,908	(3)	354,553
Mark Edwards, Chief Financial Officer	2009	$225,000	(4)	$9,844	(5)	$234,844
	2010	$247,362		$32,047	(6)	$279,409
Ian Kirby, Chief Marketing Officer	2009	$150,000	(7)	$13,751	(8)	$163,751
	2010	$186,509		$43,432	(9)	$229,941

(1) $40,103 of the compensation due in 2009 remained unpaid as of December 31, 2009.

(2) Represents payment of 2007 and 2008 compensation due but unpaid. No interest was paid on past due compensation.

(3) Includes (a) $23,072 payment of 2008 compensation due but unpaid, and (b) $23,836 payment paid in common stock, valued at $.052668 per share, in exchange for unpaid 2008 and 2009 salary of $79,321. No interest was paid on past due compensation.

(4) $34,999 of the compensation due in 2009 remained unpaid as of December 31, 2009.

(5) Represents a payment of 2008 compensation due but unpaid. No interest was paid on past due compensation.

(6) Includes (a) $15,752 payment of 2008 compensation due but unpaid, and (b) $16,295 payment paid in common stock, valued at $.052668 per share, in exchange for unpaid 2008 and 2009 salary of $54,138. No interest was paid on past due compensation.

(7) $25,000 of the compensation due in 2009 remained unpaid as of December 31, 2009.

(8) Represents payment of 2007 and 2008 compensation due but unpaid. No interest was paid on past due compensation.

(9) Includes (a) $20,619 payment of 2008 compensation due but unpaid, and (b) $22,813 payment paid in common stock, valued at $.052668 per share, in exchange for unpaid 2008 and 2009 salary of $75,630. No interest was paid on past due compensation.

Employment Agreements; Potential Payments upon Termination or Change-in-Control

We entered into employment agreements with John Keefe, Mark Edwards and Ian Kirby, or the Executives.  Under the agreements, Mr. Keefe will serve as our President and Chief Executive Officer; Mr. Edwards will serve as our Chief Financial Officer and Mr. Kirby will serve as our Chief Marketing Officer.  Each employment agreement is for a fixed term of two years, ending on the second anniversary of the effective date of each employment agreement.  Mr. Keefe’s employment agreement is effective as of June 10, 2011; Mr. Edwards’s agreement is effective as of June 10, 2011; and Mr. Kirby’s employment agreement is effective as of June 10, 2011.

Mr. Keefe will receive a base salary of $309,630 per year; Mr. Edwards will receive a base salary of $248,646 per year; and Mr. Kirby will receive a base salary of $183,012 per year.  Our board of directors will review the base salary for each Executive at least annually for possible increases.  The employment agreements also provide that each Executive is eligible to receive an annual incentive compensation payment that is based on objective, subjective and personal performance criteria, as determined in the discretion of the board of directors.  Our board of directors may also grant equity compensation to each Executive under an equity compensation plan maintained by us and approved by our board of directors, including the Long-Term Incentive Plan discussed below. We will also provide the Executives with certain benefits and perquisites under the employment agreements that are commensurate with each Executive’s position, including expense reimbursement, vacation time, and participation in our employee benefit plans that we may maintain from time to time.

If, during the term of the employment agreement, we terminate an Executive’s employment without “cause” or he resigns for “good reason” within twelve months after a change in control of the Company, we will continue to pay the Executive his then-current base salary for a specified period after his employment terminates as severance.  If an Executive remains employed by us after the employment agreement expires, and we subsequently terminate that Executive’s employment without “cause,” we will continue to pay him his then-current base salary for a specified period after we terminate his employment.  The specified periods for purposes of the severance amounts described above is twelve months with respect to Mr. Keefe; nine months with respect to Mr. Edwards; and six months with respect to Mr. Kirby.  Each Executive is required to execute a release of claims against us as a condition to the payment of severance benefits.

“Cause” is defined in the employment agreements as the willful refusal by the Executive to follow a lawful direction of the board of directors, so long as the direction is not materially inconsistent with the Executive’s job position; willful misconduct or reckless disregard by the Executive in the performance of his duties or the interest or property of our Company; the intentional disclosure by the Executive of our confidential information or trade secrets to an unauthorized individual, which causes material harm to us; any act by the Executive of fraud against, material misappropriation from, or significant dishonesty to us; arrest for, charged in relation to (by criminal information, indictment, or otherwise), or conviction of the Executive of a felony or a crime involving breach of trust or moral turpitude; or a material breach of the employment agreement that is not cured after notice and a reasonable cure period.  “Good reason” is defined in the employment agreement as the occurrence, within twelve months after a change in control, of a material diminution in the Executive’s base salary, authority, duties or responsibilities; a material breach of the employment agreement by the Company or a relocation of the Executive’s employment that increases his regular commute by 50 miles or more.

Each Executive is subject to certain restrictions on the use and disclosure of our confidential information and trade secrets during his employment with us and for as long thereafter as permitted by applicable law. In addition, while the Executive is employed by us, he is obligated not to engage in the business of laser tattoo removal, hair removal or other laser-based skin care services for any other business or entity or induce any other Company employee, consultant or business partner to engage in employment or provide services substantially similar to those provided to the Company.  In addition, during the period of employment and for twelve months thereafter, each Executive agrees not to solicit or induce any employee or contractor of the Company to discontinue his or her employment or engagement with the Company.

Long-Term Incentive Plan

On April 15, 2011, our board of directors adopted the Dr. Tattoff, Inc. Long-Term Incentive Plan for the purpose of granting incentive awards, including equity awards such as stock options or restricted stock, to certain officers, employees, directors, consultants and other service providers of our Company, to provide such recipients with additional incentives to enhance the value of our Company and encourage stock ownership.  Prior to the adoption of the Long-Term Incentive Plan, we had not granted equity awards, such as stock options or restricted stock, to our named executive officers pursuant to incentive plans. Because no such equity awards were outstanding as of December 31, 2010, we have not included the tables for Grants of Plan-Based Awards or Outstanding Equity Awards at Fiscal Year-End.  However, we are including a description of the Long-Term Incentive Plan as it is a material component of our compensation practices at this time.

Under the Long-Term Incentive Plan, we can grant incentive and nonqualified options to purchase shares of our common stock, stock appreciation rights, other stock-based awards, which are settled in either cash or shares of our common stock and are determined by reference to shares of our stock (such as grants of restricted common stock, grants of rights to receive stock in the future or dividend equivalent rights) and cash performance awards, which are settled in cash and are not determined by reference to shares of our common stock, or the Awards.  The board of directors has reserved 18,000,000 shares of our common stock for issuance pursuant to Awards, subject to adjustment as provided in the Long-Term Incentive Plan, any or all of which may be granted as incentive stock options.

The Long-Term Incentive Plan is administered by a Committee appointed by the board of directors or, alternatively if no committee is appointed, by the entire board of directors.  The Committee determines all questions of interpretation of the Long-Term Incentive Plan.  Awards granted under the Long Term Incentive Plan and the terms of Awards, including the number of shares of common stock as to which an Award is granted and the potential payout of any Award not denominated in shares of common stock, will be determined by the Committee.  The Committee’s decisions relating to the administration of the Long-Term Incentive Plan and grants of Awards are final and binding on all persons.

Awards generally are not transferable or assignable except by will or the laws of intestate succession, unless the terms of the individual Award (other than incentive stock options) provide otherwise.  At the Committee’s discretion, Awards may be modified following their grants, to the extent not inconsistent with other provisions of the Long-Term Incentive Plan, and Awards may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Award agreement and the Long-Term Incentive Plan, upon the holder’s termination of employment.  However, incentive stock options will expire no later than three months after the holder’s termination of employment (one year if termination of employment is due to the holder’s death or disability).  The Committee may, however, permit an incentive stock option to continue beyond these time limits, in which case the option will become a nonqualified stock option.

Effective as of June 1, 2011, the board of directors adopted limitations on the awards that may be granted to each employee per year with the intention that the awards qualify as performance-based compensation under Section 162 of the Code.  The maximum number of shares of common stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights or other awards that are denominated in shares of common stock and are intended to be performance-based compensation under Code Section 162(m) shall not exceed 3,000,000, subject to adjustment in accordance with the provisions of the Long-Term Incentive Plan.  Furthermore, the maximum aggregate dollar amount that may be paid under any performance Award denominated in cash during any calendar year to an employee may not exceed $1,000,000.

The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).  To the extent that the Committee desires to base an Award on performance goals that are intended to qualify the Award as performance-based compensation under Code Section 162(m), the Committee may, but is not required to, make the vesting or payment of the Award subject to the achievement of one or any combination of the performance listed below during a specified period: (1) earnings per share; (2) book value per share; (3) operating cash flow; (4) free cash flow; (5) cash flow return on investments; (6) cash available; (7) net income (before or after taxes); (8) revenue or revenue growth; (9) total shareholder return; (10) return on invested capital; (11) return on shareholder equity; (12) return on assets; (13) return on common book equity; (14) market share; (15) economic value added; (16) operating margin; (17) profit margin; (18) stock price; (19) operating income; (20) EBIT or EBITDA; (21) expenses or operating expenses; (22) productivity of employees as measured by revenues, costs or earnings per employee; (23) working capital; (24) improvements in capital structure; or (25) cost reduction goals.

The performance goals may be applied to the Company, any affiliate or any business unit, either individually, alternatively or in combination.  In addition, the Committee may modify the performance goals previously established with respect to a particular grant of an Award to address accounting expenses of equity compensation; amortization of acquired technology and intangibles; asset write-downs; litigation-related events; changes in laws affecting reported results; reorganizations; discontinued operations; and extraordinary and non-recurring events, except where such action would result in the loss of a tax deduction to the Company pursuant to Code Section 162(m).

Options.  The Committee determines whether an option is an incentive stock option or a nonqualified stock option at the time the option is granted.  The exercise price of any option granted under the Long-Term Incentive Plan may not be less than the fair market value of the common stock on the date of the grant or, in the case of incentive stock options granted to certain owner-employees, may not be less than 110% of the fair market value of the common stock on the date of grant.  The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of the common stock, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

The term of an incentive stock option may not exceed ten years from the date of grant (five years in the case of incentive stock options granted to certain owner-employees of the Company).  Incentive stock options may only be granted under the Long-Term Incentive Plan within ten years from the date the Long-Term Incentive Plan was adopted by our board of directors.  Nonqualified stock options have no defined expiration period under the Long-Term Incentive Plan, but an expiration period can be included in the applicable Award agreement.

Stock Appreciation Rights.  Each stock appreciation right allows the recipient to receive, in cash or stock, the appreciation per share of our common stock over a defined price which may not be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted.  Stock appreciation rights have no defined expiration period under the Long-Term Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Other Awards.  The Long Term Incentive Plan allows the Committee to grant stock-based incentives other than options and stock appreciation rights that entitle the recipient to receive an amount equal to either the value of a specified number or a percentage or multiple of a specified number of shares of our common stock, or the value of dividends paid on a specified number of shares of common stock during a dividend period.  The Committee can also grant cash performance awards under the Long-Term Incentive Plan that entitle the recipient to receive a cash payment equal to the value of a specified or determinable number of units other than shares of common stock.

Reorganizations and Recapitalizations. The number of shares of common stock reserved for issuance in connection with the grant of Awards, the number of shares underlying an Award, and the exercise price or settlement price of each Award are subject to adjustment in the event of an equity restructuring (i.e., any nonreciprocal transaction between the Company and the holders of the Company’s capital stock that causes the per share value to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through a large, nonrecurring cash dividend).  In the event of certain other corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed-out, or otherwise adjusted by the Committee, provided that the adjustment is not inconsistent with the terms of the Long-Term Incentive Plan or any agreement reflecting the terms of an Award.

Amendment or Termination.  The Long-Term Incentive Plan may be amended or terminated by our board of directors without stockholder approval, subject to the requirement that shareholders must approve any amendment that increases the number of shares reserved under the Long-Term Incentive Plan (other than in connection with certain capital events, as described above), materially expands the class of eligible award recipients, or would otherwise require stockholder rules under the rules of any applicable exchange on which our shares of common stock are traded.

Shareholder Approval.  Adoption of the Long-Term Incentive Plan is subject to shareholder approval.  If shareholder approval is not obtained, adoption of the Long-Term Incentive Plan shall be deemed null and void.

Short-Term Incentive Plan

Our board of directors also adopted the Dr. Tattoff, Inc. Short-Term Incentive Plan, or the STIP, on April 15, 2011 to reward eligible executives annually based on the performance of the Company and the executive during a calendar year.  As with the Long-Term Incentive Plan, we are including a description of the STIP because it will be a material component of our compensation practices in 2011 and future years.

Executives and employees who are employed in an incentive-eligible position for at least three months and who are designated by our Chief Executive Officer and confirmed by our compensation committee are eligible to participate in the STIP.  Amounts payable under the STIP are determined based on the achievement of Company and individual performance metrics approved annually by our compensation committee and independent directors, based on recommendations from our Chief Executive Officer.  The performance metrics must be approved within the first fiscal quarter of each year and will relate to the following four performance objectives:  Revenue, EBITDA, Number of Open Clinics and Number of Leases Signed for Clinics.  Each of the four performance objectives are weighted equally at 25% for purposes of determining the amount of incentive payments under the STIP.

For any annual incentives to be paid under the STIP, the Company’s performance for a year must meet or exceed the minimum performance metric for three of the four performance objectives.  Our board of directors retains discretion to modify the attainment of any objective, including the adjustment of any calculation of performance and determination of the performance category in a positive or negative manner, the determination of whether the minimum performance metric has been met, or the amount of any award.  The achievement percentages are as follows:

●	100% to 104.9% achievement results in 100% of the target incentive being earned
●	105% to 114.9% achievement results in 120% of the target incentive being earned
●	115% to 125% achievement results in 140% of the target incentive being earned
●	Greater than 125% achievement results in 150% of the target incentive being earned (maximum payout amount)

The target incentive is a percentage of the applicable executive’s weighted average base salary for the calendar year.  The 2011 target incentive percentage for the Chief Executive Officer is 25%; for the Chief Financial Officer, 20%; and for the Chief Marketing Officer, 15%.  When calculating annual incentives payable under the STIP, the Chief Executive Officer can recommend the recognition of individual performance to modify calculations based solely on our Company’s performance, subject to approval by our compensation committee with respect to other executive officers and direct reports to the Chief Executive Officer.  The Chief Executive Officer cannot make such a recommendation with respect to his position.

To receive an annual incentive under the STIP, the executive must receive an individual performance rating that is at or above a minimum threshold and must be on the active payroll of our Company on the date that our compensation committee and board of directors approve the annual incentive payments.  Annual bonuses under the STIP are paid in both cash and equity.  50% of the annual incentive will be vested and paid in cash as soon as practicable after our compensation committee determines the payment amounts.  The remaining 50% will be granted in equity, with one-half granted as stock options and one-half granted as restricted stock.  50% of the total equity will vest immediately, and the remaining 50% will vest on the first anniversary of the grant date if the Company’s performance in the year after the year in which the award is earned is equal to or greater than the Company’s Revenue and EBITDA achieved in the year in which the award is earned.  The Chief Executive Officer may recommend a different mix of equity awards for its review and approval for future annual incentive payments under the STIP.

Option Awards to Executives under the Long-Term Incentive Plan in 2011

In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors approved the grant of stock options to the Company’s executive officers to purchase an aggregate of 6,270,000 shares of the Company’s common stock, of which 5,016,000 were outstanding as of September 15, 2011.  The options have an exercise price of $0.052268, which the board of directors determined is no less than the fair value of a share of common stock on the date of the grant.  The executive options vest in equal, 20% annual increments, with the first installments vesting immediately and each subsequent installment vesting on the anniversary of the grant date, over a period of four years measured from the grant date.

Director Compensation

The following table provides information regarding compensation awarded to, earned by or paid to non-employee members of our board of directors serving as such during our fiscal year ended December 31, 2010.  For the fiscal year ended December 31, 2010, and fiscal years ending prior to December 31, 2010, no member of the Company’s board of directors received compensation for serving in such capacity.  On April 15, 2011, the Company approved the payment of a $20,000 annual retainer and equity grants to the independent directors.  One-half of the equity grants vest immediately, while the remaining one-half vests in equal annual installments over a two-year period.

Name	Fees earned or paid in cash	All other compensation		Total

Eugene Bauer	-	-		-
Gene Burleson	-	-		-
Joel Kanter	-	-		-
William Kirby	-	$ 392,352	(1)	$ 392,352

(1)           Includes (a) $87,500 of fees paid to Dr. William Kirby in his capacity as an independent Medical Director to the Company pursuant to a management services agreement (see “Item 7. Certain Relationships and Related Transactions, and Director Independence – Certain Relationships and Related Transactions – Agreements with William Kirby – 2009 Management Services Agreement”) that terminated upon the execution of the Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby and the Amended and Restated Management Services Agreement with William Kirby, D.O., Inc. (described under “Kirby Agreements” below), (b) $162,498 paid or payable to William Kirby, D.O. Inc. under the Medical Director Agreement, (c) $31,527 of 2008 and 2009 Medical Director fees due but unpaid paid to Dr. Kirby, (d) $26,818 of common stock, valued at $.052668 per share, issued to Dr. Kirby in exchange for due but unpaid 2008 and 2009 Medical Director fees of $88,911, and (e) $84,009 of common stock, valued at $.052668 per share, issued to William Kirby, D.O., Inc. in exchange for 2008 and 2009 advances to the Company of $278,515 under a management services agreement with the Company.

Option Awards and Stock Grants to Directors under the Long-Term Incentive Plan in 2011

Non-Employee Director Options.  In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors also approved the grant of nonqualified stock options to the Company’s non-employee directors to purchase an aggregate of 900,000 shares of the Company’s common stock, 450,000 of which were outstanding as of September 15, 2011.  The options have an exercise price of  $0.052268, which the board of directors determined is no less than the fair value of a share of common stock on the date of the grant.  50% of the director options vested immediately upon the grant date, 25% vest on the first anniversary of the grant date and the remaining 25% vest on the second anniversary of the grant date.

Stock Grants. In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors also approved the grant of 600,000 shares of the Company’s common stock to each of William Kirby, D.O., Inc and each of the Company’s non-employee directors, which vested immediately upon the grant date.

Kirby Agreements

Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc. Dr. William Kirby, a member of our board of directors, is the sole shareholder of William Kirby, D.O., Inc. Pursuant to this agreement, the Company provides certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to our California clinics where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. The Company has responsibility for most of the operations of the business conducted at the clinics, except for the dispensing of patient care services, in accordance with California state law.  The Company does not own any equity in William Kirby D.O., Inc., and does not economically benefit from any increase in the value of William Kirby, D.O., Inc.  As compensation for services rendered, the Company receives a management fee of 73.5% of the gross revenues of William Kirby, DO., Inc. A copy of the agreement is filed as Exhibit 10.6 to this registration statement.

In addition, effective January 1, 2010, we entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which we receive administrative, consultative and strategic services from William Kirby, D.O., Inc. The initial term of the agreement is five years, to be followed by automatic renewal terms of five years each. The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services. A copy of the agreement is incorporated by reference into this registration statement as Exhibit 10.7.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee was established in September 2010 and is currently composed of three directors: Eugene Bauer, Gene Burleson and Joel Kanter (Chair).

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Item 7. Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

Agreements with William Kirby

The following is a description of certain transactions and agreements involving the Company and Dr. William Kirby, a member of our board of directors, and William Kirby, D.O., Inc., an entity solely owned by Dr. Kirby.

Management Services Agreement. Effective January 1, 2010, we entered into an Amended and Restated Management Services Agreement with William Kirby, D.O., Inc., under which we provide certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. Under the agreement, William Kirby, D.O., Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable clinics as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations. William Kirby, D.O., Inc. employs and pays the medical staff providing the services under this arrangement. Pursuant to the agreement, patient payables are deposited into the bank account of William Kirby D.O., Inc., and the Company prepares and makes payments on behalf of William Kirby D.O., Inc. with respect to employee salaries, employment taxes and employee benefits, among other payables. William Kirby, D.O., Inc. has the right to terminate the agreement upon a material breach by the Company, including but not limited to, the Company’s failure to make payment when due and failure to otherwise provide the services required under the agreement.

The Company has responsibility for most of the operations of the business conducted at the clinics, except for the dispensing of patient care services, in accordance with California state law.  We do not own any equity in William Kirby D.O., Inc., and do not economically benefit from any increase in the value of William Kirby, D.O., Inc.  We provide services under this agreement to all four of our California clinics. Pursuant to the agreement, we have the exclusive right to manage any other practice sites operated by William Kirby, D.O., Inc.

Following are certain of the material terms of the Amended and Restated Management Services Agreement, a copy of which is filed as Exhibit 10.6 to this registration statement.

●	Term: A seven year initial term commencing on January 1, 2010 and ending on December 31, 2016.

●	Renewal Terms: Automatic renewal terms of five years each, unless notice is given at least 180 days before the end of the current term.

●
Fee: A management services fee to the Company of 73.5% of the gross revenues of William Kirby, D.O., Inc. The management fee was verified by The Mentor Group, Inc., a third party valuation firm, as being reflective of the fair market value of the services provided by the Company under the agreement in light of the time, cost, expense and business risk incurred by the Company thereunder, and is subject to adjustment to ensure the fee is reflective of fair market value based on an annual review performed by the parties and a written report from a third party valuation expert.

●	Intellectual Property License: William Kirby, D.O., Inc. has a nonexclusive revocable license to use the name “Dr. TATTOFF” owned by the Company.

●
Security Interest: The Company has the right to require William Kirby, D.O., Inc. to execute a security agreement pursuant to which the Company would have a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of William Kirby, D.O., Inc. under the agreement.

2010 Medical Director Agreement. Effective January 1, 2010, we entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which we receive administrative, consultative and strategic services from William Kirby, D.O., Inc. The initial term of the agreement is five years, to be followed by automatic renewal terms of five years each. The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services. In addition, pursuant to the agreement, Dr. Kirby and William Kirby, D.O., Inc. agree that he/it will not perform any services for any company or individual that directly competes with the services offered by the Company.  A copy of the agreement is incorporated by reference into this registration statement as Exhibit 10.7.

Shareholders Agreement. Effective January 1, 2010, we entered into a Shareholders Agreement with William Kirby, D.O., Inc. and Dr. Kirby, pursuant to which, upon the occurrence of certain triggering events described below, Dr. Kirby is required to transfer his interest in William Kirby, D.O., Inc. to another licensed person approved by the Company. Such triggering events include but are not limited to (i) the death or incapacity of Dr. Kirby, (ii) the loss of Dr. Kirby’s medical license, (iii) a breach of the obligations of William Kirby, D.O., Inc. and/or Dr. Kirby under the Amended and Restated Management Services Agreement or the Medical Director Agreement, (iv) the voluntary or involuntary transfer of Dr. Kirby’s interest in William Kirby, D.O., Inc. and (v) the termination of the Amended and Restated Management Services Agreement in certain circumstances.  Dr. Kirby’s transfer of his interest in William Kirby, D.O., Inc. can only be compelled upon the occurrence of one of these triggering events.  The Company has no ability to cause a change in the ownership of William Kirby, D.O., Inc. in the absence of the occurrence of one of these triggering events.  In addition, the Company has only the right to approve a replacement licensed physician, and does not have the unilateral ability to select such replacement.  A copy of the agreement is filed with this registration statement as Exhibit 10.11.

2009 Management Services Agreement. We entered into a Management Services Agreement with William Kirby, D.O., Inc. dated December 20, 2005, as amended, under which we provided services to Dr. Kirby similar to the services provided under our existing management services agreement. Following are certain of the material terms of this agreement. This agreement has been terminated and is no longer in effect.

●
Term: A one year initial term commencing on December 20, 2005 and ending on the earlier of: (i) October 15, 2009 and (ii) the date of termination of a Selling Agreement dated August 26, 2009 between the Company and Dawson James Securities, Inc. Immediately following the expiration of the agreement, the parties entered into a verbal agreement pursuant to which each agreed to continue to perform its respective obligations thereunder until such time as either party terminated the agreement or the parties entered into a new agreement.

●	Renewal Terms: Automatic renewal terms of one year each unless either party terminates with ninety days advance notice.

●
Fee: A management services fee payable to the Company as set forth below. The management fee was acknowledged by each party as being reflective of the fair market value of the services provided by the Company under the agreement.

Debt Issuance/Conversion. In November 2007, the Company issued to Dr. Kirby a promissory note in the original principal amount of $20,000. The note had an original maturity date of December 31, 2009 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization (see “Item 10. Recent Sales of Unregistered Securities – 2010 Reorganization”), the Company and Dr. Kirby agreed to convert $24,698 of principal and accrued interest outstanding under the note into 154,362 shares of common stock, in full satisfaction of the outstanding debt.

In September 2008, the Company issued to Dr. Kirby a promissory note in the original principal amount of $2,445. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Dr. Kirby agreed to convert $2,911 of principal and accrued interest outstanding under the note into 18,195 shares of common stock, in full satisfaction of the outstanding debt.

In October 2008, the Company issued to Dr. Kirby a promissory note in the original principal amount of $3,906. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Dr. Kirby agreed to convert $4,611 of principal and accrued interest outstanding under the note into 28,816 shares of common stock, in full satisfaction of the outstanding debt.

Other Agreements

John Keefe. In September 2008, the Company issued to John Keefe, our Chief Executive Officer and a member of our board of directors, a promissory note in the original principal amount of $2,208. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Mr. Keefe agreed to convert $2,629 of principal and accrued interest outstanding under the note into 16,431 shares of common stock, in full satisfaction of the outstanding debt.

In October 2008, the Company issued to Mr. Keefe a promissory note in the original principal amount of $3,223. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Mr. Keefe agreed to convert $3,805 of principal and accrued interest outstanding under the note into 23,780 shares of common stock, in full satisfaction of the outstanding debt.

Mark Edwards. In September 2008, the Company issued to Mark Edwards, our Chief Financial Officer, a promissory note in the original principal amount of $895. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Mr. Edwards agreed to convert $1,066 of principal and accrued interest outstanding under the note into 6,660 shares of common stock, in full satisfaction of the outstanding debt.

In October 2008, the Company issued to Mr. Edwards a promissory note in the original principal amount of $1,432. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Mr. Edwards agreed to convert $1,690 of principal and accrued interest outstanding under the note into 10,565 shares of common stock, in full satisfaction of the outstanding debt.

Ian Kirby. In September 2008, the Company issued to Ian Kirby, our Chief Marketing Officer, a promissory note in the original principal amount of $1,063. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Mr. Kirby agreed to convert $1,265 of principal and accrued interest outstanding under the note into 7,911 shares of common stock, in full satisfaction of the outstanding debt.

In October 2008, the Company issued to Mr. Kirby a promissory note in the original principal amount of $1,699. The note had a maturity date of December 31, 2008 and carried an interest rate of 12% per annum payable at maturity. In August 2010, in connection with the Company’s 2010 Reorganization, the Company and Mr. Kirby agreed to convert $2,005 of principal and accrued interest outstanding under the note into 12,533 shares of common stock, in full satisfaction of the outstanding debt.

Eugene Bauer. In December 2010, the Company issued 474,672 shares of common stock to Eugene Bauer, a member of our board of directors, in a private placement for a purchase price of $25,000.

Gene Burleson. In December 2010, the Company issued 3,797,373 shares of common stock to Gene Burleson, a member of our board of directors, in a private placement for a purchase price of $200,000.

Joel Kanter. In December 2010, the Company issued 475,000 shares of common stock to Joel Kanter, a member of our board of directors, in a private placement for a purchase price of $25,017.

Chicago Investments, Inc. In December 2010, the Company issued 2,850,000 shares of common stock to Chicago Investments, Inc. in a private placement for a purchase price of $150,104. In connection with the private placement, in January 2011, the Company entered into a Purchase Option with Chicago Investments, Inc., a copy of which is incorporated by reference into this registration statement as Exhibit 10.9, pursuant to which Chicago Investments was granted the right to acquire up to 9,493,430 shares of common stock at an exercise price of $.052668 per share on or before August 10, 2011. On August 1, 2011, the Company and Chicago Investments, Inc. entered into the First Amendment to Purchase Option.  In connection with the First Amendment, Chicago Investments assigned its right to exercise the option with respect to 4,746,715 shares to CIBC Trust Company (Bahamas) Limited, and the Company agreed to extend the term of the original option until August 10, 2012. On August 10, 2011, CIBC exercised the option and purchased 4,746,715 shares of the Company’s common stock for a purchase price of $250,000. A copy of the First Amendment is filed as Exhibit 10.10 to this Registration Statement. Josh Kanter is President of Chicago Investments, Inc. and the brother of Joel Kanter, a member of our board of directors.

Kanter Family Foundation. In December 2010, the Company issued 1,900,000 shares of common stock to the Kanter Family Foundation in a private placement for a purchase price of $100,069. Joel Kanter, a member of our board of directors, is President of the Kanter Family Foundation.

Director Independence

Our board of directors has determined that Messrs. Eugene Bauer, Gene Burleson and Joel Kanter are “independent” as that term is defined under the rules and regulations of the Nasdaq Stock Market.

Item 8. Legal Proceedings

We are not a party to any material pending legal proceedings. We may, however, become involved in litigation from time to time relating to claims arising in the ordinary course of our business. We do not believe that the ultimate resolution of such claims would have a material effect on our business, results of operations, financial condition or cash flows. However, the results of these matters cannot be predicted with certainty, and an unfavorable resolution of one or more of these matters could have a material effect on our business, results of operations, financial condition, cash flows and prospects.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is no established public trading market for our common stock.  As of the date of this registration statement, (i) warrants to purchase 1,511,882 shares of our common stock are outstanding, (ii) options to purchase 6,766,000 shares of our common stock are outstanding, and (iii) Chicago Investments, Inc. has the right to acquire up to 4,764,715 shares of common stock pursuant to a Purchase Option. In addition, our board of directors has authorized the issuance of warrants to purchase an additional 7,342,165 shares of common stock to advisors and placement agents in connection with our fund raising efforts.

We have not paid any cash dividends on our common stock and do not plan to pay any cash dividends in the foreseeable future. Our board of directors will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements and general business conditions. We currently do not have any equity compensation plans.

As of September 15, 2011, we had 168 shareholders of record of our common stock.

Item 10. Recent Sales of Unregistered Securities.

The following summarizes all sales of our unregistered securities during the fiscal years ending December 31, 2008, December 31, 2009 and December 31, 2010, including a description of the sale of certain of our securities in the fiscal year ending December 31, 2007 that were converted and/or cancelled in the 2010 Restructuring (as described below). The securities in each one of the below-referenced transactions were (i) issued without registration and (ii) were subject to restrictions under the Securities Act and the securities laws of certain states, in reliance on the private offering exemptions contained in Sections 4(2), 4(5) and/or 3(b) of the Securities Act and on Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws as a transaction not involving a public offering. Unless stated otherwise, no placement or underwriting fees were paid in connection with these transactions. Proceeds from the sales of these securities were used for general working capital purposes, including the repayment of indebtedness. The securities are deemed restricted securities for purposes of the Securities Act.

Company Financings

Q3 2007 Convertible Bridge Financing

Q3 2007 Convertible Bridge Note. In July 2007, DRTATTOFF, LLC issued a convertible promissory note in the principal amount of $150,000 to an investor in a bridge financing. The note, as amended, had a maturity date of October 31, 2008, and carried an interest rate of 10% per annum payable at maturity. Following the 2008 merger between DRTATTOFF, LLC and Lifesciences Opportunities Incorporated (predecessor-in-interest to the Company), the note was convertible into shares of common stock at a price of $.33 per share, subject to adjustment. Prior to the 2010 Restructuring, $25,000 of principal amount was outstanding on the note.

In connection with the 2010 Restructuring, $25,000 of principal and $20,795 of accrued interest outstanding under the note was converted into 390,312 shares of common stock with the consent of the holder of the note.

Q3 2007 Bridge Investor Warrants. In connection with the financing, the investor received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 82,483 shares of common stock at a price of $1.25 per share, subject to adjustment.

Q3 2007 Bridge Selling Agent Warrants. As compensation for its services as selling agent in the financing, Dawson James Securities, Inc. received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 15,000 shares of common stock at a price of $1.25 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 15,000 warrants were cancelled with the consent of Dawson James.

Q4 2007 Bridge Financing

Q4 2007 Bridge Notes. In November 2007, DRTATTOFF, LLC issued promissory notes in the aggregate principal amount of $64,000 to management and investors. The notes, as amended, had a maturity date of December 31, 2009 and carried an interest rate of 12% per annum payable at maturity. The notes were assumed by the Company in the Tattoff-Lifesciences merger. No selling agent received a commission in connection with the financing.

In connection with the 2010 Restructuring, $64,000 of principal and $15,023 of accrued interest outstanding under the notes was converted into 493,892 shares of common stock with the consent of the holders of the notes.

Q1 2008 Convertible Note Offering

Q1 2008 Convertible Notes. Between December 2007 and February 2008, DRTATTOFF, LLC issued convertible promissory notes in the aggregate principal amount of $349,975 to 13 unaffiliated investors in a private placement. The units were issued in reliance on the exemptions contained in Sections 4(2) and 4(5) of the Securities Act and on Regulation D promulgated thereunder, as transactions not involving any public offering and/or transactions involving sales solely to accredited investors.  The notes had a maturity date of December 31, 2009, and carried an interest rate of 10% per annum payable at maturity. Following the Tattoff-Lifesciences merger, the notes were convertible into shares of common stock at a price equal to the lesser of (i) $1.00 or (ii) 80% of the initial purchase price in a subsequent initial public offering of common stock, subject to adjustment. Prior to the 2010 Restructuring, $224,975 of principal amount was outstanding on the notes.

In connection with the 2010 Restructuring, $224,975 of principal and $50,292 of accrued interest outstanding under the notes was converted into 2,346,104 shares of common stock with the consent of the holders of the notes.

Q1 2008 Investor Warrants. In connection with the financing, the investors received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 306,175 shares of common stock at a price of $1.00 per share, subject to adjustment.

In connection with the 2010 Restructuring, 227,455 of the 306,175 warrants were cancelled with the consent of the holders of the warrants.

Q1 2008 Selling Agent Warrants. As compensation for its services as selling agent in the financing, Dawson James received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 34,998 shares of common stock at a price of $1.00 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 34,998 warrants were cancelled with the consent of Dawson James.

CFO Warrants

In connection with the Tattoff-Lifesciences merger in February 2008, Howard Sampson, the former interim Chief Financial Officer of DRTATTOFF, LLC, received five-year warrants exercisable for an aggregate of 50,000 shares of common stock at a price of $0.80 per share, subject to adjustment. The warrant is currently outstanding and expires on February 11, 2013.

Q2 2008 Convertible Debenture Offering

Q2 2008 Units. In April 2008, the Company issued 855 units, with each unit consisting of (i) a $1,000 convertible debenture and (ii) 1,000 shares of common stock, to 13 unaffiliated investors in a private placement for aggregate gross proceeds of $855,000. The units were issued in reliance on the exemptions contained in Sections 4(2) and 4(5) of the Securities Act and on Regulation D promulgated thereunder, as transactions not involving any public offering and/or transactions involving sales solely to accredited investors. The debentures, as amended, had a maturity date of the earlier of (a) the completion of a subsequent public offering of common stock resulting in gross proceeds to the Company of at least $5,000,000, and (b) December 31, 2009, and carried an interest rate of 12% per annum payable at maturity. 50% of the principal amount of the debentures was payable in cash at maturity and the remaining 50% was subject to mandatory conversion into shares of common stock at a conversion rate equal to (x) 50% of the purchase price of a share of common stock in the Company’s subsequent initial public offering of common stock, or (y) if no such initial public offering had occurred by maturity, $.50 per share.

In connection with the 2010 Restructuring, $855,000 of principal and $211,369 of accrued interest outstanding under the debentures was converted into 6,300,100 shares of common stock with the consent of the holders of the debentures.

Q2 2008 Selling Agent Warrants. As compensation for its services as selling agent in the financing, Dawson James received five-year warrants exercisable for an aggregate of 85,500 shares of common stock at an exercise price of $1.00 per share.

In connection with the 2010 Restructuring, all 85,500 warrants were cancelled with the consent of Dawson James.

Q2 2008 Convertible Bridge Financing

Q2 2008 Convertible Bridge Note. On June 27, 2008, the Company issued a convertible promissory note in the principal amount of $50,000 to an unaffiliated investor in a bridge financing, in reliance on the exemptions contained in Sections 4(2), 4(5) and 3(b) of the Securities Act and on Regulation D promulgated thereunder, as a transaction not involving any public offering and involving a sale solely to an accredited investor. The note had a maturity date of the earlier of (a) the completion of a subsequent public offering of common stock resulting in gross proceeds to the Company of at least $5,000,000, and (b) December 31, 2009, and carried an interest rate of 12% per annum payable at maturity. The note was convertible into shares of common stock at a price equal to the lesser of (i) $1.00 or (ii) 80% of the initial purchase price in a subsequent initial public offering of common stock, subject to adjustment. In connection with the financing, the investor also received 50,000 shares of common stock.

In connection with the 2010 Restructuring, $50,000 of principal and $11,032 of accrued interest outstanding under the note was converted into 520,184 shares of common stock with the consent of the holder of the note.

Q4 2008 Convertible Debenture Offering

Q4 2008 Units. From July through December 2008, the Company issued 503.4 units, with each unit consisting of (i) a $1,000 convertible debenture and (ii) 1,000 shares of common stock, to four existing investors and nine unaffiliated investors in a private placement for aggregate gross proceeds of $503,400. The units were issued in reliance on the exemptions contained in Sections 4(2) and 4(5) of the Securities Act and on Regulation D promulgated thereunder, as transactions not involving any public offering and/or transactions involving sales solely to accredited investors.  The debentures, as amended, had a maturity date of the earlier of (a) the completion of a subsequent public offering of common stock resulting in gross proceeds to the Company of at least $5,000,000, and (b) December 31, 2009, and carried an interest rate of 12% per annum payable at a maturity. 50% of the principal amount of the debentures was payable in cash at maturity and the remaining 50% was subject to mandatory conversion (x) into public units at a conversion rate equal to 50% of the purchase price of a unit in the Company’s subsequent initial public offering of units consisting of one share of common stock, one Class A Warrant and one Class B Warrant, or (y) if no such initial public offering had occurred by maturity, $.50 per unit.

In connection with the 2010 Restructuring, $503,400 of principal and $102,610 of accrued interest outstanding under the debentures was converted into 3,523,197 shares of common stock with the consent of the holders of the debentures.

Q4 2008 Selling Agent Warrants. As compensation for its services as selling agent in the financing, Dawson James received five-year warrants exercisable for an aggregate of 50,340 shares of common stock at an exercise price of $1.00 per share.

In connection with the 2010 Restructuring, all 50,340 warrants were cancelled with the consent of Dawson James.

Q4 2008 Bridge Financing

Q4 2008 Bridge Note. In September and October of 2008, the Company issued promissory notes in the aggregate principal amount of $43,402 to eight existing investors, in reliance on the exemptions contained in Sections 4(2), 4(5) and 3(b) of the Securities Act and on Regulation D promulgated thereunder, as transactions not involving any public offering and involving sales solely to accredited investors. The notes, as amended, had a maturity date of December 31, 2009 and carried an interest rate of 12% per annum payable at maturity.

In connection with the 2010 Restructuring, $43,402 of principal and $8,049 of accrued interest outstanding under the notes was converted into 321,571 shares of common stock with the consent of the holders of the notes.

Q4 2009 Common Stock Offering

Q4 2009 Common Stock Offering. In December of 2009, the Company sold 1,501,607 shares of common stock to two existing investors and 12 unaffiliated investors in a private placement for aggregate gross proceeds of $500,535, in reliance on the exemptions contained in Sections 4(2) and 4(5) of the Securities Act and on Regulation D promulgated thereunder, as transactions not involving any public offering and involving sales solely to accredited investors.

Q4 2009 Investor Warrants. In connection with the financing, the investors received seven-year warrants exercisable for an aggregate of 525,563 shares of common stock at a price of $.75 per share, subject to adjustment.

In connection with the 2010 Restructuring, all 525,563 warrants were cancelled with the consent of the holders of the warrants.

Unpaid Salary

From November 2007 to May 2009, current and former executives of the Company agreed to defer salary to assist the Company with meeting its near-term obligations. The total amount of salary outstanding as of July 31, 2010 was $366,314. No interest accrued on the salary.

In connection with the 2010 Restructuring, $366,314 of salary was converted into 2,097,908 shares of common stock.

Kirby Advances

In connection with the Company’s provision of management services to William Kirby, D.O., Inc. and Dr. William Kirby from November, 2007 to April, 2010, William Kirby, D.O., Inc. and Dr. Kirby advanced fees for services not yet due to the Company in an aggregate amount of $278,515.

In connection with the 2010 Restructuring, $278,515 of accrued advances was converted into 1,595,076 shares of common stock.

2010 Common Stock Offering

2010 Common Stock Offering. On December 31, 2010, the Company closed on the final round of its private placement of common stock conducted pursuant to Confidential Offering Documents dated April 30, 2010, as amended, in reliance on the exemptions contained in Sections 4(2) and 4(5) of the Securities Act and on Regulation D promulgated thereunder, as transactions not involving any public offering and involving sales solely to accredited investors.  Pursuant to the offering documents, the Company offered a minimum of $1,250,000 and up to $2,000,000, with a $1,000,000 over-allotment option, of shares of its common stock at a price of $.052668 per share. In connection with the financing, the Company issued 54.475 million shares of common stock for aggregate gross proceeds of approximately $2.87 million on the following dates:

August 2010
Gross Proceeds:  $1.26 million
Shares Issued:  23.94 million
Number of Existing Investors:  7
Number of Unaffiliated Investors:  8

September 2010
Gross Proceeds:  $114,500
Shares Issued:  2.17 million
Number of Existing Investors:  1
Number of Unaffiliated Investors:  2

November-December 2010
Gross Proceeds:  $1.49 million
Shares Issued:  28.36 million
Number of Existing Investors:  8
Number of Unaffiliated Investors:  30

The Company will use the net proceeds from the financing to settle past accounts, to finance its plans for expansion and for working capital and general corporate purposes.

Lead Investor Purchase Option. In connection with the financing, Chicago Investments, Inc., as lead investor, received an option to purchase up to an additional 9,493,430 shares of common stock at a price of $.052668 per share. On August 1, 2011, the Company and Chicago Investments, Inc. entered into the First Amendment to Purchase Option.  In connection with the First Amendment, Chicago Investments assigned its right to exercise the option with respect to 4,746,715 shares to CIBC Trust Company (Bahamas) Limited, and the Company agreed to extend the term of the original option until August 10, 2012. On August 10, 2011, CIBC exercised the option and purchased 4,746,715 shares of the Company’s common stock for a purchase price of $250,000. A copy of the Purchase Option is incorporated by reference into this registration statement as Exhibit 10.9, and a copy of the First Amendment is filed with this registration statement as Exhibit 10.10.

2010 Selling Agent Shares. In connection with the 2010 Common Stock Offering described above, the Company engaged Dawson James, a registered broker-dealer, on an exclusive, “best efforts” basis, to serve as its selling/placement agent with respect to the Company’s securities offered in the offering.  As compensation for its services as selling agent in the financing, Dawson James received a cash commission of 10% of the aggregate gross proceeds of the shares of common stock sold by the Company as a result of the Dawson James’ efforts, or $141,390.

2010 Restructuring

Pursuant to the Confidential Offering Documents for the Company’s 2010 common stock offering, it was a condition precedent to the investors’ purchase of the common stock that the Company convert certain of its outstanding indebtedness and cancel certain of its outstanding warrants. Following is a description of the then-outstanding indebtedness and warrants cancelled and converted, respectively, in connection with the Company’s restructuring efforts as required by the Confidential Offering Documents.

	Outstanding Pre-Restructuring		Outstanding Post-Restructuring		Shares of Common Stock Issued Upon Debt Conversion
Instruments/Payables	Debt Amount	Warrants	Debt Amount	Warrants
Q3 2007 Convertible Bridge Note	$45,795	-	$-	-	390,312
Q3 2007 Bridge Investor Warrants	-	82,483	-	82,483	-
Q3 2007 Bridge Selling Agent Warrants	-	15,000	-	-	-
Q4 2007 Bridge Notes	$79,023	-	-	-	493,892
Q1 2008 Convertible Notes	$275,267	-	-	-	2,346,104
Q1 2008 Investor Warrants	-	306,175	-	78,720	-
Q1 2008 Selling Agent Warrants	-	34,998	-	-	-
CFO Warrants	-	50,000	-	50,000	-
Q2 2008 Convertible Debentures	$1,066,369	-	-	-	6,300,100
Q2 2008 Selling Agent Warrants	-	85,500	-	-	-
Q2 2008 Convertible Bridge Note	$61,032	-	-	-	520,184
Q4 2008 Convertible Debentures	$606,010	-	-	-	3,523,197
Q4 2008 Selling Agent Warrants	-	50,340	-	-	-
Q4 2008 Bridge Notes	$51,451	-	-	-	321,571
Q4 2009 Investor Warrants	-	525,563	-	-	-
Accrued Deferred Salary	$366,314	-	-	-	2,097,908
Accrued Kirby Advances	$278,515	-	-	-	1,595,076

As of the date of this registration statement, 1,511,882 warrants to purchase shares of our common stock are outstanding. The outstanding warrants that are not reflected in the table above were either (i) issued prior to 2007 or (ii) issued following the restructuring. See “Item 11. Description of Registrant’s Securities to be Registered-Warrants” for the descriptions of our outstanding warrants.

Securities Issued Pursuant to our 2011 Long-Term Incentive Plan

Executive Incentive Options.  In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors approved the grant of stock options to the Company’s executive officers to purchase an aggregate of 6,270,000 shares of the Company’s common stock, of which 5,016,000 were outstanding as of September 15, 2011.  The options have an exercise price of $0.052268, which the board of directors determined is no less than the fair value of a share of common stock on the date of the grant.  The executive options vest in equal, 20% annual increments, with the first installments vesting immediately and each subsequent installment vesting on the anniversary of the grant date, over a period of four (4) years measured from the grant date. The executive options were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

Management Incentive Options.  In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors also approved the grant of stock options to certain members of the Company’s management team to purchase an aggregate of 650,000 shares of the Company’s common stock, all of which were outstanding as of September 15, 2011.  The options have an exercise price of  $0.052268, which the board of directors determined is no less than the fair value of a share of common stock on the date of the grant.  The management options vest in equal, 25% annual increments, commencing on the first anniversary of the grant date, over a period of four (4) years measured from the grant date.  The management options were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

Director Options.  In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors also approved the grant of nonqualified stock options to the Company’s non-employee directors to purchase an aggregate of 900,000 shares of the Company’s common stock, 450,000 of which were outstanding as of September 15, 2011.  The options have an exercise price of  $0.052268, which the board of directors determined is no less than the fair value of a share of common stock on the date of the grant.  50% of the director options vested immediately upon the grant date, 25% vest on the first anniversary of the grant date and the remaining 25% vest on the second anniversary of the grant date.  The director options were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

Stock Grants. In April 2011, pursuant to the Long-Term Incentive Plan, the Company’s board of directors also approved the grant of 600,000 shares of the Company’s common stock to each of William Kirby, D.O., Inc and each of the Company’s non-employee directors, which vested immediately upon the grant date.  The stock grants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

Item 11. Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 180,000,000 shares of common stock, par value $.0001 per share, and 20,000,000 shares of preferred stock, no par value per share. As of the date of this registration statement, there were 97,593,872 shares of common stock held by 168 shareholders of record. There were no shares of preferred stock outstanding as of the same date.

Common Stock

Voting Rights. The holders of shares of our common stock are entitled to one vote per share on all matters. The common stock does not have cumulative voting rights, which means that holders of the shares of our common stock with a majority of the votes to be cast for the election of directors can elect all directors then being elected.

Dividends. Each share of our common stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefore when, as and if declared by our board of directors. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Liquidation. In the event we dissolve, liquidate or wind up, the holders of our common stock are entitled to share equally and ratably in the assets available for distribution after payments are made to our creditors and to the holders of any outstanding preferred stock, including such preferred stock we may designate and issue in the future with liquidation preferences greater than those of the common stock.

Other. The holders of shares of our common stock have no preemptive, subscription or redemption rights and are not liable for further call or assessment. As of the date of this registration statement, there has been no established public trading market for our common stock.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, no par value, in one or more series with such designations, voting power, preferences and relative, participating, option or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Warrants

Q2 2007 Investor Warrants. In connection with the issuance of a convertible promissory note in June 15, 2007, DRTATTOFF, LLC issued to Gregg Parker a five-year warrant exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 82,483 shares of our common stock at an exercise price of $1.25 per share, subject to adjustment based on customary antidilution protections. The warrant is incorporated by reference into this registration statement as Exhibit 10.1.

Q3 2007 Placement Agent Warrants. In connection with a private placement of its securities in September 2007, DRTATTOFF, LLC issued to Brookshire Securities, Inc., its placement agent in the private placement, five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 18,950 shares of our common stock at an exercise price of $1.25, subject to adjustment based on customary antidilution protections. The warrant is incorporated by reference into this registration statement as Exhibit 10.2.

Q1 2008 Investor Warrants. In connection with the issuance of convertible promissory notes to investors in a private placement from December 2007 to February 2008, investors received five-year warrants exercisable, following the Tattoff-Lifesciences merger, for an aggregate of 306,175 shares of common stock at a price of $1.00 per share, subject to adjustment based on customary antidilution protections. As of the date of this registration statement, 78,720 of the warrants remain outstanding. A form of the warrant is incorporated by reference into this registration statement as Exhibit 10.3.

Series A Holder Warrants. In connection with the issuance of shares of our Series A Preferred Stock in the Tattoff-Lifesciences merger, we issued five-year warrants to investors to purchase an aggregate of 547,000 shares of our common stock at an exercise price equal to $1.00 per share, subject to adjustment based on customary antidilution protections. As of the date of this registration statement, 379,850 of the warrants remain outstanding. A form of the warrant is incorporated by reference into this registration statement as Exhibit 10.3.

CFO Warrants. In connection with the Tattoff-Lifesciences merger, in February 2008, we issued five-year warrants to purchase 50,000 shares of our common stock at an exercise price of $0.80 per share, subject to adjustment based on customary antidilution protections, to Howard Sampson, the former interim Chief Financial Officer of DRTATTOFF, LLC. The warrant is incorporated by reference into this registration statement as Exhibit 10.4.

Other Warrants.  On March 7, 2011, we issued a warrant to purchase 901,879 shares of our common stock at an exercise price equal to $0.053 per share to The InVentures Group Inc.  The warrant has an expiration date of July 26, 2015 and was issued in consideration of the recipient’s provision of general business advisory services, including assistance with the preparation of a business plan.  A copy of the form of warrant is filed with this registration statement as Exhibit 10.20.

Option Agreement

In December 2010, the Company issued 2,850,000 shares of common stock to Chicago Investments, Inc. in a private placement for a purchase price of $150,103.80. In connection with the private placement, in January 2011, the Company entered into a Purchase Option with Chicago Investments, Inc., pursuant to which Chicago Investments was granted the right to acquire up to 9,493,430 shares of common stock at an exercise price of $.052668 per share on or before August 10, 2011. On August 1, 2011, the Company and Chicago Investments, Inc. entered into the First Amendment to Purchase Option.  In connection with the First Amendment, Chicago Investments assigned its right to exercise the option with respect to 4,746,715 shares to CIBC Trust Company (Bahamas) Limited, and the Company agreed to extend the term of the original option until August 10, 2012. On August 10, 2011, CIBC exercised the option and purchased 4,746,715 shares of the Company’s common stock for a purchase price of $250,000. The Purchase Option is incorporated by reference into this registration statement as Exhibit 10.9, and the First Amendment is filed with this registration statement as Exhibit 10.10.

Item 12. Indemnification of Directors and Officers

Section 607.0850 of the Florida Business Corporation Act provides that any director or officer of a Florida corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position, so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that his conduct was in the corporation’s best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such proceeding, such indemnification is mandatory.

Pursuant to our bylaws, the Company has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith.

In addition, under our bylaws, the Company has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that a director, officer, employee, or agent of the Company has been successful on the merits or otherwise in defense of any proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith.

Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if ultimately found not to be entitled to indemnification by the Company. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that our board of directors deems appropriate.

The indemnification and advancement of expenses provided above are not exclusive, and pursuant to our bylaws, the Company may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that such person’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe such person’s conduct was lawful or had no reasonable cause to believe such person’s conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 under the Florida Business Corporation Act are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

We currently maintain directors’ and officers’ liability insurance covering our directors and officers against expenses and liabilities arising from certain actions to which they may become subject by reason of having served in such role. Such insurance is subject to the coverage amounts, exceptions, deductibles and other conditions set forth in the policy.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required under Florida law. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data

The Company’s financial statements, notes thereto and the related independent registered accounting firm’s report are set forth immediately following the signature page to this registration statement beginning at page F-1 and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Termination of Squar, Milner, Peterson, Miranda & Williamson, LLP

On February 15, 2011, we terminated Squar, Milner, Peterson, Miranda & Williamson, LLP, upon completion of Squar’s audit of the Company’s financial statements as of and for the years ending December 31, 2009 and 2008.

Squar’s audit report dated February 14, 2011, with respect to the  balance sheets of the Company as of December 31, 2009 and 2008, and the related  statements of operations, shareholders’ deficit  and cash flows for the years then ended, did not contain an adverse opinion or a disclaimer of opinion and, except as described below, was not qualified or modified as to uncertainty, audit scope or accounting principles. Such audit report did include an explanatory paragraph stating that there was substantial doubt about the Company’s ability to continue as a going concern.

During the two years ended December 31, 2009 and 2008 and through February 15, 2011, the Company did not have any disagreements with Squar on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Squar, would have caused Squar to make reference to the subject matter of the disagreement(s) in connection with its report on the Company’s  financial statements. During the two years ended December 31, 2009 and 2008 and through February 15, 2011, there have been no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the SEC, except as described in the following paragraph.

On February 10, 2011, Squar informed the Audit Committee of the Company’s board of directors of a material weakness in internal control over financial reporting due to the lack of sufficient personnel in the accounting function of the Company with appropriate skills, training and experience to ensure the complete and proper preparation of financial statements in accordance with (i) accounting principles generally accepted in the United States of America and (ii) SEC accounting and financial reporting requirements.

We have provided Squar with a copy of the disclosure contained in this Item 14 and requested that Squar provide us with a letter addressed to the SEC stating whether Squar agrees with such disclosure. A copy of Squar’s letter is filed with this registration statement as Exhibit 16.1. The decision to terminate the engagement of Squar as the Company’s independent registered public accounting firm was approved by the Audit Committee of the Company’s board of directors.

Engagement of SingerLewak LLP

On February 10, 2011, the Audit Committee of the Company’s board of directors approved the engagement of SingerLewak LLP as our principal independent accountants to audit our financial statements for the fiscal year ending December 31, 2010.

During the fiscal years ending December 31, 2009 and 2008 and through February 10, 2011, the effective date of Singer’s engagement by the Company, neither the Company nor anyone on its behalf consulted with Singer regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on its financial statements, or (2) any matter that was either the subject of a disagreement (as defined in Regulation S-K Item 304(a)(1)(iv)) or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)). Prior to the Company’s engagement of Singer, Singer did not provide the Company with either written or oral advice that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue.

The decision to engage Singer as the Company’s independent registered public accounting firm was approved by the Audit Committee of the Company’s board of directors.

Item 15. Financial Statements and Exhibits

(a) Financial Statements:

See “Index to Financial Statements” set forth on page F-1.

(b) Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated September 7, 2007 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2007).

2.2
Amendment Number 1 to the Agreement and Plan of Merger, dated October 5, 2007 (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

2.3
Amendment Number 2 to the Agreement and Plan of Merger, dated February 1, 2008 (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-QSB filed with the SEC on February 8, 2008).

2.4
Articles of Merger as filed with the Secretary of State of the State of Florida (incorporated by reference to Exhibit 2.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

2.5
Certificate of Merger as filed with the Secretary of State of the State of California (incorporated by reference to Exhibit 2.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.2	By-Laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.3
Articles of Amendment to the Articles of Incorporation designating Series A Preferred Stock filed with the Secretary of State of the State of Florida on February 7, 2008 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

3.4
Articles of Amendment to the Articles of Incorporation changing the Company’s name filed with the Secretary of State of the State of Florida on May 19, 2008 (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 18, 2008).

3.5
Articles of Amendment to the Articles of Incorporation increasing the Company’s authorized capital stock filed with the Secretary of State of the State of Florida on February 9, 2011 (incorporated by reference to Exhibit 3.5 to the Company’s Form 10-12g filed with the SEC on February 14, 2011).

10.1
Warrant issued by DRTATTOFF, LLC in favor of Gregg Parker dated June 18, 2007 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.2
Placement Agent Warrant issued by DRTATTOFF, LLC in favor of Brookshire Securities Corporation dated October 5, 2007 (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.3
Form of Common Stock Purchase Warrant issued by the Company in connection with the issuance of (i) shares of Series A Preferred Stock and (ii) convertible promissory notes to investors in a private placement from December 2007 to February 2008 (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.4
Common Stock Purchase Warrant issued by the Company in favor of Howard Sampson, dated February 11, 2008 (incorporated by reference to Exhibit 10.30 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 18, 2008).

10.5
Form of Registration Rights Agreement between Lifesciences Opportunities Incorporated and holders of shares of Series A Preferred Stock (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

10.6	Amended and Restated Management Services Agreement between Dr. Tattoff, Inc. and William Kirby, D.O., Inc., effective as of January 1, 2010. †

10.7
Medical Director Agreement among Dr. Tattoff, Inc., William Kirby, D.O., Inc. and William Kirby, D.O., effective as of January 1, 2010 (incorporated by reference to Exhibit 10.7 to the Company’s Form 10-12g filed with the SEC on February 14, 2011).

10.8
Selling Agreement between Dr. Tattoff, Inc. and Dawson James Securities, Inc., dated July 14, 2010 (incorporated by reference to Exhibit 10.8 to the Company’s Form 10-12g filed with the SEC on February 14, 2011).

10.9
Purchase Option issued by Dr. Tattoff, Inc. in favor of Chicago Investments, Inc., dated January 21, 2011 (incorporated by reference to Exhibit 10.9 to the Company’s Form 10-12g filed with the SEC on February 14, 2011).

10.10	First Amendment to Purchase Option by and between Dr. Tattoff, Inc. and Chicago Investments, Inc., dated August 1, 2011. †

10.11	Shareholders Agreement among Dr. Tattoff, Inc., William Kirby, D.O., Inc. and William Kirby, D.O., effective as of January 1, 2010. †

10.12	Consulting Physician Agreement between Dr. Tattoff, Inc. and Pandora Laser Services, PLLC, effective as of June 17, 2011. †

10.13	Dr. Tattoff, Inc. 2011 Long-Term Incentive Plan. †

10.14	Dr. Tattoff, Inc. Short-Term Incentive Plan. †

10.15	Form of Incentive Stock Option Award under Dr. Tattoff, Inc. 2011 Long-Term Incentive Plan. †

10.16	Form of Director Nonqualified Stock Option Award under Dr. Tattoff, Inc. 2011 Long-Term Incentive Plan. †

10.17	Employment Agreement, effective as of June 10, 2011, between Dr. Tattoff, Inc. and John Keefe. †

10.18	Employment Agreement, effective as of June 10, 2011, between Dr. Tattoff, Inc. and Mark Edwards. †

10.19	Employment Agreement, effective as of June 10, 2011, between Dr. Tattoff, Inc. and Ian Kirby. †

10.20	Warrant issued by the Company in favor of The InVentures Group Inc. dated March 7, 2011. †

16.1	Letter from Squar, Milner, Peterson, Miranda & Williamson, LLP, dated October 4, 2011. †

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 11, 2008).

†       Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dr. Tattoff, Inc.

October 5, 2011	By:	/s/ John P. Keefe
John P. Keefe,
Chief Executive Officer

DR. TATTOFF, INC.
(formerly Lifesciences Opportunities Incorporated)

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dr. Tattoff, Inc.

We have audited the accompanying balance sheet of Dr. Tattoff, Inc. (the “Company”) as of December 31, 2010, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses and negative cash flows from operations, and has an accumulated deficit of approximately $2,093,000 at December 31, 2010. This raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SingerLewak LLP

October 4, 2011
Los Angeles, California

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Dr. Tattoff, Inc.

We have audited the accompanying balance sheet of Dr. Tattoff, Inc. (the “Company”) as of December 31, 2009, and the related statements of operations, shareholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dr. Tattoff, Inc. as of December 31, 2009 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying 2009 financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit at December 31, 2009 and a history of recurring losses and negative cash flows from operations. The Company’s ability to continue operations is predicated on its ability to raise additional capital and, ultimately, to achieve profitability. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

February 14, 2011
Newport Beach, California

DR. TATTOFF, INC. BALANCE SHEETS December 31, 2010 and 2009

	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,856,671	$280,862
Due from related party	74,646	-
Note receivable	25,000	-
Prepaid expenses and other current assets	31,722	11,049
Total current assets	1,988,039	291,911

PROPERTY AND EQUIPMENT, net	327,654	231,088
OTHER ASSETS	20,953	27,604

Total assets	$2,336,646	$550,603

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$190,459	$930,399
Accrued expenses and other liabilities	219,291	435,665
Accrued compensation	113,923	435,918
Accrued interest	194	351,779
Notes payable, current portion	11,446	1,658,375
Related party notes payable	-	107,402
Related party payables	33,918	352,011
Capital lease obligations, current portion (related party)	61,644	38,856
Total current liabilities	630,875	4,310,405

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion (related party)	233,876	246,950
Notes payable, net of current portion	50,657	-
Deferred rent	1,179	7,169

Total liabilities	916,587	4,564,524

COMMITMENTS AND CONTINGENCIES (notes 7 and 9) SHAREHOLDERS’ EQUITY (DEFICIT)
Preferred stock, 20,000,000 shares authorized, none issued or outstanding at December 31, 2010 and 2009	-	-
Common stock, $.0001 par value, 180,000,000 shares authorized, 88,540,472 and 14,824,036 shares issued and outstanding at December 31, 2010 and 2009, respectively	8,854	1,482
Additional paid-in capital	3,565,408	(545,837)
Stock subscriptions receivable	(61,000)	-
Accumulated deficit	(2,093,203)	(3,469,566)

Total shareholders’ equity (deficit)	1,420,059	(4,013,921)

Total liabilities and shareholders’ equity (deficit)	$2,336,646	$550,603

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF OPERATIONS Years Ended December 31, 2010 and 2009

	2010	2009

REVENUES FROM RELATED PARTY	$2,179,333	$1,656,141

OPERATING COSTS AND EXPENSES
Management service expenses	1,053,845	830,999
General and administrative expenses	1,075,824	1,216,528
Marketing and advertising	361,936	156,732
Depreciation and amortization	112,637	128,460
	2,604,242	2,332,719

LOSS FROM OPERATIONS	(424,909)	(676,578)

INTEREST EXPENSE	(176,193)	(344,573)

OTHER INCOME (EXPENSE)	37,602	(26,400)

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(563,500)	(1,047,551)

PROVISION FOR INCOME TAXES	800	800

NET LOSS BEFORE EXTRAORDINARY ITEM	(564,300)	(1,048,351)

EXTRAORDINARY GAIN ON DEBT RESTRUCTURING, NET OF INCOME TAX OF $0	1,940,663	-

NET INCOME (LOSS)	1,376,363	(1,048,351)

DEEMED DIVIDEND AND CUMULATIVE DIVIDENDS ON PREFERRED STOCK	-	(25,600)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$1,376,363	$(1,073,951)

BASIC AND DILUTED NET INCOME (LOSS) PER SHARE APPLICABLE TO COMMON SHAREHOLDERS
CONTINUING OPERATIONS	$(.01)	$(.09)
EXTRAORDINARY ITEMS	.05	-
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$.04	$(.09)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	37,927,098	12,272,856

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) Years Ended December 31, 2010 and 2009

	Preferred Stock		Common Stock					Total Shareholders’ Equity (Deficit)
	Shares	Stated Value	Shares	Stated Value	Additional Paid-in Capital (Deficit)	Stock Subscriptions Receivable	Accumulated Deficit

BALANCE – December 31, 2008	10,940	$1,094,000	10,222,162	$1,022	$(2,054,168)	$-	$(2,538,159)	$(3,497,305)

Reclassification of warrants and other	-	-	-	-	(8,870)	-	116,944	108,074
Conversion of preferred stock into common stock	(10,940)	(1,094,000)	3,100,267	310	1,093,690	-	-
Issuance of common stock	-	-	1,501,607	150	423,511	-	-	423,661
Net loss	-	-	-	-	-	-	(1,048,351)	(1,048,351)

BALANCE – December 31, 2009	-	-	14,824,036	1,482	(545,837)	-	(3,469,566)	(4,013,921)

Issuance of common stock	-	-	54,475,140	5,448	2,579,818	(61,000)	-	2,524,266
Common stock issued in restructuring of debt	-	-	17,588,344	1,759	1,444,536	-	-	1,446,295
Issuance of common stock in exchange for warrants	-	-	1,652,952	165	86,891	-	-	87,056
Net income	-	-	-	-	-	-	1,376,363	1,376,363

BALANCE – December 31, 2010	-	$-	88,540,472	$8,854	$3,565,408	$(61,000)	$(2,093,203)	$1,420,059

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. STATEMENTS OF CASH FLOWS Years Ended December 31, 2010 and 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,376,363		$(1,048,351)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	112,637		128,460
Amortization of debt discount to interest expense	-		137,780
Restructuring	(1,940,663)		-
Change in fair value of warrant liabilities	(37,200)		33,900
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	25,587		41,153
Due from related party	(74,646)		-
Other assets	6,651		16,906
Accounts payable	(190,472)		(7,012)
Accrued expenses, other liabilities, and accrued compensation	(35,167)		598,026
Net cash used in operating activities	(756,910)		(99,138)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(73,171)		(10,452)
Advances on note receivable	(25,000)		-
Net cash used in investing activities	(98,171)		(10,452)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(45,286)		(33,079)
Principal payments on notes payable	(48,090)		(30,815)
Proceeds from issuance of common stock	2,524,266		423,661
Net cash provided by financing activities	2,430,890		359,767

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,575,809		250,177

CASH AND CASH EQUIVALENTS – beginning of year	280,862		30,685
CASH AND CASH EQUIVALENTS – end of year	$1,856,671		$280,862

SUPPLEMENTAL CASH FLOW DISCLOSURE
Cash paid during the year for:
Interest	$1,088		$1,065

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Restructuring of short term and bridge notes for common stock	$390,660		$-
Restructuring of April 2008 convertible debentures for common stock	$1,111,860		$-
Restructuring of July 2008 convertible debentures for common stock	$622,726		$-
Restructuring of related party notes for common stock	$133,686	$
Extinguishment of accounts payable due vendors for reduced payment	$563,911		$-
Extinguishment of related party contractual obligation for common stock	$278,515		$-
Extinguishment of compensation due for common stock	$366,314		$-
Acquisition of fixed assets by assuming liabilities	$55,500		$-

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

NOTE 1.	ORGANIZATION AND NATURE OF OPERATIONS

Organization

Dr. Tattoff, Inc. (the “Company”), a Florida corporation formed in 2004, provides marketing and practice management services to licensed physicians who primarily perform laser tattoo removal services. The Company currently operates under a management services agreement with a contracting physician at four Southern California locations whereby the Company provides management, administrative, marketing and support services, insurance, and equipment at the clinical site. The contracting physician’s medical personnel provide laser tattoo removal services.

Reverse Merger

In February 2008, the Company completed a reverse merger with Lifesciences, a “public shell” company, and became a Securities and Exchange Commission (“SEC”) registrant (the “Merger”). The Company filed Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, but failed to file any Forms 10-Q or 10-K subsequently. On March 16, 2010, the Company filed a Form 15 with the SEC to terminate its registration under Section 12(g) of the Exchange Act. Upon the filing of the Form 15, the Company’s obligation to file periodic and other reports with the SEC was immediately suspended. The Company is in the process of filing a Form 10 registration statement with the SEC.

Lifesciences was incorporated under the laws of the State of Florida on January 12, 2004, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Prior to the Merger, Lifesciences had no operations with the Company other than issuing shares of its common stock to its original shareholders and conducting a private offering of shares of its common stock in January and February 2008.

As a result of the Merger, the Company issued an aggregate of 7,946,067 shares of its Common Stock and 10,940 shares of its Series A Preferred Stock to the members of Dr. Tattoff, LLC, representing 76% of the Company’s outstanding Common Stock and 100% of the outstanding Series A Preferred Stock on a post-Merger basis. On May 19, 2008, the Company filed Articles of Amendment to its Articles of Incorporation changing its legal corporate name from Lifesciences Opportunities Incorporated to Dr. Tattoff, Inc.

Reorganization Program and Troubled Debt Restructuring

In March 2010, the Board of Directors of the Company approved an informal plan of reorganization (the “Plan”). The purpose of the Plan was to allow the Company to reorganize its affairs in connection with a financing proposal, which was intended to provide the necessary capital to add additional operating clinics and meet the Company’s immediate working capital needs. The Plan included a restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors, attorneys, accountants, and note holders.

The Plan was developed in connection with a term sheet from an investor pursuant to which the reorganization would occur and new investment of at least $1,250,000 and up to a maximum of $3,000,000 would be made in the Company.

To obtain the new investment, the Company was required to complete several elements of the Plan designed to improve the Company’s liquidity and capital resources:

●
The conversion of all outstanding principal and interest due on convertible notes issued by the Company and its predecessor between June 1, 2007 and June 27, 2008 into shares of Common Stock and the cancellation of such notes and all warrants issued in connection with such notes.

●
All of the holders of the convertible notes agreed to the conversion and 3,256,600 shares of Common Stock were issued to the holders in exchange for $382,094 in outstanding principal and interest. The Company’s gain on restructuring the convertible notes includes $8,566 in interest accrued between the exchange offer date of April 30, 2010 through closing of the restructuring transactions on August 10, 2010.

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company in April 2008 into shares of Common Stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the April 2008 debentures agreed to the conversion and 6,300,100 shares of common stock were issued to the holders in exchange for $1,066,369 in outstanding principal and interest. The Company’s gain on restructuring the April 2008 convertible debentures includes $28,391 in interest accrued between the exchange offer date of April 30, 2010 through closing of the restructuring transactions on August 10, 2010 and $17,100 in penalties due the debenture holders under registration rights agreements.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

●
The conversion of all of the outstanding principal and interest due on debentures issued by the Company between July 2008 and December 2008 into shares of Common Stock and the cancellation of such debentures and all warrants issued in connection with such debentures. All of the holders of the July 2008 debentures agreed to the conversion and 3,523,197 shares of common stock were issued to the holders in exchange for $606,010 in outstanding principal and interest. The Company’s gain on restructuring the July 2008 convertible debentures includes $16,716 in interest accrued between the exchange offer date of April 30, 2010 through closing of the restructuring transactions on August 10, 2010.

●
The conversion of all of the outstanding principal and interest due on notes held by insiders, including management and former members of management and the Board of Directors into shares of Common Stock and the cancellation of such notes. All of the holders agreed to the conversion and 815,462 shares of common stock were issued to the holders in exchange for $130,474 in outstanding principal and interest. The Company’s gain on restructuring the insider notes includes $3,212 in interest accrued between the exchange offer date of April 30, 2010 through closing of the restructuring transactions on August 10, 2010.

●
The conversion of all amounts owed to management and former members of management for salaries that the Company was unable to pay when due into shares of Common Stock. All of the current and former members of management agreed to the conversion and 2,097,908 shares of common stock were issued in exchange for the cancellation of $366,314 in outstanding obligations.

●
The conversion of amounts due for advances provided to the Company for services provided under the Company’s management services agreement with William Kirby, D.O., Inc. into shares of Common Stock. William Kirby, D.O., owns 100% of the stock in William Kirby D.O., Inc. and is the Company’s Medical Director and a member of its Board of Directors. William Kirby D.O., Inc. agreed to the conversion and 1,595,076 shares of common stock were issued in exchange for the cancellation of $278,515 in outstanding obligations.

●
The elimination of all other warrants previously issued by the Company including those issued to the holders of the Company’s, Series A Preferred Stock, the investors in the Company’s 2009 unit offering, warrants issued to its Broker-Dealer, and warrants issued to former employees. Warrant holders agreed to surrender warrants to purchase a total of 1,557,753 shares of the Company’s common stock. Certain warrant holders declined to surrender their warrants, principally including holders who had received them in connection with the Company’s Series A Preferred Stock offering, had received them in connection with notes that had previously been paid off, and a former employee.  The lead investor waived the requirement that the warrants be surrendered with respect to warrant to purchase 610,003 shares of the Company’s common stock.  The Company gain on restructuring includes $9,587 in penalties due under registration rights agreements and $14,965 in change in warrant liability with respect to warrant holders who agreed to surrender their warrant.

●
The material reduction and settlement of certain past due amounts owed to vendors who have provided goods and services to the Company for a fraction of the amounts owed. Such settlement payments as permitted will be made from the proceeds of the Financing. In connection with the restructuring, the Company entered into settlement agreements with vendors pursuant to which it reduced its outstanding obligations by approximately $677,000.

The Company received gross proceeds of approximately $1,261,000 and the preceding conversions and cancellations were effective as of August 10, 2010. The Company had six additional closings on the financing between September 3, 2010 and December 31, 2010, with additional gross proceeds of approximately $1,608,000.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

The following table summarizes the gain recognized by the Company in the Reorganization and Troubled Debt Restructuring Transactions:

Description of Obligation	Principal Amount of Debt Relieved	Interest Relieved(2)	Registration Penalties Relieved	Other	Common Stock Issued	Additional Paid-in Capital	Restructuring Gain
Q3-Q4 2007 Convertible Bridge Financing, Q1 2008 Convertible Note, & Q2 2008 Convertible Bridge Financing	$299,975	$90,685	$-	$-	$326	$171,193	$219,141
Q2 2008 Convertible Debenture Offering	855,000	239,760	17,100	-	630	331,184	780,046
Q4 2008 Convertible Debenture Offering	503,400	119,326	-	-	352	185,207	437,167
Q4 2007 & Q4 2008 Bridge Financing	107,402	26,284	-	-	81	112,493	27,454
Stock issued for exchange of warrants	-	-	-	-	165	86,891	(87,056)
Deferred Salary	366,314	-	-	-	210	366,104
Due to William O. Kirby, D.O., Inc.	278,515	-	-	-	160	278,355	-
Accounts Payable (1)	-	-	-	549,400	-	-	549,400
Registration Penalties	-	-	9,587	-	-	-	9,587
Accrued Warranty Liability	-	-	-	14,965	-	-	14,965
Fees and expenses	-	-	-	(10,041)	-	-	(10,041)
Totals	$2,410,606	$476,055	$26,687	$554,324	$1,924	$1,531,427	$1,940,663

(1) The Company settled accounts with vendors of approximately $851,000. The Company paid approximately $96,000 to vendors on or about August 10, 2010 pursuant to settlement agreements and agreed to make future payments totaling $160,200. The Company paid approximately $32,000 to settled vendors in anticipation of closing or after closing the restructuring transactions.

(2) Includes interest expense from the exchange offer date through August 10, 2011.

Because the Company’s creditors granted significant concessions to us in order to address the financial difficulties related to our liquidity situation, the restructuring has been accounted for as a “Troubled Debt Restructuring” pursuant to ASC 470-60. Accordingly, the Company recognized a gain in the amount of the difference between the fair value of the consideration issued and the carrying amount of the debt eliminated. For transactions with related parties, we did not recognize a gain but treated the transaction as a capital contribution. The gain was classified as an extraordinary item on the Company’s statement of operations because it meets the criteria for such presentation as set forth in ASC 255-20-45-2 as restructuring of debt is unusual in nature and not expected to occur frequently given the nature of the Company’s business. The Company was compelled to restructure its obligations following an extended search for additional capital. During this process, the Company noted that sources of capital that were interested in the Company were reluctant to invest in the Company because of the convertible debt. The Company currently anticipates that it will finance future activities with equity and equipment financing loans. The Company valued the shares of common stock issued to debt holders at $.052668 per share, the amount at which shares were sold in the offering held in connection with the restructuring.

Going Concern

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the ordinary course of business. At December 31, 2010, the Company has accumulated losses of $2,093,203. In 2010, the Company had net income of $1,376,363, comprised of a gain of $1,940,663 from restructuring, while sustaining a loss from operations of $564,300; however, the Company has not yet produced positive cash flow from operations. The Company’s ability to continue as a going concern is predicated on its ability to raise additional capital, increase sales and margins, and ultimately achieve sustained profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

Management believes that the Company will need to continue to raise additional outside capital to expand the number of clinics in operation and reduce the level of professional fees it incurs to address its losses and ability to continue to operate. The Company intends to raise additional capital and continue opening additional clinics to achieve this goal.

The Company’s 2010 restructuring eliminated the majority of the Company’s debt and other obligations which had served as a barrier in the Company’s earlier attempts to raise equity capital. In addition, the Company expanded its Board of Directors to include individuals with substantial experience in raising capital and numerous relationships that may assist the Company in achieving its goals. In the event that the Company is unsuccessful in raising adequate equity capital, management will attempt to reduce losses and preserve as much liquidity as possible. Steps management would likely take would include limiting capital expenditures, reducing expenses and leveraging the relatively few assets that it owns without encumbrance.  A reduction in expenses would likely include personnel costs, professional fees, and marketing expenses. While management would attempt to achieve break-even or profitable operations through these steps, there can be no assurance that it will be successful.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Merger Accounting

Since former Company security holders owned, after the Merger, approximately 76% of the combined company’s shares of Common Stock, and as a result of certain other factors, including that all members of the executive management of the combined company are from the Company, the Company is deemed to be the accounting acquirer for financial accounting reporting purposes and the transaction was accounted for as a public shell reverse merger and a recapitalization of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements reflect the historical results of the Company prior to the Merger and that of the combined company following the Merger, and do not include the historical financial results of Lifesciences prior to the completion of the Merger. Membership Units and the corresponding capital amounts of the Company pre-Merger have been retroactively restated as capital stock shares reflecting the exchange ratio in the Merger.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company adopted the fair value measurement and disclosure requirements of ASC 820, Fair Value Measurements and Disclosure for financial assets and liabilities measured on a recurring basis. ASC 820 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. This standard applies in situations where other accounting pronouncements either permit or require fair value measurements. ASC 820 does not require any new fair value measurements.

Fair value is defined in ASC 820 as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:
Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, prepaid expenses, security deposits, accounts payable, accrued expenses, and capital lease obligations and notes payable. Management believes that the fair value of these financial instruments approximates their carrying amounts at December 31, 2010 based on current market indicators, such as prevailing interest rates and the short-term maturities of such financial instruments.

The fair value of other financial instruments, which consist primarily of the Company’s derivative liabilities, were estimated utilizing a Black-Scholes option-pricing model as further described in Notes 4 and 8.

Management believes it is not practical to estimate the fair value of related party financial instruments (payables and receivables) because the transactions cannot be assumed to have been consummated at arm’s length, there are no quoted market values available for such instruments, and an independent valuation would not be practicable due to the lack of data regarding similar instruments (if any) and the associated potential cost.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

Long-lived Assets

Long-lived assets are reviewed for impairment in accordance with ASC No. 360 “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded on long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of the impairment review, assets are reviewed on an asset-by-asset basis. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of each asset to future net cash flows on an undiscounted basis expected to be generated by such asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets on an undiscounted basis exceeds the fair value of the assets.

The major long-lived assets of the Company are the lasers and IPL devices. While the Company has sustained losses, the clinics where the lasers and IPL devices are located are profitable. As a result, recoverability of assets to be held and used is measured by a comparison of the carrying amount of each asset to future net cash flows on an undiscounted basis expected to be generated by such asset in each clinic. There were no impairments of long-lived assets at December 31, 2010 and 2009.

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. The Company uses the following estimated useful lives for computing depreciation expense: furniture and fixtures, 7 years; medical equipment, 7 years; other equipment, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method based on the lesser of the useful life of the improvement or the lease term, which is typically five years or less. The Company expenses repair and maintenance costs as incurred.

Debt and Other Financial Instruments

Debt/Equity Instruments Issued with Warrants

The Company estimates the relative fair values of the debt and warrants, and allocates the proceeds pro-rata based on these values. The allocation of proceeds to the warrants results in the debt instrument being recorded at a discount from the face amount of the debt and the value allocated to the warrant is recorded to additional paid-in capital.

The Company reviews the terms of convertible financial instruments it issues to determine whether there are embedded derivative instruments, including the conversion option that may be required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative, including the conversion option that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds from the convertible host instruments are first allocated to the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, resulting in those instruments being recorded at a discount from their face value.

Debt Discounts

The discount from the face value of debt or convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, using the effective interest method.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

Preferred Stock Discounts

The discount from the redemption amount of the preferred stock is recorded to retained earnings (accumulated deficit) as a deemed dividend either over the period through redemption, if stated, or to the earliest conversion date if there is no stated redemption date.

Derivative Financial Instruments

Derivative instruments are initially recorded at estimated fair value and are then revalued at each reporting date with changes in the estimated fair value reported as charges or credits to income.

Revenue Recognition

The Company’s revenues are derived from management services provided to William Kirby D.O., Inc., a related party. The Company provides nonmedical services and facilities based on contractual prices established in advance that extend continuously over a set time for a fixed percentage of the contracting physician’s gross revenues (as defined in the Management Services Agreement - See Note 7) with no upfront fees paid by William Kirby D.O., Inc.

Under the management service agreement with William Kirby D.O., Inc, there is no right to refund or rejection of services. The Company recognizes revenue when the following criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Management services fees are paid by the contracting physician to the Company on a bi-weekly basis as earned, which is when the Company has substantially performed management services pursuant to the terms of the management services agreement with William Kirby D.O., Inc.

Advertising Costs

Advertising costs are expensed as incurred. For the years ended December 31, 2010 and 2009, advertising expense was $295,726 and $113,589, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (“ASC”) Topic 740 “Income taxes.”  Under ASC 740, deferred income taxes are recognized to reflect the tax consequences in future years for the differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets to amounts that are more likely than not to be realized.

The Company has incurred tax net operating losses since inception and, accordingly, has a deferred tax asset related to such tax net operating loss carryforwards. The Company has provided a 100% valuation allowance on such deferred tax asset at December 31, 2010 and 2009 (See Note 10 – Income Taxes).

The Company accounts for uncertainty in income taxes in accordance with ASC 740-10, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company has recognized no tax related interest or penalties since the adoption of ASC 740-10. As of December 31, 2010, the open tax years of the Company were 2006 to 2009.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In computing diluted earnings per share, the treasury stock method assumes that outstanding options are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options will have a dilutive effect under the treasury stock method only when the Company reports net income and the average market price of the common stock during the period exceeds the exercise price of the options. Options and conversions of convertible debt instruments were not included in computing diluted earnings per share for the years ended December 31, 2010 and 2009, respectively because their effects were antidilutive.

Accounting for Stock Options

The Company measures stock-based compensation expense at the grant date, based on the fair value of the award, and recognizes the expense over the employee’s requisite service (vesting) period using the straight-line method. The measurement of stock-based compensation expense is based on several criteria including, but not limited to, the valuation model used and associated input factors, such as expected term of the award, stock price volatility, risk free interest rate and forfeiture rate. Certain of these inputs are subjective to some degree and are determined based in part on management’s judgment. The Company recognizes the compensation expense on a straight-line basis for its graded vesting awards. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. However, the cumulative compensation expense recognized at any point in time must at least equal the portion of the grant-date fair value of the award that is vested at that date. As used in this context, the term “forfeitures” is distinct from “cancellations” or “expirations”, and refers only to the unvested portion of the surrendered equity awards.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include those related to the realization of long-lived assets, deferred income tax asset valuation allowances, and the valuation of equity instruments issued.

Concentrations

Financial instruments that subject the Company to credit risk consist primarily of cash and revenues. The Company’s cash is maintained at financial institutions in the United States. These accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, such balances may be in excess of the amounts insured by the FDIC. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risks on cash.

Substantially all of the Company’s revenues in 2010 and 2009 were derived from a management services agreement relating to the Company’s California clinics pursuant to a management services agreement with William Kirby D.O., Inc. If the Company’s management services agreement is terminated for any reason or William Kirby, D.O., Inc. defaults on its obligations thereunder, the Company’s operating results, cash flows and financial performance may be adversely affected and the Company may need to negotiate and enter into a new agreement with a qualified physician. Although the Company’s management services agreement provides the Company with the right to approve a replacement contracting physician upon termination or default, the Company can give no assurance that it will be able to expeditiously identify and contract with a qualified replacement physician on commercially reasonable terms or at all. The termination of the Company’s  management services arrangement could have a material adverse effect on the Company’s financial condition, cash flows and results of operations.

Significant Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2010-6, Improving Disclosures About Fair Value Measurements, (ASU 2010-6). The ASU amends Codification Topic 820, Fair Value Measurements and Disclosures to add new disclosure requirements for transfers into and out of Levels 1 and 2 fair value measurements, as well as separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements. ASU 2010-6 also clarifies existing fair value disclosures regarding the level of disaggregation and inputs and valuation techniques used to measure fair value. ASU 2010-6 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. ASU 2010-6 only adds new disclosure requirements and as a result, the Company does not expect its adoption to have an impact on its future financial statements.

DR. TATTOFF, INC. NOTES TO FINANCIAL STATEMENTS December 31, 2010 and 2009

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

Reclassifications

Certain amounts from the prior year financial statements have been reclassified to conform to the current year presentation.  Additionally, the statement of shareholders’ equity (deficit) for the year ended December 31, 2009 reflects the reclassification of approximately $2,182,000 in previous years’ losses from accumulated deficit to additional paid-in capital to reflect proper accounting under the SEC’s Staff Accounting Bulletin Topic 4:B.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment, consists of the following at December 31:

	2010	2009

Equipment	$624,548	$487,938
Furniture and fixtures	47,595	43,346
Leasehold improvements	124,001	63,322
	796,144	594,606
Less accumulated depreciation and amortization	(468,490)	(363,518)

	$327,654	$231,088

Depreciation and amortization expense was $112,367 and $128,460 for the years ended December 31, 2010 and 2009, respectively.

Assets under capital leases (gross) were $510,951 and $389,673 at December 31,2010 and 2009, respectively. Amortization expense recorded for the assets under capital leases amounted to $69,282 and $67,849 for the years ended December 31, 2010 and 2009, respectively.

NOTE 4.	NOTES PAYABLE

Notes payable consist of the following at December 31:

	2010	2009

Convertible promissory notes	$-	$299,975
Convertible debentures	-	1,358,400
Equipment financing note	62,103	-
	62,103	1,658,375
Less current portion	(11,446)	(1,658,375)

Long-term portion	$50,657	$-

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

Convertible Promissory Notes

June and July 2007 Convertible Promissory Notes

In June and July 2007, the Company issued two unsecured convertible promissory notes to two investors in the amount of $150,000 each. The June and July 2007 notes matured at the earlier of (i) 180 days following the date of issuance, or (ii) two days after the effective date of the Company’s Merger with Lifesciences (See Note 1) unless the note holder elects to convert his note. Each note bears interest at 10% per annum and is convertible into the Company’s shares at a price of $1.25 per share.

As additional consideration for the investors purchasing the notes, the Company issued the note holders five-year warrants to purchase an aggregate of 164,966 shares of the Company’s Common Stock at an exercise price of $1.25 per share. The relative fair values of the warrants at the time of grants, determined by management to be $54,090 in the aggregate, were recorded as a debt discount and were amortized over the original term of the notes. Additionally, the Company issued 15,000 warrants to a licensed broker-dealer in connection with the July 2007 note. The warrants contain cashless exercise provisions which are settled in shares and provide for piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, determined by management to be $4,918 in the aggregate, was recorded as a deferred financing cost and was amortized over the original term of the note.

The June 2007 note matured on December 12, 2007, and the Company was in default on the note. On April 10, 2008, the note was repaid in full in the amount of $167,654 including interest and $5,000 in attorney’s fees. The July 2007 note matured in January 2008 and the Company defaulted. The Company made a $25,000 payment to the note holder on July 28, 2008 and two additional payments aggregating to $100,000 in August 2008.

On August 19, 2008, the Company entered into an extension agreement with the note holder pursuant to which the note holder waived any and all past defaults and agreed to extend the maturity date of the note until October 31, 2008. In addition, the Company agreed to pay certain portions of the remaining outstanding principal and accrued interest on specified dates prior to maturity. The Company was unable to repay the note as of the extended due date and defaulted as of October 31, 2008.

The balance of the July 2007 note, including accrued interest, was $0 and $42,459 as of December 31, 2010 and 2009, respectively.

The note, accrued interest and the investor warrants were exchanged for common stock in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

December 2007 through February 2008 Convertible Promissory Notes

In December 2007, the Company issued one secured convertible promissory note to an investor in the amount of $50,000. In January and February 2008, the Company issued 12 secured convertible promissory notes to 12 individual investors in varying amounts aggregating to $299,975. In connection with the sale of the convertible promissory notes, a director and former officer of the Company pledged 16.71% of his 38.19% interest in Pacific Holdings Syndicate, LLC, the Company’s majority shareholder, as collateral for the timely repayment of the obligations under the convertible promissory notes.

The convertible promissory notes issued from December 2007 through February 2008 matured at the earlier of (i) six months from the date of issuance, or (ii) five business days from the date of closing by the Company of equity financing in the aggregate of not less than $5.0 million unless the note holders elect to convert their notes prior to maturity. All of the convertible promissory notes bear interest at 10% per annum and are convertible into the Company’s Common Stock at a price of $1.00 per share. The December 2007 through February 2008, note holders were entitled to receive either (i) at the time of conversion of the note if converted before maturity, a warrant to purchase one-half of a share of Common Stock at an exercise price of $1.00 per share for each share of Common Stock issued upon conversion of the principal balance and accrued unpaid interest outstanding of the note, or (ii) at maturity, a warrant to purchase one (1) share of Common Stock at an exercise price of $1.00 per share, subject to adjustment, for each share of Common Stock issuable upon conversion of the principal balance and accrued unpaid interest outstanding at the maturity date.

The conversion feature has no intrinsic value assuming the most favorable conversion rate to the investor. As a result, no accounting impact was determined for the conversion feature at issuance.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

In connection with the December 2007 through February 2008 transactions, the Company issued an additional 34,998 five-year warrants to a licensed broker-dealer, with an exercise price of $1.00 per share. The warrants contain cashless exercise provisions which are settled in shares and piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, determined by management to be $7,700 in the aggregate, was recorded as a deferred financing cost and was amortized over the term of the notes. The warrants were fully amortized at December 31, 2009; $89,361 was amortized for the warrants for the year ended December 31, 2009.

Management estimated the fair value of the warrants issued to the broker-dealer based upon the application of the Black-Scholes option pricing model using the following assumptions: value of common share of $.25, expected life of five years; risk free interest rate of 2.65%; volatility of 70% and expected dividend yield of zero.

In July 2008, note holders representing an aggregate principal amount of $174,975 agreed to extend the maturity date of their convertible notes until October 31, 2008. In exchange for the extension of the maturity date, the Company reduced the conversion price of each convertible note to the lesser of: (i) $1.00 in the event any portion of the convertible note is converted prior to the effective date of the public offering, or (ii) eighty percent (80%) of the initial purchase price of the Common Stock in the Company’s public offering with gross proceeds of $5 million.

Also, in accordance with the original terms, the Company issued the promissory note warrants to purchase an aggregate of 174,975 shares of Common Stock at an exercise price of $1.00 per share. The warrant exercise price is subject to adjustment as set forth in the warrant agreement, including the requirement that if the Company at any time prior to the expiration of the warrant, subject to certain exceptions, issues any shares or securities convertible into shares of Common Stock to a person other than the warrant holder for a consideration per share less than the exercise price in effect at the time of such issuance, then the exercise price must be immediately reset to such lower price.

The first convertible note issued in December 2007 in the principal amount of $50,000 which matured in June 2008 was prepaid prior to its maturity. Accordingly, such investor did not receive any promissory note warrants.

The conversion feature modification resulted in a variable conversion price. Also, the issued warrants contain a price protection feature. In accordance with ASC 815-40, Contracts in an Entity’s Own Equity, the modified conversion feature and the warrants require liability treatment. The conversion feature was estimated to have an immaterial value and therefore no liability was recorded. The fair value of the warrants was determined to be $22,700 which was recorded as a warrant liability and a charge to interest expense. The fair value of the warrant liability was remeasured at December 31, 2008 and determined to be $11,400, and remeasured again at December 31, 2009 and determined to be $20,300, and the corresponding changes in the fair value of the warrant liability were recorded to income or expense.

The fair value of the warrant liability was remeasured at August 10, 2010 and determined to be $7,500, and $5,565 of warrants were cancelled as part of the restructuring plan.

Effective November 1, 2008, the maturity date of the December 2007 through February 2008 convertible promissory notes were extended for a second time to the earlier of completion of a public offering of at least $5.0 Million or December 31, 2009. No other terms of the notes were changed and no incentives were provided to the investors other than extension of the conversion feature. This extension resulted in no accounting impact as no assets were exchanged, and the renewed conversion feature was estimated to have an immaterial value.

The Company was unable to repay the December 2007 through February 2008 convertible promissory notes as of the extended due date and defaulted as of December 31, 2009. The notes and accrued interest were exchanged for common stock in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

April 2008 Convertible Debentures

On April 25, 2008, the Company closed its private offering of 12% convertible debentures (“Debentures”) for aggregate gross proceeds of $855,000. In accordance with the terms of the private placement memorandum for the offering, the Company also issued the investors in the Debentures, an aggregate of 855,000 shares (“Additional Shares”) of its Common Stock.

The maturity date of the Debentures was the earlier of: (i) the completion of a public offering (“Public Offering”) of the Company’s Common Stock resulting in gross proceeds of at least $5 million; or (ii) 180 days from April 25, 2008 (the “Debenture  Maturity Date”). The Debentures accrue interest at the rate of 12% per annum, and any accrued and unpaid interest is payable in cash on the Debenture Maturity Date. Fifty percent (50%) of the unpaid principal amount of the Debentures, including any accrued and unpaid interest, were payable in cash on the Debenture Maturity Date. In addition, fifty percent (50%) of the outstanding and unpaid principal amount of the Debentures would mandatorily convert into Common Stock on the Debenture Maturity Date at a conversion rate equal to fifty percent (50%) of the purchase price of the Common Stock in the Public Offering. In the event the Company has not commenced a Public Offering by the Debenture Maturity Date, then the conversion price is $0.50 per share.

The relative fair value of the Additional Shares at the time of issuance, determined by management to be $124,231, was recorded as a debt discount and was amortized over the term of the notes.

In addition, the Company entered into a registration rights agreement with each investor which provides that the Company is required to file a registration statement with the SEC registering the Additional Shares and the shares of Common Stock underlying the Debentures within forty-five (45) days of April 25, 2008 (the “Filing Date”). The agreement provides that if the registration statement has not been filed by the Filing Date or declared effective within ninety (90) days of the Filing Date, the Company is required to pay the investors a two percent (2%) penalty, payable in cash or Common Stock, at the option of the Company. The Filing Date was June 9, 2008 and the registration statement was filed on August 5, 2008. The penalty, estimated to be $17,100, has been accrued but has not been paid by the Company and was waived by the investors in connection with the common stock exchange in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

Pursuant to an Amended and Restated Selling Agreement (“Selling Agreement”) by and between the Company and a licensed broker-dealer, the Company paid cash commissions of $85,500 to the broker-dealer equal to 10% of the gross proceeds raised in the offering. At the closing, the Company issued the broker-dealer five-year warrants to purchase, at an exercise price of $1.00 per share, shares of Common Stock equal to 10% of the Additional Shares sold by the broker-dealer in the offering, or 85,500 shares of Common Stock (“Broker-Dealer Warrants”). The warrants contain cashless exercise provisions which are settled in shares and provide for piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, determined by management to be $5,267 in the aggregate, was recorded as a deferred financing cost and was amortized over the term of the notes.

As a condition to the closing of the offering, the Company’s majority shareholder at the time, Pacific Holdings Syndicate, LLC, who is managed and majority owned by executive officers of the Company, returned an aggregate of 855,000 of its 6,712,500 shares of Common Stock to the Company for cancellation.

In October 2008, the maturity date of the April 2008 convertible debentures were extended to the earlier of completion of a public offering of at least $5.0 Million or March 31, 2009. No other terms of the April 2008 convertible debentures were changed and no incentives were provided to the investors. The extension of the conversion feature did not result in an accounting impact since the conversion feature was contingent and nonoperative.

In April 2009, the maturity date of the April 2008 convertible debentures was extended for a second time to the earlier of completion of a public offering of at least $5.0 Million or December 31, 2009. No other terms of the April 2008 convertible debentures were changed and no incentives were provided to the investors other than the extension of the conversion feature. The extension of the conversion feature did not result in an accounting impact since the conversion feature was still contingent and nonoperative.

The principal balance and accrued interest due on the outstanding April 2008 convertible debentures was $0 and $1,032,638 as of December 31, 2010 and 2009, respectively.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

The Company was unable to repay the April 2008 convertible debentures as of the extended due date and defaulted as of December 31, 2009. The convertible debentures and accrued interest were exchanged for common stock in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

June 2008 Convertible Promissory Note

On June 27, 2008, the Company issued a convertible promissory note in the principal amount of $50,000 to an investor, which accrued interest at a rate of 12% per annum on the aggregate unconverted and then outstanding principal amount, payable on the maturity date. The note matured the earlier of: (i) 180 days following the issue date, or (ii) five (5) business days from the date of closing by the Company of equity financing in the aggregate of not less than $5 million. The holder of the note could, at his option, elect to convert any outstanding and unpaid principal portion of the convertible note, and any accrued and unpaid interest, into shares of Common Stock at a price per share which is the lesser of: (i) $1.00 or (ii) eighty percent (80%) of the initial purchase price of the Common Stock in the Public Offering, subject to adjustment in the event of a merger, or reclassification, subdivision or combination of the Company’s securities. In the event any portion of the note was converted prior to the commencement of the Public Offering, the conversion price is $1.00 per share. In addition, the note holder received an additional 50,000 shares of Common Stock at the time of the issuance of the note. These shares and the shares of Common Stock underlying the note both provide for “piggy-back” registration rights.

The conversion feature contains a variable conversion price. In accordance with ASC 815-40, Contracts in an Entity’s Own Equity, the conversion feature requires liability treatment. The conversion feature was estimated to have an immaterial value and therefore no liability was recorded. The Company therefore allocated the proceeds received to the debt and common stock on a relative fair value basis in accordance with ASC 470-20, Debt with Conversion and Other Options. The relative fair value allocated to the common stock issued was $7,249 which was recorded to equity and a corresponding debt discount recorded which was amortized to interest expense over the term of the note.

The Company was unable to repay the June 2008 convertible promissory note at its original due date of December 24, 2008. In March 2009, the Company entered into an extension agreement with the holder pursuant to which the holder of the note agreed to waive past defaults and extend the due date to December 31, 2009.

No other terms of the June 2008 convertible promissory note were changed and no incentives were provided to the note holder other than the extension of the conversion feature. The extension of the conversion feature did not result in an accounting impact since the conversion feature was estimated by management to be immaterial.

The principal balance and accrued interest due on the outstanding June 2008 convertible promissory note was $0 and $59,066 as of December 31, 2010 and 2009, respectively.

The Company was unable to repay the June 2008 convertible promissory note as of the extended due date and defaulted as of December 31, 2009. The note and accrued interest were exchanged for common stock in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

July 2008 Convertible Debentures

Beginning in July 2008 and continuing through December 2008, the Company sold 503.4 Units of 12% convertible debentures (“July 2008 Debentures”) in a private offering for aggregate gross proceeds of $503,400. In accordance with the terms of the private placement memorandum for the offering, the Company also issued the investors in the July 2008 Debentures, an aggregate of 503,400 shares (“Additional Shares”) of its Common Stock.

The maturity date of the Debentures was the earlier of: (i) the completion of a public offering (“Public Offering”) of the Company’s Common Stock resulting in gross proceeds of at least $5 million; or (ii) 180 days from the offering closing date, as defined. The Debentures accrued interest at the rate of 12% per annum, and any accrued and unpaid interest was payable in cash on the Debenture Maturity Date. Fifty percent (50%) of the unpaid principal amount of the Debentures, including any accrued and unpaid interest, was payable in cash on the Debenture Maturity Date. In addition, fifty percent (50%) of the outstanding and unpaid principal amount of the Debentures would mandatorily convert into Common Stock on the Debenture Maturity Date at a conversion rate equal to fifty percent (50%) of the purchase price of the Common Stock in the Public Offering. In the event the Company had not commenced a Public Offering by the Debenture Maturity Date, then the conversion price would be $0.50 per share. In addition, upon conversion, the investors would receive one five year Class A and one five year Class B warrant for every common share received through conversion. The Class A and Class B warrants have exercise prices of $1.50 and $2.00 per share, respectively.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

The relative fair value of the Additional Shares at the time of issuance, determined by management to be $73,100, was recorded as a debt discount and was amortized over the term of the notes. In addition, the Company entered into a registration rights agreement with each investor which provided that the Company was required to file a registration statement with the SEC registering the Additional Shares and the shares of Common Stock underlying the Debentures within forty-five (45) days of April 25, 2008 (the “Filing Date”).

Pursuant to an Amended and Restated Selling Agreement (“Selling Agreement”) by and between the Company and a licensed broker-dealer, the Company paid cash commissions of $50,300 to the broker-dealer equal to 10% of the gross proceeds raised in the offering. At the closing, the Company issued the broker-dealer five-year warrants to purchase, at an exercise price of $1.00 per share, shares of Common Stock equal to 10% of the Additional Shares sold by the broker-dealer in the offering, or 50,300 shares of Common Stock (“Broker-Dealer Warrants”). The warrants contain cashless exercise provisions which are settled in shares and provide for piggy-back registration rights. The fair value of the broker-dealer warrants at the time of grant, determined by management to be $2,100 in the aggregate, was recorded as a deferred financing cost and was amortized over the term of the notes.

In March 2009, the maturity date of the July 2008 convertible debentures were extended to the earlier of completion of a public offering of at least $5.0 Million or December 31, 2009. No other terms of the July 2008 convertible debentures were changed and no incentives were provided to the investors. The extension of the conversion feature did not result in an accounting impact since the conversion feature was contingent and non-operative.

The principal balance and accrued interest due on the outstanding July 2008 convertible debentures was $0 and $586,150 as of December 31, 2010 and 2009, respectively.

At the maturity date of December 31, 2009, the convertible debentures became convertible into shares and warrants although the Company did not exchange the debentures at that time. Since the warrants were then issuable, the Company recorded a charge to interest expense of $17,663 representing the incremental impact of allocating proceeds to the warrants on a relative fair value basis. The corresponding credit was recorded to additional paid in capital.

The Company was unable to repay the July 2008 convertible debentures as of the extended due date and defaulted as of December 31, 2009. The convertible debentures and accrued interest were exchanged for common stock in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

Non-convertible Promissory Notes

The Company entered into an agreement with AICCO, Inc. to finance Directors and Officers Insurance premiums for 2009. The amount financed in 2009 was $19,175. The Company entered into an agreement with AFCO to finance Directors and Officers Insurance premiums for 2010. The premium was $34,571. Both loans were financed over the course of each respective year and were paid in full at the respective year ends.

The Company entered into an agreement with AICCO, Inc. to finance malpractice insurance premiums for 2009. The premium was $11,640. The Company entered into an agreement with First Insurance Funding to finance malpractice insurance premiums for 2010. The amount financed in 2010 was $11,690. Both loans were financed over the course of each respective year and were paid in full at the respective year ends.

The Company entered into an agreement with U. S. Bank to finance the purchase of telephone/IT equipment on November 18, 2010. The amount financed was $64,157 at an annual interest rate of 5.69% with 60 monthly payments of $1,241. At December 31, 2010, the outstanding balance was $62,103.

NOTE 5.	ACCRUED COMPENSATION

On August 6, 2005, the Company entered into a verbal compensation agreement with a former key executive. The agreement provided for certain minimum compensation to be paid to the former executive not to exceed $10,000 per month. The compensation was due and payable for each month starting in August 2005 and ending in March 2007 but payment was deferred by the former key executive.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

In addition, eight other current and former key employees, including all of the Company’s officers, agreed to defer portions of their salaries during calendar years 2007 through 2009. Pursuant to the restructuring plan, the remaining unpaid balance of $376,547 was converted to common stock. Deferred compensation due employees as of December 31, 2010 and 2009 was $0 and $401,507, respectively, and is included in accrued compensation in the accompanying financial statements. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

NOTE 6.	CAPITAL LEASE OBLIGATIONS

At December 31, 2010 capital lease obligations consisted of the following:

$199,610 capital lease obligation on equipment. The lease bears interest at 9.65%, is payable monthly in principal and interest installments of $2,704 and matures in May 2018	$174,036

$69,200 capital lease obligation on equipment. The lease bears interest at 14.95%, is payable monthly in principal and interest installments of $1,644 and matures in May 2013	41,485

$57,750 capital lease obligation on equipment. The lease bears interest at 9.15%, is payable monthly in principal and interest installments of $1,203 and matures in May 2013	30,247

$55,500 capital lease obligation on equipment. The lease bears interest at 9.11%, is payable monthly in principal and interest installments of $1,628 and matures in April 2014	49,752

Total capital lease obligations	295,520
Less current maturities	61,644
Long-term portion	$233,876

The future minimum capital lease payments are as follows for the years ending December 31:

2011	$92,087
2012	92,087
2013	72,149
2014	40,934
2015	32,443
Thereafter	78,398

Total minimum lease payments	408,098
Less amount representing interest	(112,578)
Present value of minimum lease payments	295,520
Less current portion	(61,644)
Long-term obligations as of December 31, 2010	$233,876

NOTE 7.	RELATED PARTY TRANSACTIONS

Management Agreement

For the years ended December 31, 2010 and 2009, the Company operated under a Management Services Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which the Company provides certain non-medical management, administrative, marketing and support services and equipment as an independent contractor to the practice sites where William Kirby, D.O., Inc. provides or supervises laser tattoo and hair removal services. Under the agreement, William Kirby, D.O., Inc. retains sole responsibility for, and complete authority, supervision and control over, the provision of professional healthcare services performed by licensed medical professionals at the applicable practice sites as it deems, in its sole discretion, appropriate and in accordance with all applicable California state and Federal laws and regulations. William Kirby, D.O., Inc. employs and pays the medical staff providing the services under this arrangement. Pursuant to the agreement, patient funds are received and deposited into the bank account of William Kirby D.O., Inc. and the Company prepares and makes payments on behalf of William Kirby D.O., Inc. with respect to employee salaries, employment taxes and employee benefits.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

The agreement was amended on January 1, 2010 and extended for seven years with the following key terms and provisions:

●	Term: A seven (7) year initial term commencing on January 1, 2010 and ending on December 31, 2016.

●	Renewal Terms: Automatic renewal terms of five (5) years each.

●
Fee:  A management services fee to the Company of 73.5% of the gross revenues of William Kirby, D.O., Inc. The management fee was verified by a third party valuation firm as being reflective of the fair value of the services provided by the Company under the agreement in light of the time, cost, expense and business risk incurred by the Company thereunder, and is subject to adjustment to ensure the fee is reflective of fair market value based on an annual review performed by the parties. William Kirby D.O., Inc. owed the Company $74,646 in management services fees at December 31, 2010. This amount is presented as “Due from related party” on the accompanying financial statements.

●	Intellectual Property License: William Kirby, D.O., Inc. has a nonexclusive revocable license to use the name “Dr. Tattoff” owned by the Company.

●
Security Interest:  The Company has a security interest in the gross revenues, accounts receivable, cash and other accounts of the businesses, securing the payment and performance of the obligations of William Kirby, D.O., Inc. under the agreement.

Medical Director Agreement

Effective January 1, 2010, the Company entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which the Company receives administrative, consultative and strategic services from William Kirby, D.O. The initial term of the agreement is for five (5) years, to be followed by automatic renewal terms of five (5) years each. The agreement provides for an annual payment of $250,000 to William Kirby, D.O., Inc. for these services. At December 31, 2010, $20,833 was unpaid and is included in related party payables in the accompanying financial statements.

Shareholders Agreement:

Effective January 1, 2010, the Company entered into a Shareholders Agreement with William Kirby, D.O., Inc. and Dr. Kirby, pursuant to which, upon the occurrence of certain triggering events described below, Dr. Kirby is required to transfer his interest in William Kirby, D.O., Inc. to another licensed person or entity approved by the Company. Such triggering events include but are not limited to (i) the death or incapacity of Dr. Kirby, (ii) the loss of Dr. Kirby’s medical license, (iii) a breach of the obligations of William Kirby, D.O., Inc. and/or Dr. Kirby under the Amended and Restated Management Services Agreement or the Medical Director Agreement, (iv) the voluntary or involuntary transfer of Dr. Kirby’s interest in William Kirby, D.O., Inc., or (v) termination of the Amended and Restated Management Services Agreement in certain circumstances.

Related Party Payables

Related party payables consist of the following as of December 31, 2010 and 2009:

	2010	2009

Fees due under Medical Directors Agreement	$20,833	$-
Advances under Management Services Agreement	13,085	352,011

	$33,918	$352,011

Related Party Notes Payable

On November 15, 2007, the Company issued unsecured promissory notes to four members of the Company’s management (related parties, one of whom was an investor at the time of the November 2007 issuance but was subsequently appointed a director and Chairman of the board of directors of the Company on March 7, 2008), in the aggregate principal amount of $64,000. These notes matured on December 1, 2007 and had a stated interest rate of 8% per annum and a default interest rate of 18% per annum. The Company failed to repay the notes, triggering an event of default under the provisions of the notes and on December 20, 2007, all holders agreed to extend the maturity date of the notes to the earlier of (a) an additional six (6) months from December 1, 2007 or (b) five (5) business days from the date a registration statement registering the securities of the Company, or its successor entity in the event of a merger or other business combination, for public sale is declared effective by the SEC. In addition, each note holder waived any and all past defaults, late charges (including default interest rates) and penalties under the notes in their entirety. On May 30, 2008, the note holders agreed to further extend the notes to the earlier of: (a) December 1, 2008, or (b) sixty (60) calendar days from the date a registration statement registering the securities of the Company for public sale is declared effective by the SEC. In addition, the May 2008 amendment increased the applicable interest rate to 10% per annum beginning June 1, 2008. On March 30, 2009, the maturity date of the notes was further extended to December 31, 2009. At December 31, 2009, $64,000 remained unpaid and has been included in “Related Party Notes Payable” on the accompanying financial statements.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

In September and October 2008, the Company issued an additional fifteen notes to eight related parties with a principal balance of $43,402. These notes accrued interest at a rate of 12% per annum and matured on the earlier of (i) December 31, 2009; or (ii) sixty calendar days from the date a registration statement of the Company’s securities is declared effective by the SEC. At December 31, 2009, $43,402 remained unpaid and has been included in “Related Party Notes Payable” on the accompanying financial statements.

The Company was unable to repay the related party notes by their due dates and defaulted as of December 31, 2009. In August 2010, the combined total of the related party notes of $107,402 and accrued interest were exchanged for common stock. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

Note Conversions

On December 20, 2007, certain related parties holding unsecured promissory notes aggregating to $446,067 each agreed to convert the principal and accrued interest on the notes into an aggregate of 446,067 shares of the Company’s Common Stock on a one-to-one basis, including accrued interest. As additional consideration for the agreement to convert the notes into equity prior to the Merger, the Company issued the note holders five-year warrants to purchase an aggregate of 223,035 shares of Common Stock at the price of $1.25 per share, which was subsequently reduced to $1.00 per share in accordance with certain price protection provisions in the warrant agreement that were triggered by the Company’s issuance of convertible debt with a conversion price of $1.00 per share on December 28, 2007. The Company recorded $123,664 in interest expense for the fair value of the warrants issued as a result of the conversion inducements.

In accordance with ASC 815-40, Contracts in an Entity’s Own Equity, on January 1, 2009, the warrants were required to be reclassified from equity to liabilities as a result of the price protection provisions which resulted in a cumulative effect adjustment of $123,664 to reduce paid-in capital for the original value recorded for these warrants, a corresponding reduction in accumulated deficit of $116,944 and recording of the fair value of the warrant liability of $6,700 as of January 1, 2009. The fair value of the warrant liability was remeasured at December 31, 2009 and increased by $5,100 to report the change in fair value to $11,800.

The fair value of the warrant liability was remeasured at August 10, 2010 in conjunction with the restructuring plan, and decreased by $6,700 to report the change in fair value to $5,100. The warrants were surrendered as part of the restructuring plan. The fair value of the warrants at December 31, 2010 is $0.

Leases

Dr. William Kirby, the Company’s Medical Director and a member of the Board of Directors, is either the lessee or has personally guaranteed certain of the Company’s lease obligations. Dr. Kirby personally guaranteed three real estate leases associated with laser clinics the Company operates in Irvine, Encino and Beverly Hills, California.  Dr. Kirby also guaranteed certain of the Company’s equipment leases until they were refinanced in June 2008. The lasers and IPL devices currently used in three of the Company’s clinics are owned or leased by William Kirby, D.O., Inc. pursuant to various capitalized lease and/finance agreements with third party financing sources. In addition, under the management services agreement, the Company has the right, at any time, to purchase the equipment from William Kirby, D.O., Inc. at a purchase price of the amount outstanding, if any, under the applicable financing agreement. The Company has accounted for these leases as capital leases based on the agreement terms.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 8.	EQUITY

On March 1, 2009, 10,940 shares of the Series A Convertible Preferred Stock issued in connection with the February 11, 2008 merger between DRTATTOFF LLC and Lifesciences Opportunities Incorporated having a stated value of $1,094,000 were converted into 3,100,267 shares of Company common stock in accordance with the mandatory conversion feature of the application Certificate of Designation.

In December 2009, the Company issued 1,501,607 shares of common stock in a private offering of units, with each unit comprised of 100,000 shares of common stock and seven year warrants to purchase 35,000 shares of common stock at a purchase price of $.75 per share. The common stock issued and the shares underlying the warrants had piggy-back registration rights.  The registration rights were cancelled and the warrants were exchanged for 1,652,952 shares common stock in August 2010. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

In connection with the December 2009 offering, the Company paid a commission of $46,869 to the selling agent representing 10% of the aggregate proceeds of the units sold by the selling agent plus an expense allowance of $25,000.

Between August 10, 2010 and December 31, 2010, the Company sold 54,475,140 shares of common stock in a private offering at a purchase price of $0.052668 per share for gross proceeds of $2,869,096.  The Company paid $75,940 in legal fees to Company counsel and $50,000 in fees to counsel for the lead investor. The Company also paid a commission of $145,390 to the selling agent representing 10% of the aggregate proceeds of the shares sold by the selling agent. The Company also paid $12,500 for the selling agent’s legal fees. At December 31, 2010, the Company had a receivable for stock purchased in the offering in the amount of $61,000, which is included as a reduction in shareholders equity in the accompanying financial statements. The Company received payment for the subscriptions in January 2011.

On August 10, 2010, the Company issued 17,588,344 shares of common stock in connection with its restructuring. See discussion at Note 1, Organization and Nature of Operations – Reorganization Program and Troubled Debt Restructuring.

Warrants

At December 31, 2010 and 2009, warrants outstanding were as follows:

	Number of Shares under Warrants	Weighted Average Exercise Price
Warrants outstanding at January 1, 2009	1,642,193	$1.04
Warrants granted	525,563	.75
Warrants expired or cancelled	-	-
Warrants outstanding at December 31, 2009	2,167,756	.61
Warrants granted	-	-
Warrants expired or cancelled	(1,557,753)	.58
Warrants outstanding at December 31, 2010	610,003	$.31

The following table summarizes information about warrants outstanding at December 31, 2010:

Number of Shares Under Warrants	Range of Exercise Prices	Expiration Date	Weighted Average Exercise Price
481,283	$.05-1.25	2012	$.31
128,720	$.28-1.00	2013	$.34
610,003			$.31

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

At December 31, 2010, the Company leased its Beverly Hills, Encino and Irvine clinics from William Kirby, D.O., Inc, a related party. William Kirby D.O is the named lessor under these leases that expire through 2013 and Dr. William Kirby, the sole shareholder of William Kirby D.O., personally guaranteed the lessor’s obligations under these leases. At December 31, 2010, the Company leased its clinic located in Montclair, California from a third party. The Montclair lease expires in 2016. Lease agreements, in addition to base rentals, generally are subject to annual escalation provisions that range from 3% to 4% and options to renew ranging from 3 years to 5 years.

The aggregate minimum future payments required on the operating leases are as follows for the years ending December 31:

2011	$205,170
2012	141,221
2013	274,972
2014	39,923
2015	41,121
Thereafter	12,089

$714,496

Rent expense was $175,069 and $162,738 for the years ended December 31, 2010 and 2009, respectively.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

NOTE 10.	INCOME TAXES

The Company accounts for income taxes under the provisions of ASC 740, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.

The components of the provision for income taxes for the years ended December 31, 2010 and 2009 is comprised of the following:

	2010	2009

Current
Federal	$–	$–
State	800	800
	800	800
Deferred
Federal	–	–
State	–	–

Total	$800	$800

The difference between income taxes at statutory rates and the amount presented in the financial statements is a result of the following for the years ended December 31, 2010 and 2009:

	2010	2009

Computed expected income tax benefit at federal statutory rates	34%	34%
Addition to (reduction in) income taxes resulting from:
State income taxes, net of federal benefit	6%	6%
Other	4%	-
Change in valuation allowance	(44%)	(40%)

Total	0%	0%

Deferred taxes arise because of temporary differences in the book and tax bases of certain assets and liabilities. Significant components of deferred taxes at December 31, 2010 and 2009 are set forth below:

	2010	2009

Net operating loss carryforwards	$862,000	$1,414,000
Other	473,000	165,000
Less valuation allowance	(1,335,000)	(1,579,000)

Net deferred tax assets	$–	$–

The Company has federal and state tax net operating loss carryforwards of approximately $2,200,000 and $2,000,000, respectively, both of which will begin expiring in 2028. The amount of net operating loss carry forward that can be used in any one year may be limited by significant changes in ownership as defined by section 382 of the Internal Revenue Code and similar state tax laws.

In assessing the realizability of deferred tax assets, management considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the Company’s history of continuing operating losses, realization of its deferred tax assets does not meet the “more likely than not” criteria under ASC 740. Accordingly, the Company has recorded a 100% valuation allowance to offset the net deferred tax assets at December 31, 2010 and 2009. For the years ended December 31, 2010 and 2009, the Company’s change in valuation allowance was approximately $244,000 and $407,000, respectively.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2010 and 2009

The Company will recognize interest and penalties related to unrecognized tax benefits and penalties as income tax expense. As of December 31, 2010, the Company has not recognized liabilities for penalties and interest as the Company does not have liabilities for unrecognized tax benefits. The Company’s income tax returns are subject to examination by the taxing authorities, generally 3 years for federal and 4 years for state (California).

NOTE 11.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through October 4, 2011, which is the date of the issuance of these financial statements.

The Company opened a clinic in Montclair, California in February 2011. The Montclair clinic operates under the existing Management Services Agreement with William Kirby, D.O., Inc. (Note 7). The Company spent approximately $270,000 on leasehold improvements and equipment in opening the clinic.

The Company opened a clinic in Dallas, Texas in June 2011. The Dallas clinic is operated directly by the Company and has an independent contractor agreement with a physician to provide medical supervision. The Company spent approximately $230,000 on leasehold improvements and equipment in opening the clinic.

In February 2011, the Company amended its certificate of incorporation to increase the number of authorized shares to 200,000,000 consisting of 180,000,000 shares of common stock, par value $.0001 per share and 20,000,000 shares of preferred stock. Series A preferred stock may be created and issued from time to time, with such designations, preferences, rights and restrictions as shall be stated in resolutions adopted by the Board of Directors,

In February 2011, the Company issued 98,257 shares of common stock in lieu of payment of $5,175 for consulting services and in April 2011, the Company issued 104,428 shares of common stock in lieu of payment of $5,500 for consulting services.

In March 2011, the Company issued warrants to purchase 901,879 shares of common stock at a purchase price of $.053 per share. The warrants were issued pursuant to a services agreement and expire on July 26, 2015. The Company estimated the fair value of the warrants issued based upon the application of the Black-Scholes option pricing model using the following assumptions: value of common share of $.052668, expected life of five years; risk free interest rate of 2.22%; volatility of 74% and expected dividend yield of zero. The initial estimated fair value was approximately $27,900.

In April 2011, the Company adopted its 2011 Long-Term Incentive Plan to provide grants of equity for the purpose of enabling the Company to grant a range of equity incentives to directors, officers, employees, consultants, and other service providers of the Company and its affiliates. The Board of Directors granted options to purchase up to 7,820,000 shares of common stock to current directors, officers and managers of the Company. The options vest over a period of between three and five years and are exercisable at a price of $.052668 per share. A total of 1,704,000 shares vested immediately and the holders exercised the options in June 2011. The Company recorded compensation expense of approximately $55,000 in 2011 related to the options granted.

In April 2011, the Company issued 2,400,000 shares of common stock to directors pursuant to the Company’s 2011 Long-Term Incentive Plan. The Company recorded compensation expense of $126,000 in 2011 related to the stock grant. In June 2011, the Company issued 1,704,000 shares of common stock to officers and directors upon exercise of stock options previously granted. The Company received cash proceeds of $89,746.

On August 1, 2011, the Company and Chicago Investments, Inc. amended the common stock purchase option agreement they had entered into as of January 21, 2011. In connection with the amendment, Chicago Investments, Inc. assigned its right to exercise the option with respect to 4,746,715 shares to CIBC Trust Company (Bahamas) Limited (“CIBC”) and the Company agreed to extend the term of the original option until August 10, 2012. On August 10, 2011, CIBC exercised the option and purchased 4,746,715 shares of the Company’s common stock for a purchase price of $250,000.

DR. TATTOFF, INC.

INDEX TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

DR. TATTOFF, INC.
BALANCE SHEET
June 30, 2011
(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$721,922
Due from related party	140,977
Prepaid expenses and other current assets	88,018
Total current assets	950,917

PROPERTY AND EQUIPMENT, net	891,969
OTHER ASSETS	41,225

Total assets	$1,884,111

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$455,973
Accrued expenses and other liabilities	225,108
Accrued interest	11,794
Notes payable, current portion	77,051
Related party payable	25,249
Accrued compensation	149,256
Capital lease obligations, current portion	64,894
Total current liabilities	1,009,325

LONG-TERM LIABILITIES
Capital lease obligations, net of current portion	205,194
Note payable, net of current portion	108,841
Total liabilities	$1,323,360

COMMITMENTS AND CONTINGENCIES (note 10) SHAREHOLDERS’ EQUITY
Preferred stock, 20,000,000 shares authorized, none issued or outstanding at June 30, 2011	-
Common stock, $.0001 par value, 180,000,000 authorized, and 92,847,157 issued and outstanding at June 30, 2011	9,284
Additional paid-in capital	3,886,001
Accumulated deficit	(3,334,534)

Total shareholders’ equity	560,751

Total liabilities and shareholders’ equity	$1,884,111

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC.
STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2011
(Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010

REVENUES FROM RELATED PARTY	$1,378,662	$961,670

OPERATING COSTS AND EXPENSES
Management service expenses	722,514	518,171
General and administrative expenses	1,384,652	633,745
Marketing and advertising	389,279	73,446
Depreciation and amortization	94,740	66,601

LOSS FROM OPERATIONS	(1,212,523)	(330,293)

CHANGE IN FAIR VALUE OF WARRANTS	684	-
INTEREST EXPENSE	(29,492)	(117,768)

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,241,331)	(448,061)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(1,241,331)	$(448,061)

BASIC AND DILUTED LOSS PER COMMON SHARE
APPLICABLE TO COMMON SHAREHOLDERS
CONTINUING OPERATIONS	$(.01)	$(.03)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(.01)	$(.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC AND DILUTED	89,437,752	14,824,036

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
Six Months Ended June 30, 2011
(Unaudited)

	Common Stock
	Shares	Stated Value	Additional Paid- in Capital	Stock Subscriptions Receivable	Accumulated Deficit	Total Shareholders’ Equity

BALANCE – December 31, 2010	88,540,472	$8,854	$3,565,408	$(61,000)	$(2,093,203)	$1,420,059

Consulting services paid in stock	202,685	20	10,655	-	-	10,675
Warrants issued for consulting service	-	-	27,900	-	-	27,900
Receipt of funds for stock subscription	-	-	-	61,000	-	61,000
Stock issued as compensation	2,400,000	240	126,164	-	-	126,404
Stock compensation expense	-	-	66,298	-	-	66,298
Stock options exercised	1,704,000	170	89,576	-	-	89,746
Net loss	-	-	-	-	(1,241,331)	(1,241,331)

BALANCE – June 30, 2010	92,847,157	$9,284	$3,886,001	$-	$(3,334,534)	$560,751

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC.
STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2011
(Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,241,331)	$(448,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	94,740	66,601
Stock compensation expense	192,702	-
Consulting services paid for in stock and warrants	38,575	-
Change in warrant liability	(684)	27,016
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(76,934)	12,269
Other assets	(20,272)	783
Accounts payable	265,513	91,605
Accrued interest	11,600	0
Accrued expenses and other liabilities	31,987	47,025
Net cash used in operating activities	(704,104)	(202,766)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(540,560)	(1,758)
	-	-
Net cash used in investing activities	(540,560)	(1,758)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on capital lease obligations	(25,432)	(19,962)
Principal payments on notes payable	(15,399)	(26,005)
Proceeds from exercise of stock options	89,746	-
Cash received from stock subscription receivable	61,000	-
Net cash provided by (used in) financing activities	109,915	(45,967)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,134,750)	(250,491)

CASH AND CASH EQUIVALENTS – beginning of period	1,856,671	280,862
CASH AND CASH EQUIVALENTS – end of period	$721,922	$30,371

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$3,442	$838
Taxes	800	-

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Acquisition of fixed assets by assuming liabilities	$118,495	$-

The accompanying notes are an integral part of these financial statements.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

NOTE 1.	ORGANIZATION AND NATURE OF OPERATIONS

Organization

Dr. Tattoff, Inc. (the “Company”), a Florida Corporation, provides marketing and practice management services to licensed physicians who primarily perform laser tattoo removal services. The Company operates under a management services agreement with a contracting physician in three locations in Southern California whereby the Company provides management, administrative, marketing and support services, insurance, equipment and the clinical site and the contracting physician’s medical personnel provide laser tattoo removal services.

In February 2008, the Company completed a reverse merger with a “public shell” company, and became an SEC registrant. The Company filed a Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, but subsequently failed to file any Form 10-Qs or Form 10-Ks. On March 16, 2010, the Company filed a Form 15 with the SEC to terminate its registration under section 12(g) of the Exchange Act.

Reorganization Program and Troubled Debt Restructuring

In March 2010, the Board of Directors of the Company approved an informal plan of reorganization (the “Plan”). The purpose of the Plan was to allow the Company to reorganize its affairs in connection with a financing proposal, which was intended to provide the necessary capital to add additional operating clinics and meet the Company’s immediate working capital needs. The Plan emphasized restructuring of the Company’s common stock ownership, a restructuring of its indebtedness to management, shareholders and other insiders, and a cancellation and/or conversion of its indebtedness to third parties including vendors and note holders. The plan was substantially completed as of December 31, 2010.

Going Concern

The accompanying condensed financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the ordinary course of business. At June 30, 2011, the Company has accumulated losses approximating $3,335,000, and has not yet produced operating income or positive cash flow from operations. The Company’s ability to continue as a going concern is predicated on its ability to raise additional capital, increase sales and margins, and ultimately achieve sustained profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management believes that the Company will need to continue to raise additional outside capital to expand the number of clinics in operation and reduce the level of professional fees it incurs to address its losses and ability to continue to operate. The Company intends to raise additional capital and continue opening additional clinics to achieve this goal.

The Company’s 2010 restructuring eliminated the majority of the Company’s debt and other obligations which had served as a barrier in the Company’s earlier attempts to raise equity capital. In addition, the Company expanded its Board of Directors to include individuals with substantial experience in raising capital and numerous relationships that may assist the Company in achieving its goals. In the event that the Company is unsuccessful in raising adequate equity capital, management will attempt to reduce losses and preserve as much liquidity as possible. Steps management would likely take would include limiting capital expenditures, reducing expenses and leveraging the relatively few assets that it owns without encumbrance.  A reduction in expenses would likely include personnel costs, professional fees, and marketing expenses. While management would attempt to achieve break-even or profitable operations through these steps, there can be no assurance that it will be successful.

General

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Accordingly, the results of operations for the six-month periods ended June 30, 2011 and 2010 are not necessarily indicative of the results that may be expected for the full year.

Related Parties

When the Company has non-convertible debt obligations to certain related parties and that liability is extinguished by the creditor accepting equity securities (such as Common Stock) of the Company with an estimated fair value significantly less than the net carrying amount of the debt instrument, GAAP requires such transactions to be accounted for as in substance capital contributions. Thus, the excess of the debt instrument’s net carrying amount over the estimated fair value of the equity securities in such extinguishment transactions is credited to additional paid-in capital.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reverse Merger Accounting

Since former Company security holders owned, after the Merger, approximately 76% of the combined company’s shares of Common Stock, and as a result of certain other factors, including that all members of the executive management of the combined company are from the Company, the Company is deemed to be the accounting acquirer for financial accounting reporting purposes and the transaction was accounted for as a public shell reverse merger and a recapitalization of the Company in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These financial statements reflect the historical results of the Company prior to the Merger and that of the combined company following the Merger, and do not include the historical financial results of Lifesciences prior to the completion of the Merger. Membership Units and the corresponding capital amounts of the Company pre-Merger have been retroactively restated as capital stock shares reflecting the exchange ratio in the Merger.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The Company adopted the fair value measurement and disclosure requirements of ASC 820, Fair Value Measurements and Disclosure for financial assets and liabilities measured on a recurring basis. ASC 820 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. This standard applies in situations where other accounting pronouncements either permit or require fair value measurements. ASC 820 does not require any new fair value measurements.

Fair value is defined in ASC 820 as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:
Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets and liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments include cash and cash equivalents, prepaid expenses, security deposits, accounts payable, accrued expenses, and capital lease obligations and notes payable. Management believes that the fair value of these financial instruments approximates their carrying amounts at June 30, 2011 based on current market indicators, such as prevailing interest rates and the short-term maturities of such financial instruments.

The fair value of other financial instruments, which consist primarily of the Company’s derivative liabilities, were estimated utilizing a Black-Scholes option-pricing model as further described in Note 8.

Management believes it is not practical to estimate the fair value of related party financial instruments (payables and receivables) because the transactions cannot be assumed to have been consummated at arm’s length, there are no quoted market values available for such instruments, and an independent valuation would not be practicable due to the lack of data regarding similar instruments (if any) and the associated potential cost.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Long-lived Assets

Long-lived assets are reviewed for impairment in accordance with ASC No. 360 “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded on long-lived assets when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of the impairment review, assets are reviewed on an asset-by-asset basis. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of each asset to future net cash flows on an undiscounted basis expected to be generated by such asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets on an undiscounted basis exceeds the fair value of the assets.

The major long-lived assets of the Company are the lasers and IPL devices. While the Company has sustained losses, the clinics where the lasers and IPL devices are located are profitable. As a result, recoverability of assets to be held and used is measured by a comparison of the carrying amount of each asset to future net cash flows on an undiscounted basis expected to be generated by such asset in each clinic. There were no impairments of long-lived assets at June 30, 2011 and 2010.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. The Company uses the following estimated useful lives for computing depreciation expense: furniture and fixtures, 7 years; medical equipment, 7 years; other equipment, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method based on the lesser of the useful life of the improvement or the lease term, which is typically five years or less. The Company expenses repair and maintenance costs as incurred.

Derivative Financial Instruments

Derivative instruments are initially recorded at estimated fair value and are then revalued at each reporting date with changes in the estimated fair value reported as charges or credits to income.

Revenue Recognition

The Company’s revenues are derived from management services provided to William Kirby D.O., Inc., a related party. The Company provides nonmedical services and facilities based on contractual prices established in advance that extend continuously over a set time for a fixed percentage of the contracting physician’s gross revenues (as defined in the Management Services Agreement - See Note 7) with no upfront fees paid by William Kirby D.O., Inc.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Under the management service agreement with William Kirby D.O., Inc, there is no right to refund or rejection of services. The Company recognizes revenue when the following criteria of revenue recognition are met: (1) persuasive evidence that an arrangement exists; (2) delivery has occurred or services rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. Management services fees are paid by the contracting physician to the Company on a bi-weekly basis as earned, which is when the Company has substantially performed management services pursuant to the terms of the management services agreement with William Kirby D.O., Inc.

Advertising Costs

Advertising costs are expensed as incurred. For the periods ended June 30, 2011 and 2010, advertising expense was $201,600 and $0, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FASB Accounting Standards Codification (“ASC”) Topic 740 “Income taxes.”  Under ASC 740, deferred income taxes are recognized to reflect the tax consequences in future years for the differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided to reduce net deferred tax assets to amounts that are more likely than not to be realized.

The Company has incurred tax net operating losses since inception and, accordingly, has a deferred tax asset related to such tax net operating loss carryforwards. The Company has provided a 100% valuation allowance on such deferred tax asset at June 30, 2011 and 2010.

The Company accounts for uncertainty in income taxes in accordance with ASC 740-10, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. The Company has recognized no tax related interest or penalties since the adoption of ASC 740-10. As of June 30, 2011, the open tax years of the Company were 2006 to 2010.

Earnings Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution, using the treasury stock method, that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. In computing diluted earnings per share, the treasury stock method assumes that outstanding options are exercised and the proceeds are used to purchase common stock at the average market price during the period. Options will have a dilutive effect under the treasury stock method only when the Company reports net income and the average market price of the common stock during the period exceeds the exercise price of the options. Options and conversions of convertible debt instruments were not included in computing diluted earnings per share for the six months ended June 30, 2011 and 2010, respectively because their effects were antidilutive.

Accounting for Stock Options

The Company measures stock-based compensation expense at the grant date, based on the fair value of the award, and recognizes the expense over the employee’s requisite service (vesting) period using the straight-line method. The measurement of stock-based compensation expense is based on several criteria including, but not limited to, the valuation model used and associated input factors, such as expected term of the award, stock price volatility, risk free interest rate and forfeiture rate. Certain of these inputs are subjective to some degree and are determined based in part on management’s judgment. The Company recognizes the compensation expense on a straight-line basis for its graded vesting awards. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. However, the cumulative compensation expense recognized at any point in time must at least equal the portion of the grant-date fair value of the award that is vested at that date. As used in this context, the term “forfeitures” is distinct from “cancellations” or “expirations”, and refers only to the unvested portion of the surrendered equity awards.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates include those related to the realization of long-lived assets, deferred income tax asset valuation allowances, and the valuation of equity instruments issued.

Concentrations

Financial instruments that subject the Company to credit risk consist primarily of cash and revenues. The Company’s cash is maintained at financial institutions in the United States. These accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”). At times, such balances may be in excess of the amounts insured by the FDIC. The Company has not experienced any losses on such accounts and believes it is not exposed to any significant credit risks on cash.

Substantially all of The Company’s revenues in 2011 and 2010 were derived from a management services agreement relating to the Company’s California clinics pursuant to a management services agreement with William Kirby D.O., Inc. If the Company’s management services agreement is terminated for any reason or William Kirby, D.O., Inc. defaults on its obligations thereunder, the Company’s operating results, cash flows and financial performance may be adversely affected and the Company may need to negotiate and enter into a new agreement with a qualified physician. Although the Company’s management services agreement provides the Company with the right to approve a replacement contracting physician upon termination or default, the Company can give no assurance that it will be able to expeditiously identify and contract with a qualified replacement physician on commercially reasonable terms or at all. The termination of the Company’s  management services arrangement could have a material adverse effect on the Company’s financial condition, cash flows and results of operations.

Significant Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2010-6, Improving Disclosures About Fair Value Measurements, (ASU 2010-6). The ASU amends Codification Topic 820, Fair Value Measurements and Disclosures to add new disclosure requirements for transfers into and out of Levels 1 and 2 fair value measurements, as well as separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 fair value measurements. ASU 2010-6 also clarifies existing fair value disclosures regarding the level of disaggregation and inputs and valuation techniques used to measure fair value. ASU 2010-6 is effective for the first reporting period (including interim periods) beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. ASU 2010-6 only adds new disclosure requirements and as a result, the Company does not expect its adoption to have an impact on its future financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2011	December 31, 2010

Equipment	$953,997	$624,548
Furniture and fixtures	69,045	47,595
Leasehold improvements	427,379	124,001
	1,450,221	796,144
Less accumulated depreciation	(558,252)	(468,490)

Long-term portion	$891,969	$327,654

Depreciation expense was $94,740 and $66,601 for the six months ended June 30, 2011 and 2010, respectively.

Assets under capital leases (gross) were $573,946 and $510,951 as of June 30, 2011 and December 31, 2010, respectively. Amortization expense recorded for the assets under capital leases amounted to $41,121 and $41,329 for the six months ended June 30, 2011 and 2010, respectively.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

NOTE 4.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	June 30, 2011	December 31, 2010

Accrued registration penalties	$18,824	$18,824
Accrued expenses	115,593	133,098
Taxes payable	800	18,436
Investment banking fees payable	39,998	39,998
Warrant liability	8,251	8,935
Advance customer payments	40,873	-

	$225,108	$219,291

NOTE 5.	ACCRUED COMPENSATION

Accrued compensations consists of the following:

	June 30, 2011	December 31, 2010

Accrued vacation	$101,317	$86,260
Accrued payroll	47,939	27,663

	$149,256	$113,923

NOTE 6.	NOTES PAYABLE

Notes payable consist of the following:

	June 30, 2011	December 31, 2010

Financed insurance premiums	$25,836	$-
Equipment promissory note	160,055	62,103
	185,891	62,103
Less current portion	(77,051)	(11,446)

	$108,841	$50,657

NOTE 7.	RELATED PARTY TRANSACTIONS

Management Agreement

The Company and William Kirby D.O., Inc. operate under a management agreement entered into effective January 1, 2010, whereby the Company provides technical, management, administrative, marketing, support services and equipment to the sites where William Kirby D.O., Inc. provides or supervises tattoo removal services. The agreement covers all four laser centers in southern California operated by the Company. At June 30, 2011, the Company had a $140,977 receivable due from William Kirby D.O., Inc.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

Medical Director Agreement

Effective January 1, 2010, the Company entered into a Medical Director Agreement with William Kirby, D.O., Inc. and Dr. Kirby, under which the Company receives administrative, consultive and strategic services from William Kirby, D.O.  The initial term of the agreement is for five years, to be followed by automatic renewal terms of five years each.  The agreement provides for an annual payment of $250,000 to William Kirby, D.O. for these services.

Lease Guarantees

William Kirby, D.O., Inc. is the named lessor under the leases for the clinics located in Beverly Hills and Encino, California. Dr. Kirby personally guaranteed the lessor’s obligations under these leases. On July 21, 2011, the Company transferred its operations from a clinic located in Irvine, California to a clinic located in Santa Ana, California. William Kirby, D.O., Inc. was the named lessor under the lease for the clinic located in Irvine, California, and Dr. Kirby personally guaranteed the lessor’s obligations under such lease. The Company is the named lessor under the lease for the clinics located in Montclair and Santa Ana, California and the lease for the clinic in Dallas, Texas.

Related Party  Payable

Related party payable consists of amounts due to William Kirby, D.O., Inc. under the Medical Directors Agreement and Management Services Agreement. The balance outstanding at June 30, 2011 included $20,833 due on the Medical Directors Agreement and $4,416 due on the Management Services Agreement.

NOTE 8.	SHAREHOLDERS’ EQUITY

Common Stock

In February 2011, the Company issued 98,257 shares of common stock in lieu of payment of $5,175 for consulting services and in April 2011 the Company issued 104,428 shares of common stock in lieu of payment of $5,500 for consulting services.

Stock Options

In April 2011, the Company adopted its 2011 Long-Term Incentive Plan to provide grants of equity for the purpose of enabling the Company to grant a range of equity incentives to directors, officers, employees, consultants, and other service providers of the Company and its affiliates. The Board of Directors granted options to purchase up to 7,820,000 shares of common stock to current directors, officers and managers of the Company. The options vest over a period of between three and five years and are exercisable at a price of $.052668 per share. On June 1, 2011, the Company issued 250,000 non-qualified stock options to five members of the medical advisory board, each with an exercise price of $.05. A total of 1,704,000 shares vested immediately and the holders exercised the options in June 2011. The Company recorded compensation expense of approximately $66,000 in 2011 related to the options granted. In April 2011, the Company issued 2,400,000 shares of common stock to directors pursuant to the Company’s 2011 Long-Term Incentive Plan. The Company recorded compensation expense of approximately $126,000 in 2011 related to the stock grant. Compensation expense related to stock options and grants is included in generate and administrative expenses in the in the Company’s statement of operations.

In June 2011, the Company issued 1,704,000 shares of common stock to officers and directors upon exercise of stock options previously granted. The Company received cash proceeds of $89,746 from the exercise transactions.

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

The following table summarizes stock option activity for the six months ended June 30, 2011:

	Number of Options	Weighted Average Option Price
Outstanding at December 31, 2010	-	-
Granted	8,070,000	$.05
Exercised	(1,704,000)	$.05
Forfeited or expired	-	-

Outstanding at June 30, 2011	6,366,000	$.05

Warrants

In March 2011, the Company issued warrants to a third party to purchase 901,879 shares of the Company’s common stock at a purchase price of $.053 per share. The warrants were issued pursuant to a services agreement and expire on July 26, 2015. The Company estimated the fair value of the warrants issued based upon the application of the Black-Scholes option pricing model using the following assumptions: value of common share of $.052668, expected life of five years; risk free interest rate of 2.22%; volatility of 74% and expected dividend yield of zero. The estimated fair value at issuance of $27,900 was recognized as consulting services on the statement of operations and additional paid-in capital on the balance sheet.

At June 30, 2011 and 2010, warrants outstanding were as follows:

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Beginning Balance	610,003	$.31	2,167,755	$1.04
Warrants issued	901,879	.053	-	-
Warrants expired or cancelled	-	-	-	-

Ending Balance	1,511,882	$.16	2,167,755	$1.04

The following table summarizes information about warrants outstanding at June 30, 2010:

Warrants Outstanding and Exercisable
Number of Shares Under Warrants	Range of Exercise Prices	Expiration Date	Weighted Average Exercise Price
481,283	$0.05-1.25	2012		$.31
128,720	0.28-1.00	2013		$.34
901,879	.05	2015		$.05
1,511,882	$.05-1.25		$	. 16

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its office space under noncancelable operating lease agreements expiring on various dates through July 2016. The Company leases its Beverly Hills and Encino, California clinics and Irvine, California office from William Kirby, D.O., Inc, a related party. William Kirby D.O is the named lessor under these leases and Dr. William Kirby, the sole shareholder of William Kirby D.O., personally guaranteed the lessor’s obligations under these leases, which expire through 2013. The Company leases the clinics located in Santa Ana and Montclair, California and Dallas, Texas from unrelated third parties. These leases expire through 2016. Lease agreements, in addition to base rentals, generally are subject to annual escalation provisions that range from 3% to 4% and options to renew ranging from 3 years to 5 years. As of June 30, 2011, the approximate aggregate minimum future payments required on the operating leases are as follows:

July 1 through December 31, 2011	$141,863
2012	236,674
2013	372,314
2014	140,474
2015	144,217
2016	39,705

$1,075,245

Rent expense was $108,872 and $88,166 for the six months ended June 30, 2011 and 2010, respectively.

Capital Lease Obligations

At June 30, 2011 capital lease obligations consisted of the following:

$199,610 capital lease obligation on equipment. The lease bears interest at 9.65%, is payable monthly in principal and interest installments of $2,704 and matures in May 2018	$165,956

$69,200 capital lease obligation on equipment. The lease bears interest at 14.95%, is payable monthly in principal and interest installments of $1,644 and matures in May 2013	37,997

$57,750 capital lease obligation on equipment. The lease bears interest at 9.15%, is payable monthly in principal and interest installments of $1,203 and matures in May 2013	25,291

$55,500 capital lease obligation on equipment. The lease bears interest at 9.11%, is payable monthly in principal and interest installments of $1,628 and matures in April 2014	40,844

Total capital lease obligations	270,088
Less current maturities	64,894

Long-term portion	$205,194

DR. TATTOFF, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2011
(Unaudited)

As of June 30, 2011, the future minimum capital lease payments are as follows:

July 1 through December 31, 2011	$46,043
2012	92,087
2013	72,149
2014	40,934
2015	32,443
Thereafter	32,354
Total minimum lease payments	362,053
Less amount representing interest	(91,965)
Present value of minimum lease payments	270,088
Less current installments	(64,894)

Long-term obligations as of June 30, 2011	$205,194

NOTE 10.	SUBSEQUENT EVENTS

On August 1, 2011, the Company and Chicago Investments, Inc. amended the common stock purchase option agreement they had entered into as of January 21, 2011. In connection with the amendment, Chicago Investments, Inc. assigned its right to exercise the option with respect to 4,746,715 shares to CIBC Trust Company (Bahamas) Limited (“CIBC”) and the Company agreed to extend the term of the original option until August 10, 2012. On August 10, 2011, CIBC exercised the option and purchased 4,746,715 shares of the Company’s common stock for a purchase price of $250,000.